Form 10-K405, Exhibit 13
period 1996-12-31
SUBURBFED FINANCIAL CORP
filed 1997-03-28
CIK 881397

                                    Annual
                                    Report
                                    ------
                                     1996





                              [Photo of rafters]




                               A Strong Bank,
                                 Helping to
                           Build Strong Communities

                                  SuburbFed
                               Financial Corp.

Corporate
  PROFILE
  -------

OUR HISTORY. SuburbFed Financial Corp., headquartered in Flossmoor, Illinois, is the holding company for Suburban Federal Savings, a Federal Savings Bank. Suburban Federal Savings was founded in 1910 as the Harvey Building & Loan. On March 3, 1992, the Bank converted from a federally chartered mutual association to a stock savings bank. The Bank operates twelve offices: nine in Chicago's Southland, and one each in Southeast DuPage County, Northwest Indiana, and the Hegewisch neighborhood of Chicago.

OUR BUSINESS. Suburban Federal's main business activities are attracting retail deposits and investing these funds primarily in residential mortgages. Suburban serves over 33,000 customers with a range of retail banking services--insured checking, savings, certificate, and retirement accounts, in addition to loans and credit cards. Assets at December 31, 1996, were $404 million. Additionally, non-insured investment products are made available through the Bank's subsidiary, Suburban Insurance Resources Agency, Inc.

OUR COMPETITIVE EDGE. Suburban Federal offers "Security, Convenience, Personal Service" to its customers. The Bank was voted "Best Savings & Loan of Chicago's Southland" for the fourth consecutive time. Five of the Bank's branches are located inside Walt's Food Centers and offer convenient service with extended hours six days a week. Excellence in customer service is a priority at Suburban Federal, and employees receive training and recognition for quality service.

About the
  COVER
  -----

SuburbFed continues its commitment to building strong communities by making mortgage loans and increasing opportunities for home ownership.

  Table of
CONTENTS
--------

Letter to Shareholders..................      2
Highlights of 1996......................      4
Selected Consolidated Financial
  Information...........................      6
Directors and Officers..................      9
Management's Discussion and Analysis....     10
Independent Auditor's Report............     19
Consolidated Financial Statements.......     20
Notes to Consolidated Financial
  Statements............................     24
Office Locations........................     41
Corporate Information...................     42
Stock Market & Dividend Information.....     42

   Letter to
SHAREHOLDERS
------------

To Our Shareholders:

                   The results of 1996 are now history, and
[Picture of        Management and the Board of Directors are
 Vernon Vollbecht] pleased with the progress made by the      [Picture of Daniel
                   Company during the year.                     P. Ryan]
                   Externally, we are pleased with the
                   resolution of the SAIF(Savings Associations
                   Insurance Fund) deposit insurance issue.
                   While resolution of the insurance fund issue cost the company in excess of one million dollars after taxes, the ongoing impact is positive on an after-tax basis by over $300,000 per year.
Within four years, the Company will be better off. With the resolution of the SAIF issue, our savings institution will now have an almost level playing field as we compete for funds with other kinds of insured depositories.

With the deposit insurance crisis resolved, there is every reason to believe Congress will turn its attention to positive resolution of other differences between the various depository institutions and issues related to who regulates them. A simplification of the number and types of charters and of the number of regulators appears to be in the offing.

Internally, from a balance sheet perspective the year had two focuses. We were and are concerned with our level of administrative expense. We are further convinced that the highest attainable level of earnings is best served by a higher loan-to-deposit ratio.

During 1996--exclusive of the one-time charge for resolution of the SAIF issue-- administrative expense rose two percent despite an eleven percent increase in assets, a seven percent increase in deposits, and a 69% increase in mortgages outstanding. The Bank booked new mortgages totalling over $130 million during the year, as well as consumer loans of various kinds. Due in large part to this loan growth, earnings for 1996 (prior to the provision for the SAIF resolution) grew 14.8% compared to 1995.

From an organizational standpoint, four new directors joined the Board during the year. Directors Dance and Lowenthal were elected at the 1996 annual meeting to replace retiring Directors Rump and Zell. In October, with a recognition that we were again going to lose the wisdom of many years, we reluctantly accepted the resignation of veteran

--------------------------------------------------------------------------------
                                    A STRONG
director Wilbur Morrison. Wilbur's devoted service over a 32-year period has been an inspiration to those who have served with him. Dr. Paula Wolff, President of Governors State University, was named to fill the remainder of Mr. Morrison's unexpired term.

In November, the Board voted to increase its size from ten directors to eleven and elected Dr. Robert Genetski to the eleventh directors' seat. Dr. Genetski, Senior Managing Director of investment bank Chicago Capital, Inc., and Dr. Wolff bring excellent credentials and backgrounds to our Board.

The market treated the Company's stock well during the year. SuburbFed stock entered the year by trading between $16.50 to $18.00, or 80 to 88% of book value. By the end of 1996, the stock was trading in a range from $19.00 to $20.25 or 90 to 97% of book. We believe this 12 to 15% improvement in stock price is directly related to the positive accomplishments noted above. It is our firm belief that if the Company continues to do well--as we have done over the last few years--there is every reason to expect continued growth in shareholder value.

Our vision for 1997 is to continue to do more of the same positive things we did in 1996. Loan production will continue to be a major focus. While we do not intend to add as substantially to our portfolio, we are geared to a healthy level of loan production and have become adept at making loans for sale in the secondary market.

While we continue to focus on controlling operating expenses, Management and the Board are cognizant of the need to remain competitive and therefore responsive to the needs of our customers. The keynote of our success over the years has been the ability to provide the personal service our customers expect. We look forward to meeting these challenges in 1997 and beyond.

Sincerely,

[SIGNATURE]                                    [SIGNATURE]

Vernon Vollbrecht                              Daniel P. Ryan
Chairman                                       President and Vice Chairman

--------------------------------------------------------------------------------
                                   BANK. . .

        1996
HIGHLIGHTS
---------------------
[photo of rafters]

                                    The difference between a town and a
                                    community is much the same as the difference between a house and a home. A house is made of wood and metal and nails; the accents of love that fill the house make it a home. Cities and towns are filled with roads connecting buildings to each other; the human connections that bind people to a place make a town a community.

                                    Suburban Federal Savings has been doing
                                    things to make better communities since
                                    1910. Making mortgages for people to
purchase homes is certainly important to the health of our communities, but there needs to be more. The Bank, its directors, officers, and employees are constantly working to make a difference.

IMPROVING THE LIVES OF OUR NEIGHBORS
[PHOTO of man painting]

                         Owning a home and maintaining it can be an expensive proposition for even those with the resources of steady employment. For those on a fixed income due to age or disability, keeping the roof over your head can be a struggle.

                         For the second year, Suburban Federal reached out to its neighbors in need through the Christmas in April program. Volunteers from the Bank donated their time while companies donated materials and expertise to help repair and renovate the home of a Robbins couple on a Saturday in April. New coats of paint and old-fashioned elbow grease helped make a difference to one family.

                         Many other families we will never know benefitted from the fund-raising efforts of the Bank in several activities. Employees and officers raised thousands of dollars through pledges for the March of Dimes and the American Heart Association's walkathons.
                                     [photo of a group of people]

The Bank continued its commitment to improving the housing stock of our region through its continuing involvement with New Cities Community
Development Corp. Through loans funded by Suburban Federal, 56 families obtained mortgages in 1996 to purchase properties rehabilitated by New Cities.

--------------------------------------------------------------------------------
                                HELPING TO BUILD

[photo of a cash station]

                                IMPROVING ACCESS TO BANKING SERVICES

                                Despite all of the connections we build in our communities to people, life in our hometowns would be less than ideal without access to our money. In 1996, the Bank increased its ATM network to include 24-hour machines outside of its Flossmoor, Harvey, and Hegewisch offices, and began work on a unit at its South Holland Main Office. These units are part of a system that now provides total 24-hour access to funds at all branches.

Making use of technology to simplify our customers' busy lives is important to Suburban Federal. Teams of employees also worked during the year to design a new phone system for the Bank which allows customers to access account information by phone or computer 24 hours a day. An electronic bill payment system, Power Checks(TM), is being introduced in Spring 1997 to allow customers to pay their bills to anyone in the country by touchtone phone or personal computer.

EDUCATING A NEW GENERATION OF SAVERS

One of the most lasting ways to have an impact on a person's life is to teach them how to save. It seems like such a simple concept: You set a goal, set aside money each month until you reach your target and then make your purchase. Today's youngest consumers, however, are growing up with the example of backwards budgeting: You purchase the item first with a credit card, and then make payments for months -- or years -- afterwards until you finally pay off
your purchase.                                   [photo of people in a bank]

Suburban Federal works with two programs to help students learn more about money and how to manage it. The State of Illinois "Bank at School" program pairs up elementary schools with banks interested in coming to school once a month to open accounts and collect deposits from students. Field trips to Suburban Federal are often included during the school year for participating classes.

"How to Do Your Banking" teaches senior high students the basics of managing a checking account and how bankers evaluate the credit worthiness of loan applicants. Several thousand students each year receive money management instruction through these two programs.

--------------------------------------------------------------------------------
                               STRONG COMMUNITIES

                   Selected
CONSOLIDATED FINANCIAL INFORMATION
----------------------------------------------
(In Thousands)

                                                                     AT DECEMBER 31
                                                    1996       1995       1994       1993       1992
------------------------------------------------------------------------------------------------------
SELECTED FINANCIAL CONDITION DATA:
Total assets                                      $404,092   $363,480   $323,257   $280,334   $261,461
------------------------------------------------------------------------------------------------------
Loans receivable, net                              241,815    147,908    105,630     87,652    104,569
------------------------------------------------------------------------------------------------------
Mortgage-backed securities:
  Held to maturity                                  93,563    108,386    145,460    129,985    102,553
  Available/held for sale                           39,923     77,479     42,853     39,668     22,679
------------------------------------------------------------------------------------------------------
Investment securities, interest bearing deposits
  and FHLB stock                                    17,373     22,517     18,668     10,492     18,613
------------------------------------------------------------------------------------------------------
Deposits                                           309,581    288,955    256,669    244,691    225,864
------------------------------------------------------------------------------------------------------
Total borrowings                                    62,938     43,427     39,623      8,016      9,618
------------------------------------------------------------------------------------------------------
Stockholders' equity                                26,254     26,364     22,882     23,909     21,746
======================================================================================================

                                                                 YEAR ENDED DECEMBER 31
                                                    1996       1995       1994       1993       1992
------------------------------------------------------------------------------------------------------
SELECTED OPERATIONS DATA:
Total interest income                             $ 26,457   $ 23,548   $ 19,818   $ 17,973   $ 19,851
------------------------------------------------------------------------------------------------------
Total interest expense                              15,916     13,320      9,950      8,941     11,037
------------------------------------------------------------------------------------------------------
  Net interest income                               10,541     10,228      9,868      9,032      8,814
------------------------------------------------------------------------------------------------------
Provision for loan losses                              193         77         58        142        254
------------------------------------------------------------------------------------------------------
  Net interest income after provision for loan
     losses                                         10,348     10,151      9,810      8,890      8,560
------------------------------------------------------------------------------------------------------
Loan fees and service charges                          885        649        618        748        698
------------------------------------------------------------------------------------------------------
Gain on sale of loans, mortgage-backed securi-
  ties and investment securities -- net                418        436        167        695        203
------------------------------------------------------------------------------------------------------
Deposit related fees and other income                1,978      1,737      1,462      1,497      1,466
------------------------------------------------------------------------------------------------------
  Total non-interest income                          3,281      2,822      2,247      2,940      2,367
------------------------------------------------------------------------------------------------------
Non-interest expense:
  General and administrative expense                11,966     10,028      8,903      8,069      7,687
------------------------------------------------------------------------------------------------------
Amortization of deposit base intangible                 47         56         63         84        108
------------------------------------------------------------------------------------------------------
  Total non-interest expense                        12,013     10,084      8,966      8,153      7,795
------------------------------------------------------------------------------------------------------
  Income before taxes on income and
     extraordinary items                             1,616      2,889      3,091      3,677      3,132
------------------------------------------------------------------------------------------------------
Income tax expense                                     564      1,071      1,152      1,386      1,226
------------------------------------------------------------------------------------------------------
Effect of change in accounting                           0          0          0          0        199
------------------------------------------------------------------------------------------------------
Net income (a)                                    $  1,052   $  1,818   $  1,939   $  2,291   $  1,707
======================================================================================================

Note (a) Excluding the effect of the one-time special SAIF assessment, net income for 1996 would have been $2,088.

                                                                        YEAR ENDED DECEMBER 31
                                                            1996         1995      1994      1993      1992
------------------------------------------------------------------------------------------------------------
OTHER DATA:
Interest rate spread information:
  Average during the year                                    2.64%        2.91%     3.14%     3.37%     3.54%
------------------------------------------------------------------------------------------------------------
  End of year                                                2.91         2.87      3.42      3.88      3.37
------------------------------------------------------------------------------------------------------------
Net interest margin                                          2.89         3.14      3.34      3.55      3.72
------------------------------------------------------------------------------------------------------------
Average interest-earning assets to average interest-
  bearing liabilities                                      105.72       105.65    105.85    104.89    103.75
------------------------------------------------------------------------------------------------------------
Average stockholders' equity to average assets               6.89         7.28      7.61      8.46      7.64
------------------------------------------------------------------------------------------------------------
Non-performing assets to total assets at end of year          .25          .18       .19       .36       .39
------------------------------------------------------------------------------------------------------------
Ratio of general and administrative expense to average
  total assets(b)                                            3.16         2.95      2.89      2.98      3.04
------------------------------------------------------------------------------------------------------------
Stockholders' equity to total assets at end of year          6.50         7.25      7.08      8.53      8.32
------------------------------------------------------------------------------------------------------------
Return on average assets(b)                                   .28          .54       .63       .85       .68
------------------------------------------------------------------------------------------------------------
Return on average stockholders' equity(b)                    4.04         7.36%     8.28%     9.99%     8.85%
------------------------------------------------------------------------------------------------------------
Number of full-service offices                                 12           12        11        11        10
============================================================================================================

Note (b)--Excluding the effect of the one-time special SAIF assessment, 1996 ratios would be as follows: General and administrative expenses to average total assets--2.72%; Return on average assets--.55%; and Return on average stockholders' equity--8.01%.

                     TOTAL ASSETS
                    (in thousands)
                     [Bar Graph]

        TOTAL DEPOSITS                     LOAN DISBURSEMENTS
         (in thousands)                     (in thousands)
    [Bar Graph]                              [Bar graph]

     Quarterly
RESULTS OF OPERATIONS
---------------------
(In Thousands)

                                                                                     1996
                                                                  1ST          2ND          3RD          4TH
                                                                QUARTER      QUARTER      QUARTER      QUARTER
--------------------------------------------------------------------------------------------------------------
Net interest income                                             $2,454       $2,550       $2,761       $2,776
--------------------------------------------------------------------------------------------------------------
Provision for loan losses                                           46           39           54           54
--------------------------------------------------------------------------------------------------------------
Other income                                                       771          738          862          910
--------------------------------------------------------------------------------------------------------------
Other expense                                                    2,519        2,571        4,327        2,596
--------------------------------------------------------------------------------------------------------------
Income (loss) before income taxes                                  660          678         (758)       1,036
--------------------------------------------------------------------------------------------------------------
Income taxes (benefit)                                             242          248         (309)         383
--------------------------------------------------------------------------------------------------------------
Net income (loss)(c)                                            $  418       $  430       $ (449)      $  653
--------------------------------------------------------------------------------------------------------------
Earnings (loss) per share--primary(c)                           $  .32       $  .33       $ (.34)      $  .49
--------------------------------------------------------------------------------------------------------------
Earnings (loss) per share fully diluted(c)                         .32          .33         (.34)         .49
--------------------------------------------------------------------------------------------------------------
Dividends paid                                                     .08          .08          .08          .08
==============================================================================================================

Note (c)--Excluding the effect of the one-time special SAIF assessment, net income for the third quarter of 1996 would have been $596 and primary and fully diluted earnings per share would have been $.46.
--------------------------------------------------------------------------------

                                                                                     1995
                                                                  1ST          2ND          3RD          4TH
                                                                QUARTER      QUARTER      QUARTER      QUARTER
--------------------------------------------------------------------------------------------------------------
Net interest income                                             $2,626       $2,524       $2,547       $2,531
--------------------------------------------------------------------------------------------------------------
Provision for loan losses                                           19           13           19           26
--------------------------------------------------------------------------------------------------------------
Other income                                                       576          680          750          816
--------------------------------------------------------------------------------------------------------------
Other expense                                                    2,448        2,509        2,493        2,634
--------------------------------------------------------------------------------------------------------------
Income before income taxes                                         735          682          785          687
--------------------------------------------------------------------------------------------------------------
Income taxes                                                       272          253          292          254
--------------------------------------------------------------------------------------------------------------
Net income                                                      $  463       $  429       $  493       $  433
--------------------------------------------------------------------------------------------------------------
Earnings per share--primary                                     $  .34       $  .32       $  .37       $  .32
--------------------------------------------------------------------------------------------------------------
Earnings per share fully diluted                                   .34          .32          .36          .32
--------------------------------------------------------------------------------------------------------------
Dividends paid                                                     .08          .08          .08          .08
==============================================================================================================

Officers &
DIRECTORS
----------

SUBURBFED FINANCIAL CORP.
SUBURBAN FEDERAL SAVINGS, A FEDERAL SAVINGS BANK
BOARD OF DIRECTORS

Vernon P. Vollbrecht               Douglas L. Dance                   Raymond J. Kalinsky
Chairman of the Board,             President & Publisher,             President, Pulmonary
SuburbFed Financial Corp./         Penny Saver Publications;          Exchange, Ltd.
Suburban Federal Savings,          President, Shopper
a Federal Savings Bank and         Management Services, Inc.          Michael L. Lowenthal
President, Suburban Properties,                                       Co-owner, Winstrom Manufacturing
Ltd.                               Robert J. Genetski, Ph.D.          Owner, Hi - Hard Rolls
                                   Senior Managing Director,
Daniel P. Ryan                     Chicago Capital, Inc.              William E. Ricketts, M.D.
Vice Chairman of the Board,                                           Physician, Retired
President, CEO & MO                Robert L. Harris
SuburbFed Financial Corp./         President & CEO                    Alan L. Wischhover, P.C.
Suburban Federal Savings,          Ingalls Memorial Hospital          Partner, Wischhover,
a Federal Savings Bank             Bruce E. Huey, CPA                 Vaccarello and Smith
                                   Partner, Friedman & Huey           Paula Wolff, Ph.D.
                                   Associates                         President,
                                                                      Governors State University
SUBURBFED FINANCIAL CORP.
OFFICERS
Daniel P. Ryan                     Steven E. Stock                    Lester J. Wolf
Vice Chairman of the Board,        Senior Vice President,             Senior Vice President,
President, Chief Executive         Chief Financial Officer            Human Resource and
Officer and Managing Officer       and Treasurer                      Marketing
Byron G. Thoren                    Peter A. Ruhl                      Lisa F. Morris, J.D.
Executive Vice President and       Senior Vice President,             Assistant Vice President
Chief Operating Officer            Lending and Savings
                                                                      Lynn M. Nevills
                                                                      Corporate Secretary
SUBURBAN FEDERAL SAVINGS, A FEDERAL SAVINGS BANK
OFFICERS
Daniel P. Ryan                     Steven E. Stock                    Lester J. Wolf
Vice Chairman of the Board,        Senior Vice President,             Senior Vice President,
President, Chief Executive         Chief Financial Officer            Human Resource and
Officer and Managing Officer       and Treasurer                      Marketing
Byron G. Thoren                    Peter A. Ruhl                      Lynn M. Nevills
Executive Vice President and       Senior Vice President,             Corporate Secretary,
Chief Operating Officer            Lending and Savings                Assistant Vice President

VICE PRESIDENTS                    ASSISTANT VICE PRESIDENTS          ASSISTANT SECRETARIES
Joseph F. Celebucki                Nadine J. Brandel                  Karen J. Biesboer
Ronald H. LeClaire                 Richard A. Cole                    Jeanette C. Bohn
Nancy C. Slowinski                 Elizabeth A. Ehlman                Jennifer A. Briscuso
                                   Laura A. Espinoza                  Kathleen M. Davidson
                                   Madlyn J. Gulan                    Wayne H. Gawlik
                                   Linda S. Monge                     Lucy A. Johnston
                                   Gail Piernas-Davenport             Judith R. Leonard
                                                                      Debra M. Noel
                                                                      David L. Polarek
                                                                      Joseph D. Rinke
                                                                      Geoffrey C. Thoren
                                                                      Linda S. Walsh

                                   ASSISTANT VICE PRESIDENT/SUBURBAN INSURANCE RESOURCES AGENCY, INC.
                                   Patricia A. Lennertz

           Management's Discussion and Analysis of
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------

GENERAL
     SuburbFed Financial Corp. ("SuburbFed" or "the Company") was organized as the holding company for Suburban Federal Savings, a Federal Savings Bank ("Suburban Federal" or "the Bank") in connection with Suburban Federal's conversion from a mutual savings and loan association to a federally chartered stock savings bank on March 3, 1992. The business of the Company consists primarily of the business of the Bank. Suburban Federal is principally engaged in the business of attracting deposits from the general public and using such deposits to originate residential mortgage loans and to a lesser extent, consumer, multi-family, construction or development and non-residential real estate loans. The Bank also invests in mortgage-backed securities, other mortgage-backed products, and other investments.

     The Company's results of operations are dependent primarily on net interest income--the difference between the interest income earned on its loan, mortgage-backed securities and investment portfolios, and its cost of funds, consisting of the interest paid on its deposits and borrowings. In addition, to a lesser extent, the Company's operating results are affected by fees paid by borrowers, customer service charges, and other income. The Company's operating results are also affected by the gains or losses on the sale of loans, mortgage-backed securities and investment securities. The Company, through its service corporation, receives commissions on the sale of various insurance and brokerage products.

     The operations of the Company are significantly affected by general economic conditions, particularly changes in interest rates by competition, governmental policies, and actions of regulatory agencies. Deposit flows and cost of funds are influenced by interest rates on competing investments and general market rates. Lending activities are affected by the demand for loans for real estate and other types of assets, which in turn is affected by the interest rate at which such financing may be offered and other factors including the availability of funds.

MISSION STATEMENT
     The mission of the Company is to maximize the long term value for its shareholders while meeting the needs of present and potential customers with financial products and services, profitably and efficiently delivered through a caring staff, and to continue our commitment to the communities we serve.

CONTROLLED PROFITABLE GROWTH
     Suburban Federal has historically been one of the market leaders in Chicago's Southland. This image in the community has been maintained through outstanding employees and a strong commitment to providing quality customer service.

     The major focus of the Company's strategic plan for the past two years has been controlled profitable growth. The growth in the loans receivable portfolio of $93.9 and $42.3 million, or 63.49% and 40.02% for 1996 and 1995 respectively, reflect the results of a major corporate objective. The growth was accomplished primarily through the origination of mortgage loans having a fixed interest rate for 3 or 5 years that convert to an annually adjusting rate for the remainder of the term, a portion of which were received from independent mortgage originators. This product has been readily accepted by borrowers with $101.6 and $41.1 million of these types of loans originated in 1996 and 1995, respectively.

     The Bank has also attempted over the last five years to grow through the opening of five branches in the Walt's Food Centers and the purchase of the Southeast DuPage County branch. Deposit growth of 7.14% for 1996 was in accordance with management's plan to obtain new funds at the lowest possible cost for the desired term. In many instances during 1996, funds could be borrowed from the Federal Home Loan Bank of Chicago at a lower effective rate than increasing the rate on the Bank's certificate of deposit product having the same desired term.

     Maintaining a stable core deposit base, i.e. passbook and demand deposit accounts, has always been a priority of the Company. As a result of the Company's emphasis, core deposit accounts, were $119.6 million or approximately 39% of total deposits at December 31, 1996. As a result of this level of core deposits, the Company has consistently maintained a cost of funds lower than the comparable average for the Office of Thrift Supervision's ("OTS") Chicago District. For the year ended December 31, 1996, the weighted average cost of deposits for the Company was 4.43%.

     The Bank's challenge for 1997 remains to continue to expand mortgage and consumer loan originations and to develop funding sources that provide the maximum interest rate spread within the Bank's interest rate risk guidelines. This allows the Bank to generate more profitable assets and to increase the yield on its interest-bearing assets as loans receivable become a larger percentage of the total. The second part of the challenge is to improve the deposit growth while managing the cost of funds through appropriately timed borrowings. Growth in the loan and deposit areas will make the Bank's current facilities and staff more productive and thereby improve the Company's operating expense ratio.

ASSET/LIABILITY MANAGEMENT
     Suburban Federal Savings, like other financial institutions, is subject to interest rate risk to the extent that its interest-bearing liabilities with short and intermediate-term maturities reprice more rapidly, or on a different basis, than its interest-earning assets. Management attempts to manage the effect of changes in interest rates on the Bank's net portfolio value ("NPV") which represents the excess of the present value of expected cash flows from assets over the present value of expected cash flows from liabilities. This approach calculates the difference between the present value of expected cash flows from assets and the present value of expected cash flows from liabilities, as well as cash flows from off-balance sheet contracts. Management of the Bank's assets and liabilities is done within the context of the marketplace, but also within limits established by the Board of Directors on the amount of change in NPV which is acceptable given certain interest rate changes.

     In an attempt to manage its exposure to changes in interest rates, management closely monitors the Bank's interest rate risk. The Bank has an asset/liability management committee consisting of senior officers which meets monthly to review the Bank's interest rate risk position and to make recommendations for adjusting such position to the Bank's Board of Directors. In addition, the Board reviews both the Bank's interest rate gap as well as simulations of the effect on the Bank's earnings under various interest rate scenarios.

     In managing its asset/liability mix, the Bank, at times, depending on the relationship between long- and short-term interest rates, market conditions and consumer preference, places greater emphasis on maximizing its net interest margin than on strictly matching the interest rate sensitivity of its assets and liabilities. The Board believes that the increased net income resulting from a mismatch in the maturity of its asset and liability portfolios can, during periods of stable interest rates, provide high enough returns to justify the increased exposure which can result from such a mismatch.

     To the extent consistent with its interest rate spread objectives, the Bank attempts to reduce its interest rate risk and has taken a number of steps to restructure its assets and liabilities. First, the Company has focused on mortgage loans with an initial fixed term of 3 or 5 years that convert to an annually adjusting rate using the 1 year constant maturity United States Treasury rate as the index. $101.6 million of these types of loans were originated in 1996 and $152.1 million remain outstanding at December 31, 1996. In addition, the Company had $22.0 million of other types of adjustable rate mortgage loans in its portfolio. Second, the Company's mortgage-backed securities portfolio is made up primarily of securities with adjustable rates or that have expected average lives of 5 years or less. Third, the Company has a substantial amount of passbook savings, demand deposit and money market accounts which may be less sensitive to changes in interest rates than certificate accounts. At December 31, 1996 the Company had $119.6 million of these types of account. Fourth, as of December 31, 1996 the Company had borrowed $28.0 million with fixed rates and remaining terms of 1 to 5 years.

     Presented below, as of December 31, 1996, is an analysis of the Bank's interest rate risk as measured by changes in NPV for instantaneous and sustained parallel shifts in the yield curve, in 100 basis point increments, up and down 400 basis points in accordance with OTS regulations. As illustrated in the table, NPV is more sensitive to and may be more negatively impacted by, rising rates than declining rates. This occurs principally because as rates rise, the market value of fixed-rate loans declines due to both the rate increase and slowing prepayments. When rates decline, the Bank does not experience a significant rise in market value for these loans because borrowers prepay at relatively high rates. The value of the Bank's deposits and borrowings change in approximately the same proportion in rising or falling rate scenarios.

           Management's Discussion and Analysis of
FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)
--------------------------------------------------------------------------------

                         NET PORTFOLIO VALUE
 ASSUMED CHANGE     ------------------------------
IN INTEREST RATES   $ AMOUNT   $ CHANGE   % CHANGE
--------------------------------------------------
 (BASIS POINTS)         (DOLLARS IN THOUSANDS)
      + 400         $ 6,727    $(24,317)     (78)%
      + 300          13,314     (17,730)     (57)
      + 200          19,862     (11,182)     (36)
      + 100          26,015      (5,029)     (16)
          0          31,045         --        --
      - 100          34,699       3,654       12
      - 200          36,591       5,546       18
      - 300          38,322       7,277       23
      - 400          40,931       9,886       32

     As noted above, the market value of the Bank's net assets would be anticipated to decline in the event of certain designated increases in interest rates. For instance, in the event of a 200 basis point increase in interest rates, NPV is anticipated to fall by $11.2 million or 36%. The remaining NPV after the effect of the 200 basis point increase is still greater than 5% of the Bank's total assets. On the other hand, in a decreasing interest rate environment, the NPV is anticipated to increase.

     Certain assumptions utilized by the OTS in assessing the interest rate risk of thrift institutions were employed in preparing the preceding table. These assumptions relate to interest rates, loan prepayment rates, deposit decay rates, and the market values of certain assets under the various interest rate scenarios. It was also assumed that delinquency rates will not change as a result of changes in interest rates although there can be no assurance that this will be the case. Even if interest rates change in the designated amounts, there can be no assurance that the Company's assets and liabilities would perform as set forth above. In addition, a change in U.S. Treasury rates in the designated amounts accompanied by a change in the shape of the Treasury yield curve would cause significantly different changes to the NPV than indicated above.

     As with any method of measuring interest rate risk, certain shortcomings are inherent in the method of analysis presented in the foregoing table. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of change in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, certain assets, such as adjustable rate mortgage ("ARM") loans, have features which restrict changes in interest rates on a short-term basis and over the life of the asset. Further, in the event of a change in interest rates, expected rates of prepayments on loans and early withdrawals from certificates could likely deviate significantly from those assumed in calculating the table.

LIQUIDITY AND CAPITAL RESOURCES
     The Company's primary sources of funds are deposits, proceeds from principal and interest payments on loans and mortgage-backed securities and other investments, sales of mortgage-backed securities available for sale, and Federal Home Loan Bank ("FHLB") advances, and other financing transactions. While maturities and scheduled payments due on loans and mortgage-backed securities are a predictable source of funds, deposit flows and mortgage prepayments are greatly influenced by general interest rates, economic conditions, and competition.

     The Company's primary investing activities are the origination of mortgage loans and the purchase of mortgage-backed securities. At December 31, 1996, mortgage loans and mortgage-backed securities accounted for 89% of the Company's total assets.

     Consumer and other loans outstanding increased $1.4 million during 1996 to $16.5 million primarily through the origination of home equity lines of credit.

     The Bank is required to maintain minimum levels of liquid assets as defined by OTS regulations. This requirement, which may be varied at the direction of the OTS, depending upon economic conditions and deposit flows, is based upon a percentage of deposits and short term borrowings. The required ratio is currently 5%. The Bank's liquidity ratios were 5.3% and 6.8% at the years ended December 31, 1996 and 1995, respectively.

     The Company's most liquid assets are cash and cash equivalents, which include investments in highly liquid, short term investments. The levels of these assets are dependent upon the Company's operating, financing, and investing activities during any given period. At December 31, 1996 and 1995, cash and cash equivalents totaled $8.9 million and $10.5 million, respectively. The level of net cash and cash equivalent amounts is indicative of management's efforts to invest funds, as well as the stability of the core deposits and mortgage loan payments in maintaining predictable cash flows.

     The Company anticipates that it will have sufficient funds available to meet commitments to fund loans. At December 31, 1996, the Company had $12.6 million in outstanding commitments to originate mortgage loans.

     Certificates of deposit scheduled to mature in one year or less at December 31, 1996, totaled $111.4 million. Management believes, based on past experience, that a significant portion of these deposits will remain with the Company.

     At December 31, 1996, the Bank had advances totaling $55.5 million outstanding from the FHLB of Chicago. Advances from the FHLB of Chicago increased by $21.3 million during 1996 with the proceeds used to originate mortgage loans. These transactions increased net interest income with little additional interest rate risk. If additional funds were required by the Bank, management believes that credit would be available from the FHLB of Chicago.

     As of December 31, 1996, the Bank exceeded all current regulatory capital standards as well as the fully phased-in capital requirements. At such date, the Bank's tangible capital, core capital, and risk based capital of $23.3 million, $23.4 million, and $23.7 million, respectively, exceeded the applicable minimum requirements by $17.3 million, $11.3 million, and $8.3 million, respectively.

FINANCIAL CONDITION
     During the year ended December 31, 1996, total assets of SuburbFed increased by $40.6 million. This increase is primarily attributable to the Company's loan growth. The Company's asset growth was funded primarily by a $20.6 million net increase in savings deposits and an increase of $19.5 million in borrowed money.

     During the year ending December 31, 1996, net loans receivable increased $93.9 million as a result of increased loan originations. Loan production from internal sources increased 28% from 1995 to 1996 and loans received from independent outside originators increased from $21.6 million in 1995 to $73.7 million in 1996. As the loan portfolio increases in size the amount of prepayments will generally also increase. Decreases in interest rates also generally increase prepayments, however, this was not a major factor in 1996. Principal payments to loans during 1996 amounted to $69.8 million as compared to $51.1 million in 1995. During the year ended December 31, 1996, the Company disbursed $172.8 million in loans as compared to $98.9 million disbursed in 1995. Both amounts include draws on revolving lines of credit.

     Mortgage-backed securities decreased by $52.4 million during 1996. Sales of $44.3 million of primarily intermediate and long term, fixed-rate mortgage-backed securities were used to finance loan originations. Purchases of $13.9 million of mortgage-backed securities were made during 1996 and repayments of $22.2 million were received during the year.

     The level of savings flows is principally affected by interest rates, by the total amount of funds consumers elect to save, by competition for savings from other thrifts and banks, and by competition from alternative investments. Management believes that savings flows are also affected by the convenience of office facilities and hours, by the variety of account offerings, and by the perceived advantage of banking with a consumer-oriented bank. Total savings deposits increased $20.6 million from $289.0 million on December 31, 1995, to $309.6 million on December 31, 1996. Interest credited during the year totaled $11.8 million.

     Stockholders' equity decreased $111,000, due primarily to the purchase of treasury stock of $649,000, an increase in the unrealized loss on securities available for sale, net of taxes, of $452,000 and dividends declared of $404,000 partially offset by earnings of $1.1 million for the year. In March 1992, the Bank borrowed $624,000 to fund the acquisition of stock for the Employee Stock Ownership Plan. As of December 31, 1996, $171,000 of that loan remains outstanding and is reported as a reduction of stockholders' equity. The unamortized cost of the stock purchased for the Bank Incentive Plan is reflected as a reduction of stockholders' equity. The portion of the Bank Incentive Plans remaining to be expensed as of December 31, 1996, was $9,000. The tax benefits of the above changes caused the remainder of the change in stockholders' equity.

           Management's Discussion and Analysis of
FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)
--------------------------------------------------------------------------------

RESULTS OF OPERATIONS
     The Company's results of operations depend primarily on the level of its net interest income, non-interest income, and its operating expenses. Net interest income depends upon the volume of interest-earning assets and interest-bearing liabilities and the interest rate earned or paid on them.

     The following table sets forth the weighted average yields earned on the Company's interest-earning assets, the weighted average interest rates paid on interest-bearing liabilities and the interest rate spread between the weighted average yields earned and rates paid by the Company at the dates indicated.

                                      AT DECEMBER 31
                             --------------------------------
                             1996   1995   1994   1993   1992
                             ----   ----   ----   ----   ----
Weighted average yield on:
  Loans receivable.........  7.93%  8.15%  8.01%  7.90%  8.32%
  Mortgage-backed
    securities:
    Held to maturity.......  7.23   7.13   7.02   6.95   7.58
    Available/held for
      sale.................  7.00   6.94   6.93   7.81   8.24
  Investment securities:
    Held to maturity.......  4.99   5.19   5.31   4.62   6.82
    Available/held for
      sale.................  6.79   7.13   6.62   6.04    .00
  Interest-bearing
    deposits...............  5.40   5.57   5.90   2.94   3.06
  FHLB stock...............  7.00   7.00   6.50   5.87   5.50
    Combined weighted
      average yield on
      interest-earning
      assets...............  7.59   7.44   7.27   7.31   7.41
Weighted average rate paid
  on:
  Passbook.................  2.50   2.51   2.50   2.50   3.00
  Demand deposits..........  1.96   1.81   1.89   1.93   2.47
  Certificates.............  5.83   5.92   4.74   4.69   5.58
      Total deposits.......  4.43   4.38   3.47   3.43   4.05
  Borrowings...............  5.89   5.82   6.23   3.45   3.80
    Combined weighted
      average rate paid on
      interest-bearing
      liabilities..........  4.68   4.57   3.85   3.43   4.04
Spread.....................  2.91%  2.87%  3.42%  3.88%  3.37%

     The following table presents for the period indicated the total dollar amount of interest income for average interest-earning assets and the resultant yields, as well as the interest expense on liabilities expressed in dollars and rates. No tax equivalent adjustments were made. Average balances are daily or monthly average balances, which do not materially differ from daily average balances. Average balances and rates include non-accruing loans.

                                                                    YEAR ENDED DECEMBER 31
                              ---------------------------------------------------------------------------------------------------
                                           1996                              1995                              1994
                              -------------------------------   -------------------------------   -------------------------------
                                AVERAGE     INTEREST              AVERAGE     INTEREST              AVERAGE     INTEREST
                              OUTSTANDING   EARNED/    YIELD/   OUTSTANDING   EARNED/    YIELD/   OUTSTANDING   EARNED/    YIELD/
                                BALANCE       PAID      RATE      BALANCE       PAID      RATE      BALANCE       PAID      RATE
                              -----------   --------   ------   -----------   --------   ------   -----------   --------   ------
                                                                    (DOLLARS IN THOUSANDS)
Interest-earning assets:
  Loans receivable             $191,587     $14,955     7.81%    $123,724     $ 9,944     8.04%    $ 92,444     $ 7,335     7.93%
  Mortgage-backed securities    159,147      10,725     6.74      187,487      12,789     6.82      190,312      11,822     6.21
  Investment securities           8,675         482     5.56       10,279         583     5.67        8,782         472     5.37
  Interest-bearing deposits       2,422         125     5.16        2,104         101     4.80        2,157          77     3.57
  FHLB stock                      2,515         170     6.76        1,970         131     6.65        1,882         112     5.95
---------------------------------------------------------------------------------------------------------------------------------
    Total interest-earning
      assets                    364,346      26,457     7.26      325,564      23,548     7.23      295,577      19,818     6.70
---------------------------------------------------------------------------------------------------------------------------------
Interest-bearing
  liabilities:
  Passbook                       54,700       1,362     2.49       56,457       1,406     2.49       60,312       1,502     2.49
  Demand deposits                61,996       1,162     1.87       61,719       1,192     1.93       62,727       1,187     1.89
  Certificates                  183,435      10,762     5.87      152,077       8,405     5.53      130,485       5,968     4.57
---------------------------------------------------------------------------------------------------------------------------------
    Total deposits              300,131      13,286     4.43      270,253      11,003     4.07      253,524       8,657     3.41
---------------------------------------------------------------------------------------------------------------------------------
  Borrowings                     44,492       2,630     5.91       37,886       2,317     6.12       25,726       1,293     5.02
---------------------------------------------------------------------------------------------------------------------------------
    Total interest-bearing
      liabilities               344,623      15,916     4.62      308,139      13,320     4.32      279,250       9,950     3.56
---------------------------------------------------------------------------------------------------------------------------------
Net interest income/interest
  rate spread                               $10,541     2.64%                 $10,228     2.91%                 $ 9,868     3.14%
---------------------------------------------------------------------------------------------------------------------------------
Net earning assets/net yield
  on average
  interest-earning assets      $ 19,723                 2.89%    $ 17,425                 3.14%    $ 16,327                 3.34%
---------------------------------------------------------------------------------------------------------------------------------
Average interest-earning
  assets to average
  interest-bearing
  liabilities                    105.72%                           105.65%                           105.85%
---------------------------------------------------------------------------------------------------------------------------------

           Management's Discussion and Analysis of
FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)
--------------------------------------------------------------------------------

     The following schedule presents the dollar amount of changes in interest income and interest expense for major components of interest-earning assets and interest-bearing liabilities. It distinguishes between the increase related to higher outstanding balances and that due to the levels and volatility of interest rates. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (i) changes in volume (i.e., changes in volume multiplied by old rate) and (ii) changes in rate (i.e., changes in rate multiplied by old volume). For purposes of this table, changes attributable to both rate and volume, which cannot be segregated have been allocated proportionately to the change due to volume and the change due to rate.

                                                                        YEAR ENDED DECEMBER 31
                                      -------------------------------------------------------------------------------------------
                                              1995 V. 1996                   1994 V. 1995                   1993 V. 1994
                                      ----------------------------   ----------------------------   -----------------------------
                                         INCREASE                       INCREASE                        INCREASE
                                        (DECREASE)                     (DECREASE)                      (DECREASE)
                                          DUE TO          TOTAL          DUE TO          TOTAL           DUE TO          TOTAL
                                      ---------------    INCREASE    ---------------    INCREASE    ----------------    INCREASE
                                      VOLUME    RATE    (DECREASE)   VOLUME    RATE    (DECREASE)   VOLUME    RATE     (DECREASE)
                                      -------   -----   ----------   ------   ------   ----------   ------   -------   ----------
                                                                            (IN THOUSANDS)
Interest-earning assets:
  Loans receivable                    $5,456    $(446)   $ 5,011     $2,481   $  128     $2,609     $(254)   $   290     $   36
  Mortgage-backed securities          (1,933)    (131)    (2,064)     (175)    1,142        967     2,905     (1,209)     1,696
  Investment securities                  (91)     (10)      (101)       80        31        111       232        (38)       194
  Interest-bearing deposits               15        9         24        (2)       26         24       (76)        (8)       (84)
  FHLB stock                              36        3         39         5        14         19         2          1          3
---------------------------------------------------------------------------------------------------------------------------------
    Total interest-earning
      assets                           3,483     (575)     2,909     2,389     1,341      3,730     2,809       (964)     1,845
---------------------------------------------------------------------------------------------------------------------------------
Interest-bearing liabilities:
  Passbook                               (44)      --        (44)      (96)       --        (96)       56       (150)       (94)
  Demand deposits                          5      (35)       (30)      (19)       24          5        40       (149)      (109)
  Certificates                         1,734      623      2,357       987     1,450      2,437       825       (524)       301
---------------------------------------------------------------------------------------------------------------------------------
    Total deposits                     1,695      588      2,283       872     1,474      2,346       921       (823)        98
---------------------------------------------------------------------------------------------------------------------------------
  Borrowings                             404      (91)       313       610       414      1,024       649        262        911
---------------------------------------------------------------------------------------------------------------------------------
    Total interest-bearing
      liabilities                      2,099      497      2,596     1,482     1,888      3,370     1,570       (561)     1,009
---------------------------------------------------------------------------------------------------------------------------------
Net interest income                                      $   313                         $  360                          $  836
---------------------------------------------------------------------------------------------------------------------------------

COMPARISON OF YEARS ENDED
DECEMBER 31, 1996, AND
DECEMBER 31, 1995

GENERAL
     The Company had net income of $1.1 million in 1996, as compared with $1.8 million in 1995. The primary reason for the decrease in net income was the one-time special assessment of $1.7 million charged to recapitalize the Savings Association Insurance Fund ("SAIF").

INTEREST INCOME
     Interest income increased from $23.5 million in 1995 to $26.5 million for 1996. The increase was due to the growth in average interest-earning assets of $38.8 million and, to a lesser extent by an increase in the average yield of 3 basis points.

INTEREST EXPENSE
     Interest expense increased from $13.3 million in 1995 to $15.9 million in 1996. This increase was due primarily to an increase of $36.5 million in the average deposits and borrowed money outstanding and, to a lesser extent, by an increase of 30 basis points in the average cost of funds. Rates on interest-bearing passbook and checking accounts remained relatively constant during 1996 while the average rate on certificates of deposit increased by 34 basis points.

PROVISION FOR LOSSES ON LOANS
     The provision for losses on loans increased from $77,000 in the 1995 period to $193,000 in the 1996 period. The increase reflects the increase in loans receivable of $93.9 million. Net charge-offs for the 1996 period were $62,000, compared to $39,000 in 1995. In connection with its periodic loan reviews, the Company continued to add to the loan loss reserve during 1996 based on uncertainties in the national economic outlook, which may tend to inhibit economic activity and depress real estate and other values both nationally and in the Bank's market area, and on the overall increase in the Company's multi-family, construction and development loans and other non-mortgage loans. While the Company has not experienced any additional delinquencies to date, there can be no assurance that additional significant provisions will not have to be made in the future.

NON-INTEREST INCOME
     Non-interest income increased from $2.8 million in the 1995 period to $3.3 million in the 1996 period. The increase was due primarily to an increase in loan fees and service charges of $236,000 associated with the 75% increase in loan disbursements and an increase in deposit related fees and other income of $178,000 relating to additional ATM activity and increases in other transaction volume.

     Recurring non-interest income generally consists of loan origination and servicing fees as well as deposit and other types of fees.

NON-INTEREST EXPENSE
     Total non-interest expense increased from $10.1 million in the 1995 period to $12.0 million in the 1996 period. This was primarily the result of the $1.7 million SAIF special assessment. Staffing costs increased $470,000 due primarily to the additional staff needed to accomplish the loan origination growth and normal salary increases.

INCOME TAXES
     Regular provisions for income taxes decreased in 1996 primarily as a result of decreased income before income taxes caused by the SAIF special assessment.

COMPARISON OF YEARS ENDED
DECEMBER 31, 1995, AND
DECEMBER 31, 1994

GENERAL
     The Company had net income of $1.8 million in 1995, as compared with $1.9 million in 1994. The primary reasons for the decrease in net income were an increase in non-interest expense of $1.1 million, partially offset by an increase in net interest income of $360,000, an increase in deposit related fees and other income of $275,000, and an increase in gain on sale of loans, mortgage-backed securities and investment securities of $269,000.

INTEREST INCOME
     Interest income increased from $19.8 million in 1994 to $23.5 million for 1995. The increase was due primarily to an increase in the total interest-bearing assets of $30.0 million. In addition, the average yield increased 53 basis points in 1995.

INTEREST EXPENSE
     Interest expense increased from $9.9 million in 1994 to $13.3 million in 1995. This increase was due primarily to an increase of $28.9 million in the average deposits and borrowed money outstanding plus an increase of 76 basis points in the average cost of funds as a higher percentage of deposits were in certificates of deposit.

PROVISION FOR LOSSES ON LOANS
     The provision for losses on loans increased from $58,000 in the 1994 period to $77,000 in the 1995 period. Net charge-offs for the 1995 period were $39,000, compared to $29,000 in 1994. In connection with its periodic loan reviews, the Company continued to add to the loan loss reserve during 1995 based on uncertainties in the national economic outlook, which may tend to inhibit economic activity and depress real estate and other values both nationally and in the Bank's market area, and on the increase in the Company's mortgage and consumer loans portfolios. While the Company has not experienced any significant additional delinquencies to date, there can be no assurance that additional provisions will not have to be made in the future.

NON-INTEREST INCOME
     Non-interest income increased from $2.2 million in the 1994 period to $2.8 million in the 1995 period. The increase was due to increases in loan fees and service charges of $31,000, directly attributable to increased loan originations, and an increase in deposit related fees and other income of $275,000 due to higher volumes of activity and to increases in many fee categories.

     Gains on sales of loans and securities were $269,000 higher in 1995. During 1995, the Company sold $6.0 million of loans at a net gain of $46,000, of which $43,000 resulted from the establishment of a mortgage servicing asset in accordance with SFAS No. 122, which was adopted in 1995. The majority of the 1995 gain resulted from the Company's investment securities trading portfolio with net realized and unrealized gains of $360,000 as compared to $149,000 for 1994.

           Management's Discussion and Analysis of
FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)
--------------------------------------------------------------------------------

NON-INTEREST EXPENSE
     Total non-interest expense increased from $9.0 million in the 1994 period to $10.1 million in the 1995 period. This was primarily the result of increases in staffing costs of $555,000 due primarily to salary for the staff for the Southeast DuPage office opened in 1995 and normal salary increases. Occupancy expenses rose $274,000 again reflecting the cost of the new branch facility.

INCOME TAXES
     Regular provisions for income taxes decreased in 1995 primarily as a result of decreased income before income taxes.

IMPACT OF INFLATION AND CHANGING PRICES
     The consolidated Financial Statements and Notes thereto presented herein have been prepared in accordance with Generally Accepted Accounting Principals ("GAAP"), which require the measurement of financial position and operating results in terms of historical dollars without considering the changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of the Company's operations.

     Unlike most industrial companies, nearly all the assets and liabilities of the Company are monetary in nature. As a result, interest rates have a greater impact on the Company's performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the price of goods and services. In the present economic environment, the liquidity, maturity structure, and quality of SuburbFed's assets and liabilities are important factors in the maintenance of acceptable performance levels.

CURRENT ACCOUNTING DEVELOPMENTS
     Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. In June 1996, the FASB issued Statement of Financial Accounting Standards No. 125 ("SFAS 125"), "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." This statement, among other things, applies a "financial-components approach" that focuses on control, whereby an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes assets when control has been surrendered, and derecognizes liabilities when extinguished. SFAS 125 provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. SFAS 125 is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996. The Company does not anticipate that this pronouncement will have a significant impact on its consolidated financial condition or results of operations.

     The foregoing does not constitute a comprehensive summary of all material changes or developments affecting the manner in which the company keeps its books and records and performs its financial accounting responsibilities. It is intended only as a summary of some of the recent pronouncements made by the FASB which are of particular interest to financial institutions.

  Independent
AUDITORS' REPORT
-----------------------------------

                        COBITZ, VANDENBERG & FENNESSY
                         CERTIFIED PUBLIC ACCOUNTANTS
                      7800 WEST 95TH STREET - SUITE 301
                        HICKORY HILLS, ILLINOIS 60457
                                    -----
                                (708) 430-4106

The Board of Directors
SuburbFed Financial Corp.
Flossmoor, Illinois

We have audited the consolidated statements of financial condition of SuburbFed Financial Corp. and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of earnings, changes in stockholders' equity and cash flows for each of the three years in the period ending December 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of SuburbFed Financial Corp. and subsidiaries at December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ending December 31, 1996 in conformity with generally accepted accounting principles.

cobitz sig

February 7, 1997
Hickory Hills, Illinois

           SuburbFed Financial Corp. and Subsidiaries
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
--------------------------------------------------------------------------------

                                                                      DECEMBER 31,
                                                               --------------------------
                                                                   1996          1995
-----------------------------------------------------------------------------------------
ASSETS
-----------------------------------------------------------------------------------------
Cash and amounts due from depository institutions              $  3,545,166     1,608,019
-----------------------------------------------------------------------------------------
Interest-bearing deposits                                         5,307,070     8,911,445
-----------------------------------------------------------------------------------------
  Total cash and cash equivalents                                 8,852,236    10,519,464
-----------------------------------------------------------------------------------------
Investment securities (fair value: 1996--$3,918,125;
  1995--$5,946,875) (note 2)                                      3,974,167     5,954,167
-----------------------------------------------------------------------------------------
Investment securities available for sale, at fair value
  (note 3)                                                        3,430,277     2,345,376
-----------------------------------------------------------------------------------------
Investment securities held for trade (note 4)                     1,361,638     1,215,654
-----------------------------------------------------------------------------------------
Mortgage-backed securities (fair value: 1996--$93,408,866;
  1995--$108,276,030) (note 5)                                   93,562,881   108,386,409
-----------------------------------------------------------------------------------------
Mortgage-backed securities available for sale, at fair value
  (note 6)                                                       39,923,032    77,478,970
-----------------------------------------------------------------------------------------
Loans receivable (net of allowance for loan losses:
  1996--$967,360; 1995--$772,850) (note 7)                      241,815,183   147,908,039
-----------------------------------------------------------------------------------------
Real estate owned                                                    14,076        13,597
-----------------------------------------------------------------------------------------
Stock in Federal Home Loan Bank of Chicago                        3,300,000     2,045,000
-----------------------------------------------------------------------------------------
Office properties and equipment--net (note 8)                     4,699,195     4,835,447
-----------------------------------------------------------------------------------------
Accrued interest receivable (note 9)                              2,319,523     2,114,963
-----------------------------------------------------------------------------------------
Prepaid expenses and other assets                                   713,523       489,991
-----------------------------------------------------------------------------------------
Deposit base intangible                                             126,263       173,284
-----------------------------------------------------------------------------------------
     Total assets                                               404,091,994   363,480,361
-----------------------------------------------------------------------------------------
LIABILITIES AND STOCKHOLDERS' EQUITY
-----------------------------------------------------------------------------------------
Liabilities:
-----------------------------------------------------------------------------------------
  Deposits (note 10)                                            309,581,005   288,955,466
-----------------------------------------------------------------------------------------
  Borrowed money (note 11)                                       62,938,000    43,427,000
-----------------------------------------------------------------------------------------
  Advance payments by borrowers for taxes and insurance           2,799,782     2,387,758
-----------------------------------------------------------------------------------------
  Other liabilities                                               2,519,525     2,346,029
-----------------------------------------------------------------------------------------
     Total liabilities                                          377,838,312   337,116,253
-----------------------------------------------------------------------------------------
Stockholders' Equity:
-----------------------------------------------------------------------------------------
  Preferred stock, $.01 par value: authorized 500,000
     shares; none outstanding                                            --            --
-----------------------------------------------------------------------------------------
  Common stock, $.01 par value: authorized 2,000,000 shares;
     1,365,263 shares issued and 1,254,763 shares
     outstanding at December 31, 1996 and 1,351,763 shares issued
     and 1,280,263 shares outstanding at December 31, 1995           13,653        13,518
-----------------------------------------------------------------------------------------
  Additional paid-in capital                                      8,420,472     8,225,832
-----------------------------------------------------------------------------------------
  Retained earnings, substantially restricted                    20,021,403    19,371,312
-----------------------------------------------------------------------------------------
  Unrealized gain (loss) on securities available for sale,
     net of income taxes                                           (340,285)      112,011
-----------------------------------------------------------------------------------------
  Treasury stock, at cost (110,500 and 71,500 shares
     at December 31, 1996 and 1995)                              (1,681,562)   (1,032,625)
-----------------------------------------------------------------------------------------
  Common stock acquired by Employee Stock Ownership Plan           (170,530)     (259,654)
-----------------------------------------------------------------------------------------
  Common stock awarded by Bank Incentive Plan                        (9,469)      (66,286)
-----------------------------------------------------------------------------------------
     Total stockholders' equity (notes 15 and 16)                26,253,682    26,364,108
-----------------------------------------------------------------------------------------
Commitments and contingencies (notes 17 and 18)
-----------------------------------------------------------------------------------------
     Total liabilities and stockholders' equity                $404,091,994   363,480,361
-----------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.

    SuburbFed Financial Corp. and Subsidiaries
       CONSOLIDATED STATEMENTS OF EARNINGS
--------------------------------------------------

                                                                   YEARS ENDED DECEMBER 31,
                                                            ---------------------------------------
                                                               1996           1995          1994
---------------------------------------------------------------------------------------------------
Interest income:
---------------------------------------------------------------------------------------------------
  Interest on loans                                         $14,954,462     9,944,300     7,334,549
---------------------------------------------------------------------------------------------------
  Interest on mortgage-backed securities                     10,725,406    12,788,580    11,821,788
---------------------------------------------------------------------------------------------------
  Interest on investment securities                             482,379       583,461       472,015
---------------------------------------------------------------------------------------------------
  Interest on other financial assets                            124,955       101,031        77,231
---------------------------------------------------------------------------------------------------
  Dividends on FHLB stock                                       169,687       130,495       111,853
---------------------------------------------------------------------------------------------------
     Total interest income                                   26,456,889    23,547,867    19,817,436
---------------------------------------------------------------------------------------------------
Interest expense:
---------------------------------------------------------------------------------------------------
  Interest on deposits                                       13,286,399    11,002,531     8,656,484
---------------------------------------------------------------------------------------------------
  Interest on borrowed money                                  2,630,050     2,317,527     1,293,351
---------------------------------------------------------------------------------------------------
     Total interest expense                                  15,916,449    13,320,058     9,949,835
---------------------------------------------------------------------------------------------------
     Net interest income before provision for loan losses    10,540,440    10,227,809     9,867,601
---------------------------------------------------------------------------------------------------
Provision for loan losses                                       192,680        76,700        57,600
---------------------------------------------------------------------------------------------------
     Net interest income after provision for loan losses     10,347,760    10,151,109     9,810,001
---------------------------------------------------------------------------------------------------
Non-interest income:
---------------------------------------------------------------------------------------------------
  Loan fees and service charges                                 884,899       648,880       617,813
---------------------------------------------------------------------------------------------------
  Commission income                                             459,970       396,045       257,533
---------------------------------------------------------------------------------------------------
  Gain on sale of securities held for trade                     108,343       123,784       189,944
---------------------------------------------------------------------------------------------------
  Gain on sale of loans and securities -- net                   112,158        82,554        18,651
---------------------------------------------------------------------------------------------------
  Unrealized gain (loss) on securities held for trade           197,292       230,310       (41,134)
---------------------------------------------------------------------------------------------------
  Deposit related fees and other income                       1,519,077     1,341,012     1,204,445
---------------------------------------------------------------------------------------------------
     Total non-interest income                                3,281,739     2,822,585     2,247,252
---------------------------------------------------------------------------------------------------
Non-interest expense:
---------------------------------------------------------------------------------------------------
  General and administrative:
---------------------------------------------------------------------------------------------------
  Staffing costs (notes 12 and 13)                            5,590,311     5,120,646     4,566,055
---------------------------------------------------------------------------------------------------
  Advertising                                                   258,371       348,644       335,085
---------------------------------------------------------------------------------------------------
  Occupancy and equipment expenses (note 8)                   1,860,120     1,993,398     1,719,209
---------------------------------------------------------------------------------------------------
  Data processing                                               306,663       291,016       287,828
---------------------------------------------------------------------------------------------------
  Federal deposit insurance premiums                            631,790       598,155       565,308
---------------------------------------------------------------------------------------------------
  SAIF special assessment (note 20)                           1,690,863            --            --
---------------------------------------------------------------------------------------------------
  Other                                                       1,627,963     1,676,107     1,429,690
---------------------------------------------------------------------------------------------------
     Total general and administrative expense                11,966,081    10,027,966     8,903,175
---------------------------------------------------------------------------------------------------
  Amortization of deposit base intangible                        47,021        56,281        63,567
---------------------------------------------------------------------------------------------------
     Total non-interest expense                              12,013,102    10,084,247     8,966,742
---------------------------------------------------------------------------------------------------
Income before income taxes                                    1,616,397     2,889,447     3,090,511
---------------------------------------------------------------------------------------------------
  Federal and state income taxes (note 14)                      564,300     1,071,000     1,151,600
---------------------------------------------------------------------------------------------------
     Net income                                             $ 1,052,097     1,818,447     1,938,911
---------------------------------------------------------------------------------------------------
Earnings per share --
---------------------------------------------------------------------------------------------------
  Primary                                                          $.80         $1.35         $1.38
---------------------------------------------------------------------------------------------------
  Fully diluted                                                    $.80         $1.34         $1.38
---------------------------------------------------------------------------------------------------
Dividends declared per common share                                $.32          $.32          $.30
---------------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.

SuburbFed Financial Corp. and Subsidiaries
        CONSOLIDATED STATEMENT OF CHANGES
             IN STOCKHOLDERS' EQUITY
--------------------------------------------------

                                                                THREE YEARS ENDED DECEMBER 31, 1996
                                  -----------------------------------------------------------------------------------------------
                                                                      UNREALIZED
                                                                      GAIN (LOSS)
                                                                          ON                      COMMON     COMMON
                                            ADDITIONAL                SECURITIES                  STOCK      STOCK
                                  COMMON     PAID-IN      RETAINED     AVAILABLE     TREASURY    ACQUIRED   AWARDED
                                   STOCK     CAPITAL      EARNINGS     FOR SALE       STOCK      BY ESOP    BY BIPS      TOTAL
---------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1993      $13,440   8,118,494    16,432,621      (38,124)           --   (437,903)  (179,918)  23,908,610
---------------------------------------------------------------------------------------------------------------------------------
Net income                                                1,938,911                                                     1,938,911
---------------------------------------------------------------------------------------------------------------------------------
Adjustment of securities
  available for sale to fair
  value, net of tax effect                                            (2,794,782)                                      (2,794,782)
---------------------------------------------------------------------------------------------------------------------------------
Exercise of stock options             78       55,781                                                                      55,859
---------------------------------------------------------------------------------------------------------------------------------
Tax benefit related to stock
  options exercised                             6,287                                                                       6,287
---------------------------------------------------------------------------------------------------------------------------------
Tax benefit related to vested
  BIP's stock                                  25,638                                                                      25,638
---------------------------------------------------------------------------------------------------------------------------------
Amortization of award of BIP's
  stock                                                                                                       56,816       56,816
---------------------------------------------------------------------------------------------------------------------------------
Contribution to fund ESOP loan                                                                     89,125                  89,125
---------------------------------------------------------------------------------------------------------------------------------
Dividends declared on common
  stock                                                    (404,203)                                                     (404,203)
---------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1994      13,518    8,206,200    17,967,329   (2,832,906)           --   (348,778)  (123,102)  22,882,261
---------------------------------------------------------------------------------------------------------------------------------
Net income                                                1,818,447                                                     1,818,447
---------------------------------------------------------------------------------------------------------------------------------
Purchase of treasury stock
  (71,500 shares)                                                                   (1,032,625)                        (1,032,625)
---------------------------------------------------------------------------------------------------------------------------------
Adjustment of securities
  available for sale to fair
  value, net of tax effect                                             2,944,917                                        2,944,917
---------------------------------------------------------------------------------------------------------------------------------
Tax benefit related to vested
  BIP's stock                                  19,632                                                                      19,632
---------------------------------------------------------------------------------------------------------------------------------
Amortization of award of BIP's
  stock                                                                                                       56,816       56,816
---------------------------------------------------------------------------------------------------------------------------------
Contribution to fund ESOP loan                                                                     89,124                  89,124
---------------------------------------------------------------------------------------------------------------------------------
Dividends declared on common
  stock                                                    (412,946)                                                     (412,946)
---------------------------------------------------------------------------------------------------------------------------------
3 for 2 stock split related to
  fractional shares                                          (1,518)                                                       (1,518)
---------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1995      13,518    8,225,832    19,371,312      112,011    (1,032,625)  (259,654)   (66,286)  26,364,108
---------------------------------------------------------------------------------------------------------------------------------
Net income                                                1,052,097                                                     1,052,097
---------------------------------------------------------------------------------------------------------------------------------
Purchase of treasury stock
  (39,000 shares)                                                                     (648,937)                          (648,937)
---------------------------------------------------------------------------------------------------------------------------------
Adjustment of securities
  available for sale to fair
  value, net of tax effect                                              (452,296)                                        (452,296)
---------------------------------------------------------------------------------------------------------------------------------
Exercise of stock options            135      122,509                                                                     122,644
---------------------------------------------------------------------------------------------------------------------------------
Tax benefit related to stock
  options exercised                            43,550                                                                      43,550
---------------------------------------------------------------------------------------------------------------------------------
Tax benefit related to vested
  BIP's stock                                  28,581                                                                      28,581
---------------------------------------------------------------------------------------------------------------------------------
Amortization of award of BIP's
  stock                                                                                                       56,817       56,817
---------------------------------------------------------------------------------------------------------------------------------
Contribution to fund ESOP loan                                                                     89,124                  89,124
---------------------------------------------------------------------------------------------------------------------------------
Dividends declared on common
  stock                                                    (402,006)                                                     (402,006)
---------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1996      $13,653   8,420,472    20,021,403     (340,285)   (1,681,562)  (170,530)    (9,469)  26,253,682
---------------------------------------------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.

     SuburbFed Financial Corp. and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS
--------------------------------------------------------------------------------

                                                                          YEARS ENDED DECEMBER 31,
                                                                ---------------------------------------------
                                                                    1996             1995            1994
-------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
-------------------------------------------------------------------------------------------------------------
  Net income                                                    $   1,052,097       1,818,447       1,938,911
-------------------------------------------------------------------------------------------------------------
  Adjustments to reconcile net income to net cash from
    operating activities:
    Depreciation                                                      667,979         705,785         647,987
-------------------------------------------------------------------------------------------------------------
    Amortization of premiums and discounts                            667,078         669,749       1,480,471
-------------------------------------------------------------------------------------------------------------
    Amortization of intangible                                         47,021          56,281          63,567
-------------------------------------------------------------------------------------------------------------
    Amortization of cost of stock benefit plans                       145,941         145,940         145,941
-------------------------------------------------------------------------------------------------------------
    Provision for loan losses                                         192,680          76,700          57,600
-------------------------------------------------------------------------------------------------------------
    Gain on sale of securities held for trade                        (108,343)       (123,784)       (189,944)
-------------------------------------------------------------------------------------------------------------
    Net gain on sale of loans and securities                         (112,158)        (82,554)        (18,651)
-------------------------------------------------------------------------------------------------------------
    Unrealized (gain) loss on investment and mortgage-backed
      securities                                                     (197,292)       (230,310)         41,134
-------------------------------------------------------------------------------------------------------------
    Proceeds from sales of trading account securities                 756,646         752,934       1,094,499
-------------------------------------------------------------------------------------------------------------
    Purchase of trading account securities                           (497,995)       (602,040)     (1,210,085)
-------------------------------------------------------------------------------------------------------------
    Federal Home Loan Bank stock dividend                                  --         (29,100)             --
-------------------------------------------------------------------------------------------------------------
    Net changes in:
-------------------------------------------------------------------------------------------------------------
      Accrued interest receivable                                    (204,560)       (347,563)       (214,969)
-------------------------------------------------------------------------------------------------------------
      Accrued interest payable                                         70,002          82,044         176,238
-------------------------------------------------------------------------------------------------------------
      Deferred income on loans                                     (1,036,521)       (560,320)       (263,598)
-------------------------------------------------------------------------------------------------------------
      Deferred and accrued federal and state income taxes             189,069         226,945         179,675
-------------------------------------------------------------------------------------------------------------
      Other, net                                                      (59,434)       (144,893)        535,642
-------------------------------------------------------------------------------------------------------------
        Net cash flows provided by operating activities             1,572,210       2,414,261       4,464,418
-------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES:
-------------------------------------------------------------------------------------------------------------
  Proceeds from sale of investment securities                         200,000       1,162,527              --
-------------------------------------------------------------------------------------------------------------
  Proceeds from maturities of investment securities                 2,010,418       1,002,016           6,296
-------------------------------------------------------------------------------------------------------------
  Purchase of investment securities                                (1,374,995)     (1,150,000)     (4,314,409)
-------------------------------------------------------------------------------------------------------------
  Proceeds from sales of mortgage-backed securities                44,311,609       3,097,490      12,042,259
-------------------------------------------------------------------------------------------------------------
  Proceeds from repayments of mortgage-backed securities           22,213,676      14,444,376      44,120,701
-------------------------------------------------------------------------------------------------------------
  Purchase of mortgage-backed securities                          (13,885,048)    (11,414,416)    (72,788,726)
-------------------------------------------------------------------------------------------------------------
  Purchase of Federal Home Loan Bank stock                         (1,255,000)       (127,100)        (31,400)
-------------------------------------------------------------------------------------------------------------
  Proceeds from sale of loans                                       8,487,647       5,988,885       4,634,765
-------------------------------------------------------------------------------------------------------------
  Disbursements for loans                                        (172,814,721)    (98,889,665)    (74,605,394)
-------------------------------------------------------------------------------------------------------------
  Loan repayments                                                  69,780,479      51,137,360      44,475,557
-------------------------------------------------------------------------------------------------------------
  Property and equipment expenditures                                (531,727)     (1,322,875)       (585,634)
-------------------------------------------------------------------------------------------------------------
        Net cash flows provided for investing activities          (42,857,662)    (36,071,402)    (47,045,985)
-------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES:
-------------------------------------------------------------------------------------------------------------
  Proceeds from exercise of stock options                             122,644              --          55,859
-------------------------------------------------------------------------------------------------------------
  Dividends paid on common stock                                     (404,046)       (418,673)       (394,612)
-------------------------------------------------------------------------------------------------------------
  Purchase of treasury stock                                         (648,937)     (1,032,625)             --
-------------------------------------------------------------------------------------------------------------
  Deposit receipts                                                941,499,126     900,441,776     770,638,388
-------------------------------------------------------------------------------------------------------------
  Deposit withdrawals                                            (932,673,452)   (877,920,133)   (766,198,318)
-------------------------------------------------------------------------------------------------------------
  Interest credited to deposit accounts                            11,799,865       9,765,152       7,537,269
-------------------------------------------------------------------------------------------------------------
  Proceeds from borrowed money                                    247,748,000     235,076,155     194,057,000
-------------------------------------------------------------------------------------------------------------
  Repayment of borrowed money                                    (228,237,000)   (231,272,155)   (162,449,903)
-------------------------------------------------------------------------------------------------------------
  Net increase in advance payments by borrowers for taxes
    and insurance                                                     412,024          89,522          22,511
-------------------------------------------------------------------------------------------------------------
        Net cash flow provided by financing activities             39,618,224      34,729,019      43,268,194
-------------------------------------------------------------------------------------------------------------
Increase (decrease) in cash and cash equivalents                   (1,667,228)      1,071,878         686,627
-------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at beginning of year                     10,519,464       9,447,586       8,760,959
-------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year                        $   8,852,236      10,519,464       9,447,586
-------------------------------------------------------------------------------------------------------------
  Cash paid during period for:
-------------------------------------------------------------------------------------------------------------
    Interest                                                    $  15,846,447      13,238,014       9,773,597
-------------------------------------------------------------------------------------------------------------
    Income taxes                                                      375,204         823,846         940,000
-------------------------------------------------------------------------------------------------------------
  NON CASH INVESTING ACTIVITIES:
-------------------------------------------------------------------------------------------------------------
    Transfer of loans to real estate owned                             18,926          13,597              --
-------------------------------------------------------------------------------------------------------------
    Loans securitized into mortgage-backed securities           $   1,596,500              --       7,714,170
-------------------------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.

        SuburbFed Financial Corp. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

1) SUMMARY OF SIGNIFICANT
ACCOUNTING POLICIES

     SuburbFed Financial Corp. (the "Company") is a Delaware corporation incorporated on October 23, 1991 for the purpose of becoming the savings and loan holding company for Suburban Federal Savings, A Federal Savings Bank (the "Bank"). On March 3, 1992, the Bank converted from a mutual to a stock form of ownership, and the Company completed its initial public offering, and, with a portion of the net proceeds acquired all of the issued and outstanding capital stock of the Bank (the "Conversion").

     The accounting and reporting policies of the Company and its subsidiaries conform to generally accepted accounting principles and to general practice within the thrift industry. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. The following is a description of the more significant policies which the Company follows in preparing and presenting its consolidated financial statements.

     PRINCIPLES OF CONSOLIDATION: The accompanying consolidated financial statements consist of the accounts of the Company, and its wholly owned subsidiary Suburban Federal Savings, A Federal Savings Bank, and the Bank's wholly owned subsidiaries, Suburban Mortgage Services Inc., South Suburban Securities Corporation, and the wholly owned subsidiary of South Suburban Securities Corporation, Suburban Insurance Resources Agency, Inc. Significant intercompany accounts and transactions have been eliminated in consolidation.

     INVESTMENT SECURITIES AND MORTGAGE-BACKED SECURITIES, AVAILABLE FOR
SALE: Investment securities and mortgage-backed securities available for sale are recorded in accordance with Statement of Financial Accounting Standards ("SFAS") No. 115 "Accounting for Certain Investments in Debt and Equity Securities". SFAS 115 requires the use of fair value accounting for securities available for sale or trading and retains the use of the amortized cost method for investments the Company has the positive intent and ability to hold to maturity.

     SFAS 115 requires the classification of debt and equity securities into one of three categories: held to maturity, available for sale, or trading. Held to maturity securities are measured at amortized cost. Unrealized gains and losses on trading securities are included in income. Unrealized gains and losses on available for sale securities are excluded from income and reported net of taxes as a separate component of stockholders' equity.

     The Company has designated a portion of its investment securities and mortgage-backed securities as available for sale, and has recorded these investments at their current fair values. Unrealized gains and losses are recorded in a valuation account which is included, net of income taxes, as a separate component of stockholders' equity. Gains and losses on the sale of securities are determined using the specific identification method.

     INVESTMENT SECURITIES AND MORTGAGE-BACKED SECURITIES, HELD TO
MATURITY: These securities are carried at cost, and adjusted for amortization of premiums and accretion of discounts. Premiums and discounts are amortized and accreted into income over the remaining life of the security using a method which approximates the level-yield method. These securities are not carried at fair value because the Company has both the ability and intent to hold them to maturity.

     INVESTMENT SECURITIES HELD FOR TRADE: Trading account securities are carried at market value, and net unrealized gains and losses are reflected in the consolidated statements of earnings. Recognized but unrealized net gains at December 31, 1996 amounted to $442,228.

     LOANS RECEIVABLE AND RELATED FEES: Loans are stated at the principal amount outstanding, net of loans in process, net deferred yield adjustments and the allowance for losses. Interest on loans is credited to income as earned and accrued only if deemed collectible. Loans are placed on nonaccrual status when, in the opinion of management, the full timely collection of principal or interest is in doubt. As a general rule, the accrual of interest is discontinued when principal or interest payments become 90 days past due or earlier if conditions warrant. When a loan is placed on nonaccrual status, previously accrued but unpaid interest is charged against current income.

     Loan origination fees are being deferred in accordance with SFAS No. 91. "Accounting for Nonrefundable Fees and Costs Associated with

Originating or Acquiring Loans and Initial Direct Costs of Leases". This statement requires that loan origination fees and direct loan origination costs for a completed loan be netted and then deferred and amortized into interest income as an adjustment of yield.

     On January 1, 1995, the Bank adopted SFAS No. 114 "Accounting by Creditors for Impairment of a Loan" and SFAS No. 118 "Accounting by Creditors for Impairment of a Loan--Income Recognition and Disclosures" which impose certain requirements on the measurement of impaired loans. These statements apply to all loans that are identified for evaluation except for large groups of smaller-balance homogeneous loans that are collectively evaluated for impairment. These loans include, but are not limited to, credit card, residential mortgage and consumer installment loans. Substantially all of the Bank's lending is excluded from the provisions of SFAS 114 and SFAS 118.

     Under these statements, of the remaining loans which are evaluated for impairment (a loan is considered impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement), there were no material amounts of loans which met the definition of an impaired loan during the year ended December 31, 1996 and no loans to be evaluated for impairment at December 31, 1996.

     ALLOWANCE FOR LOAN LOSSES: The determination of the allowance for loan losses involves material estimates that are susceptible to significant change in the near term. The allowance for loan losses is maintained at a level adequate to provide for losses through charges to operating expense. The allowance is based upon past loss experience and other factors which, in management's judgement, deserve current recognition in estimating losses. Such other factors considered by management include growth and composition of the loan portfolio, the relationship of the allowance for losses to outstanding loans and economic conditions.

     Management believes that the allowance is adequate. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for losses. Such agencies may require the Company to recognize additions to the allowance based on their judgements about information available to them at the time of their examination.

     REAL ESTATE OWNED: Real estate acquired through foreclosure or deed in lieu of foreclosure is carried at the lower of fair value minus estimated costs to sell or the related loan balance at the date of foreclosure plus capital improvements. Valuations are periodically performed by management and an allowance for loss is established by a charge to operations if the carrying value of a property exceeds its fair value minus estimated costs to sell.

     DEPRECIATION: Depreciation of office properties and equipment are accumulated on the straight line basis over estimated lives of the various assets.

     AMORTIZATION OF INTANGIBLES: The value of the previously acquired deposit base intangible is being amortized over a period not exceeding the estimated average remaining life of the existing deposit base acquired, principally seven years, using a method which approximates the sum of the years digit method. The value of the deposit base intangible acquired in connection with the acquisition of the branch location from St. Anthony Bank during 1995 is being amortized over a fifteen year period using the straight line method.

     MORTGAGE SERVICING RIGHTS: On January 1, 1995, the Company adopted SFAS 122, "Accounting for Mortgage Servicing Rights". This statement amends SFAS 65, "Accounting for Certain Mortgage Banking Activities" to require that a mortgage banking enterprise recognize as separate assets rights to service mortgage loans for others, however those servicing rights are acquired. SFAS 122 requires that a mortgage banking enterprise assess its capitalized mortgage servicing rights for impairment based on the fair value of those rights. The mortgage servicing rights are to be amortized over the life of the asset in proportion to the estimated net servicing income.

     The Company initially accounts for mortgage servicing rights using the discounted present value of estimated expected future cash flows. This amount is initially capitalized in other assets and subsequently amortized over the estimated life of the loan servicing income stream. The carrying value of the Company's mortgage serving rights, in relation to estimated servicing values, and the related amortization is reviewed by management on a quarterly basis.

        SuburbFed Financial Corp. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
--------------------------------------------------------------------------------

     INCOME TAXES: The Company files a consolidated federal income tax return with the Bank. The provision for federal and state taxes on income is based on earnings reported in the financial statements. Deferred income taxes arise from the recognition of certain items of income and expense for tax purposes in years different from those in which they are recognized in the consolidated financial statements. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amount of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

     CONSOLIDATED STATEMENTS OF CASH FLOWS: For the purposes of reporting cash flows, the Company has defined cash and cash equivalents to include cash on hand, amounts due from depository institutions, interest-bearing deposits in other financial institutions and Federal funds sold.

     EARNINGS PER SHARE: Earnings per share for the year ended December 31, 1996 was determined by dividing net income for the year by 1,310,568 and 1,316,243, the weighted average number of both primary and fully diluted shares of common stock and common stock equivalents outstanding. Stock options are regarded as common stock equivalents and are therefore considered in both primary and fully diluted earnings per share calculations. Common stock equivalents are computed using the treasury stock method.

     RECLASSIFICATIONS: Certain 1994 and 1995 amounts have been reclassified to conform with the 1996 presentation.

2) INVESTMENT SECURITIES

     Investment securities are summarized as follows:
--------------------------------------------------------------------------------

                                                                             GROSS        GROSS
                                                              AMORTIZED    UNREALIZED   UNREALIZED     FAIR
                                                                 COST        GAINS        LOSSES       VALUE
                                                              ----------   ----------   ----------   ---------
December 31, 1996
  FNMA debenture............................................  $2,000,000         --       61,250     1,938,750
  FHLB note.................................................   1,974,167      5,208           --     1,979,375
                                                              ----------     ------       ------     ---------
                                                              $3,974,167      5,208       61,250     3,918,125
                                                              ==========     ======       ======     =========
Weighted average interest rate..............................        4.99%
                                                              ==========
December 31, 1995
  FNMA debenture............................................  $2,000,000         --       35,625     1,964,375
  SELMA debenture...........................................   2,000,000         --        2,500     1,997,500
  FHLB note.................................................   1,954,167     30,833           --     1,985,000
                                                              ----------     ------       ------     ---------
                                                              $5,954,167     30,833       38,125     5,946,875
                                                              ==========     ======       ======     =========
Weighted average interest rate..............................        5.19%
                                                              ==========
--------------------------------------------------------------------------------------------------------------

     The contractual maturity of investment securities held for investment are summarized as follows:

--------------------------------------------------------------------------------

                                                                DECEMBER 31, 1996        DECEMBER 31, 1995
                                                              ----------------------   ---------------------
                                                              AMORTIZED      FAIR      AMORTIZED     FAIR
                      TERM TO MATURITY                           COST        VALUE       COST        VALUE
                      ----------------                        ----------   ---------   ---------   ---------
Due after one year through five years.......................  $3,974,167   3,918,125   5,954,167   5,946,875
                                                              ==========   =========   =========   =========
------------------------------------------------------------------------------------------------------------

3) INVESTMENT SECURITIES AVAILABLE FOR SALE

     Investment securities available for sale are recorded at fair value in accordance with SFAS 115. This portfolio is summarized as follows:

--------------------------------------------------------------------------------

                                                                                GROSS         GROSS
                                                                AMORTIZED     UNREALIZED    UNREALIZED      FAIR
                                                                   COST         GAINS         LOSSES        VALUE
                                                                ----------    ----------    ----------    ---------
December 31, 1996
  Corporate debt securities.................................    $  100,000       2,500            --        102,500
  Equity securities:
    Preferred stocks........................................     2,991,311      17,945        29,440      2,979,816
    Financial Institution common stock mutual funds.........       237,111     110,850            --        347,961
                                                                ----------     -------        ------      ---------
                                                                $3,328,422     131,295        29,440      3,430,277
                                                                ==========     =======        ======      =========
December 31, 1995
  Corporate debt securities.................................    $  100,000          --            --        100,000
  Equity securities:
    Preferred stocks........................................     1,965,311      58,590        26,625      1,997,276
    Financial Institution common stock mutual funds.........       197,534      50,566            --        248,100
                                                                ----------     -------        ------      ---------
                                                                $2,262,845     109,156        26,625      2,345,376
                                                                ==========     =======        ======      =========
-------------------------------------------------------------------------------------------------------------------

     During the current year, the Company sold securities realizing gross proceeds of $200,000, at no profit or loss. Proceeds from the sale of investment securities available for sale during the year ended December 31, 1995 were $1,162,527 with gross gains of $90,819 and gross losses of $21,875. There were no sales of investment securities available for sale during the year ended December 31, 1994. The change in net unrealized gains and losses during the current year of $19,324, net of the tax effect of $7,343, resulted in an $11,981 credit to stockholders' equity.

4) INVESTMENT SECURITIES HELD FOR TRADE

     Investment securities held for trade at December 31, 1996 consists of equity securities (convertible preferred stock with a carrying value of $250,115 and common stock with a carrying value of $1,111,523). The investment securities held for trade at December 31, 1995 consists of equity securities (convertible preferred stock with a carrying value of $285,729 and common stock with a carrying value of $929,925).

     The adjustment of these securities to their current fair values has resulted in a net unrealized gain of $442,228 as of December 31, 1996 and a net unrealized gain of $244,936 as of December 31, 1995. Proceeds from sales of investment securities held for trade during the years ended December 31, 1996, 1995 and 1994 were $756,646, $752,934 and $1,094,499 with gross gains of
$108,343, $123,784 and $189,944 realized on those sales.

        SuburbFed Financial Corp. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
--------------------------------------------------------------------------------

5) MORTGAGE-BACKED SECURITIES

     Mortgage-backed securities are summarized as follows:

--------------------------------------------------------------------------------

                                                                                  GROSS         GROSS
                                                                 AMORTIZED      UNREALIZED    UNREALIZED       FAIR
                                                                    COST          GAINS         LOSSES         VALUE
                                                                ------------    ----------    ----------    -----------
DECEMBER 31, 1996
  Participation certificates:
    FHLMC -- adjustable rate (a)............................    $  4,226,031       6,661         39,420       4,193,272
    FNMA -- adjustable rate (a).............................       4,211,922      41,981         25,534       4,228,369
    GNMA -- adjustable rate (a).............................       1,466,466      20,377             --       1,486,843
  Privately issued participation certificates: (b)
    Fixed rate..............................................      46,872,110     122,508        291,024      46,703,594
    Adjustable rate.........................................      23,233,624     236,619         83,727      23,386,516
  Investment in real estate mortgage investment conduits:
    FHLMC -- fixed rate.....................................       3,372,908      40,592         23,986       3,389,514
    FHLMC -- adjustable rate................................       5,000,390          --        205,859       4,794,531
    FNMA -- fixed rate......................................       5,179,430      46,797             --       5,226,227
                                                                ------------     -------      ---------     -----------
                                                                $ 93,562,881     515,535        669,550      93,408,866
                                                                ============     =======      =========     ===========
Weighted average interest rate..............................            7.23%
                                                                        ====

DECEMBER 31, 1995
  Participation certificates:
    FHLMC -- adjustable rate................................    $  5,070,426       1,337         41,093       5,030,670
    FNMA -- adjustable rate.................................       5,034,201          --         52,701       4,981,500
    GNMA -- adjustable rate.................................       1,806,497      16,308             --       1,822,805
    FHA/HUD -- fixed rate...................................         677,213          --             --         677,213
  Privately issued participation certificates: (b)
    Fixed rate..............................................      51,667,420     248,463         44,941      51,870,942
    Adjustable rate.........................................      26,622,385     180,464        217,349      26,585,500
  Investment in real estate mortgage investment conduits:
    FHLMC -- fixed rate.....................................       4,848,495      39,989         13,169       4,875,315
    FHLMC -- adjustable rate................................       5,010,089          --        249,149       4,760,940
    FNMA -- fixed rate......................................       7,649,683      21,462             --       7,671,145
                                                                ------------     -------      ---------     -----------
                                                                $108,386,409     508,023        618,402     108,276,030
                                                                ============     =======      =========     ===========
Weighted average interest rate..............................            7.13%
                                                                        ====
-----------------------------------------------------------------------------------------------------------------------

(a) Mortgage-backed securities with an amortized cost basis of $6,553,448 and a fair value of $6,591,815 are collateral for repurchase agreements totaling $5,934,000 (see note 11).

(b) Consists of privately issued mortgage-backed securities and collateralized mortgage obligations with intermediate and long-term contractual maturities and, due to anticipated prepayments, expected average lives of approximately two to five years. All securities have a AAA rating due to credit enhancements.

     At December 31, 1996, the Bank has pledged as collateral approximately $1,085,000 of FHLMC participation certificates and $3,000,000 of a FNMA REMIC security to depositors with large deposit accounts at the Bank.

6) MORTGAGE-BACKED SECURITIES AVAILABLE FOR SALE

     Mortgage-backed securities available for sale are recorded at fair value in accordance with SFAS 115. This portfolio is summarized as follows:

--------------------------------------------------------------------------------

                                                                                 GROSS         GROSS
                                                                 AMORTIZED     UNREALIZED    UNREALIZED       FAIR
                                                                   COST          GAINS         LOSSES        VALUE
                                                                -----------    ----------    ----------    ----------
DECEMBER 31, 1996
  Participation certificates:
    FHLMC -- fixed rate.....................................    $   880,499      58,631            --         939,130
    FNMA -- fixed rate (a)..................................      1,697,633          --        22,343       1,675,290
  Privately issued participation certificates: (b)
    Fixed rate..............................................     24,631,927       7,702       563,767      24,075,862
    Adjustable rate.........................................      2,917,219          --        37,219       2,880,000
  Investment in real estate mortgage investment conduits:
    FHLMC -- fixed rate.....................................      4,299,427          32        31,363       4,268,096
    FNMA -- fixed rate......................................      3,651,635      29,308        24,702       3,656,241
  Mutual Funds:
    Adjustable Rate
    Mortgage Funds..........................................      2,495,395          --        66,982       2,428,413
                                                                -----------     -------       -------      ----------
                                                                $40,573,735      95,673       746,376      39,923,032
                                                                ===========     =======       =======      ==========
Weighted average interest rate..............................           7.00%
                                                                       ====

DECEMBER 31, 1995
  Participation certificates:
    FHLMC -- fixed rate.....................................    $ 6,511,758      81,237        11,212       6,581,783
    FNMA -- fixed rate......................................      2,112,875       5,216         5,271       2,112,820
  Privately issued participation certificates: (b)
    Fixed rate..............................................     27,558,773     142,255       185,786      27,515,242
    Adjustable rate.........................................      2,898,959          --         3,490       2,895,469
  Investment in real estate mortgage investment conduits:
    FHLMC -- fixed rate.....................................     24,147,296     175,714       157,712      24,165,298
    FNMA -- fixed rate......................................      6,602,081      62,501        24,528       6,640,054
    FNMA -- adjustable rate.................................      5,053,702      96,173            --       5,149,875
  Mutual Funds:
    Adjustable Rate
    Mortgage Funds..........................................      2,495,395          --        76,966       2,418,429
                                                                -----------     -------       -------      ----------
                                                                $77,380,839     563,096       464,965      77,478,970
                                                                ===========     =======       =======      ==========
Weighted average interest rate..............................           6.94%
                                                                       ====
---------------------------------------------------------------------------------------------------------------------

(a) Mortgage-backed securities with an amortized cost basis of $1,697,633 and a fair value of $1,675,290 are collateral for repurchase agreements totaling $1,504,000 (see note 11).

(b) Consists of privately issued mortgage-backed securities and collateralized mortgage obligations with intermediate and long-term contractual maturities and, due to anticipated prepayments, expected average remaining lives of approximately three to seven years, with an average remaining life of approximately five years. All securities have a AAA rating due to credit enhancements.

     Proceeds from sales of mortgage-backed securities available for sale during the years ended December 31, 1996, 1995 and 1994 were $44,311,609, $3,097,490 and $12,042,259 with gross gains of $301,538, $2,978 and $153,427; and gross losses of $185,619, $18,905 and $107,738 realized on those sales. The change in net unrealized gains and losses during the current year of $748,834, net of the tax effect of $284,557 resulted in a $464,277 charge to stockholders' equity.

        SuburbFed Financial Corp. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
--------------------------------------------------------------------------------

7) LOANS RECEIVABLE

     Loans receivable are summarized as follows:
-------------------------------------------------------------

                                        DECEMBER 31,
                                 ----------------------------
                                     1996            1995
                                 ------------     -----------
Mortgage loans:
  One- to Four-family..........  $201,110,161     120,651,657
  Multi-family.................    13,462,720       6,799,182
  Commercial...................     3,953,570       2,578,705
  Construction and
    development................     8,593,214       4,471,259
                                 ------------     -----------
Total mortgage loans...........   227,119,665     134,500,803
                                 ------------     -----------
Other loans:
  Commercial warehouse line of
    credit.....................     1,229,234       1,723,515
  Credit card..................     2,025,247       2,154,549
  Second mortgages.............    12,110,511       9,896,173
  Other........................     1,167,323       1,323,807
                                 ------------     -----------
Total other loans..............    16,532,315      15,098,044
                                 ------------     -----------
Total loans receivable.........   243,651,980     149,598,847
                                 ------------     -----------
Less:
  Loans in process.............     2,157,754       1,154,693
  Net deferred yield
    adjustments................    (1,288,317)       (236,735)
  Allowance for loan losses....       967,360         772,850
                                 ------------     -----------
Loans receivable, net..........  $241,815,183     147,908,039
                                 ============     ===========
Weighted average interest
  rate.........................          7.93%           8.15%
                                 ============     ===========
-------------------------------------------------------------

     During the current year, the Company sold mortgage loans to the Federal National Mortgage Association, while retaining servicing, realizing proceeds of $8,487,647, gross gains of $24,066 and gross losses of $99,673. The Company recorded an additional gain of $61,630 on these sales, from the establishment of a mortgage servicing right asset in accordance with SFAS No. 122. In addition, during the current year, the Company securitized loans with the Federal Home Loan Mortgage Corporation, and upon the subsequent sale of the resultant mortgage-backed security, recorded an additional gain of $10,216 from the establishment of a mortgage servicing right asset. During the years ended December 31, 1996 and 1995, the Company amortized $14,925 and $3,324 of this asset against current servicing fee income.

     At December 31, 1996, 1995 and 1994, loans serviced for others amounted to $41,269,040, $36,935,216 and $35,704,273 respectively.

     Activity in the allowance for loan losses is summarized as follows:
-------------------------------------------------------------

                                   YEARS ENDED DECEMBER 31,
                                 ----------------------------
                                   1996      1995      1994
                                 --------   -------   -------
Balance, beginning of year.....  $772,850   734,868   631,486
Provision for loan losses......   192,680    76,700    57,600
Charge-offs....................   (68,824)  (39,030)  (29,296)
Recoveries.....................    70,654       312    75,078
                                 --------   -------   -------
Balance, end of year...........  $967,360   772,850   734,868
                                 ========   =======   =======
-------------------------------------------------------------

     The balance of nonaccrual loans at December 31, 1996 and 1995 was approximately $997,000 and $644,000 respectively.

     For the years ended December 31, 1996 and 1995, gross interest income which would have been recorded had the non-accruing loans been current in accordance with their original terms amounted to approximately $75,200 and $5,600 respectively.

     Loans to directors and executive officers aggregated $1,132,000 at December 31, 1996 and $1,154,000 at December 31, 1995. Such loans are made on the same terms as those for other loan customers.

     Activity in loans to directors and executive officers for the year ended December 31, 1996 is summarized as follows:
-------------------------------------------------------------

Balance, beginning of year......................   $1,154,000
Loans disbursed.................................      234,000
Principal repayments............................     (256,000)
                                                   ----------
Balance, end of year............................   $1,132,000
                                                   ==========
-------------------------------------------------------------

8) OFFICE PROPERTIES AND EQUIPMENT

     Office properties and equipment are summarized as follows:
-------------------------------------------------------------

                                           DECEMBER 31,
                                     ------------------------
                                        1996          1995
                                     -----------   ----------
Land...............................  $   954,935      955,910
Buildings..........................    4,649,279    4,540,222
Parking lot improvements...........       80,359       78,909
Property held for future
  expansion........................      408,871      408,871
Furniture, fixtures and
  equipment........................    3,380,069    3,041,535
Leasehold improvements.............    1,303,909    1,285,743
Automobiles........................      119,753       99,480
                                     -----------   ----------
                                      10,897,175   10,410,670
Less accumulated depreciation......    6,197,980    5,575,223
                                     -----------   ----------
                                     $ 4,699,195    4,835,447
                                     ===========   ==========
-------------------------------------------------------------

     Depreciation of office properties and equipment for the years ended December 31, 1996, 1995 and 1994 amounted to $667,979, $705,785 and $647,987 respectively.

     At December 31, 1996, the Bank was leasing one branch office facility under an operating lease which expires in 1998 and five operating leases relating to branch facilities in a local grocery chain. These five leases carry initial terms which expire in 1997. All six leases contain renewal options.

     Rent expense for the years ending December 31, 1996, 1995 and 1994 amounted to $259,776, $258,617 and $256,406 respectively.

     Minimum long-term operating lease commitments are as follows:
------------------------------------------------------------

YEAR ENDING DECEMBER 31                              AMOUNT
-----------------------                             --------
1997............................................    $172,000
1998............................................      35,000
------------------------------------------------------------

9) ACCRUED INTEREST RECEIVABLE

     Accrued interest receivable is summarized as follows:
------------------------------------------------------------

                                            DECEMBER 31,
                                       ----------------------
                                          1996        1995
                                       ----------   ---------
Investment securities................  $  104,575     131,450
Mortgage-backed securities...........     808,621   1,114,968
Loans receivable.....................   1,801,636   1,194,373
Allowance for uncollected interest...    (388,327)   (316,314)
Interest collected in advance........      (6,982)     (9,514)
                                       ----------   ---------
                                       $2,319,523   2,114,963
                                       ==========   =========
------------------------------------------------------------

10) DEPOSITS

     Deposit accounts are summarized as follows:
------------------------------------------------------------

                         DECEMBER 31, 1996        DECEMBER 31, 1995
                      -----------------------   ----------------------
                      WEIGHTED                  WEIGHTED
                      AVERAGE                   AVERAGE
                      NOMINAL                   NOMINAL
                        RATE       BALANCE        RATE       BALANCE
                      --------   ------------   --------   -----------
Passbook accounts....   2.50%    $ 54,551,829     2.51%     55,360,343
Demand deposit and
 NOW accounts........   1.63       50,465,958     1.50      49,447,250
Money market
 accounts............   3.11       14,629,882     3.00      13,188,180
                                 ------------              -----------
                                  119,647,669              117,995,773
Certificates of
 deposit:
 7-91 days...........   2.75          271,155     2.75         268,479
 6-11 months.........   5.58       32,973,057     5.71      30,086,948
 12-29 months........   5.91      107,286,879     6.05      91,113,682
 30 months and
   over..............   5.78       29,351,814     5.71      29,443,628
 Prime advantage
   certificate(a)....   5.88        1,754,575     6.01       1,741,928
 IRA and Keogh.......   6.06       16,067,664     6.07      17,261,640
 Other...............   5.76        2,228,192     6.27       1,043,388
                                 ------------              -----------
                        4.43%    $309,581,005     4.38%    288,955,466
                                 ============              ===========

(a) The prime advantage account is an adjustable rate certificate of deposit with either a 3 year or 5 year maturity. The interest rate on the 5 year term is 50% of the prime rate plus 1.875% while the 3 year term is 50% of the prime rate plus 1.625%. The guaranteed minimum rate on this account is 5.00%.
------------------------------------------------------------

     A summary of certificates of deposit by maturity is as follows:
------------------------------------------------------------

                                        DECEMBER 31,
                                 --------------------------
                                     1996          1995
                                 ------------   -----------
Within 12 months...............  $111,433,122    65,552,656
13 months to 24 months.........    42,197,182    74,217,058
25 months to 36 months.........    26,502,094    17,043,455
37 months to 48 months.........     5,952,572     8,007,289
Over 48 months.................     3,848,366     6,139,235
                                 ------------   -----------
    Total......................  $189,933,336   170,959,693
                                 ============   ===========
-----------------------------------------------------------

     Interest expense on deposits consists of the following:
------------------------------------------------------------

                                YEARS ENDED DECEMBER 31,
                          -------------------------------------
                             1996          1995         1994
                          -----------   ----------   ----------
Passbook and Certificate
  accounts..............  $12,129,386    9,817,401    7,469,543
NOW and Money market
  accounts..............    1,157,013    1,185,130    1,186,941
                          -----------   ----------   ----------
    Total...............  $13,286,399   11,002,531    8,656,484
                          ===========   ==========   ==========
------------------------------------------------------------

     The aggregate amount of deposit accounts with a balance of $100,000 or greater was approximately $34,400,000 and $27,900,000 at December 31, 1996 and 1995, respectively. Deposits in excess of $100,000 are not insured by the Federal Deposit Insurance Corporation.
------------------------------------------------------------

11) BORROWED MONEY

     Borrowed money is summarized as follows:
------------------------------------------------------------

                           DECEMBER 31, 1996        DECEMBER 31, 1995
                         ----------------------   ---------------------
                         WEIGHTED                 WEIGHTED
                         AVERAGE                  AVERAGE
                           RATE       AMOUNT        RATE       AMOUNT
                         --------   -----------   --------   ----------
Secured advances from
 the FHLB -- Chicago:
 Open line -- variable
   rate................      --%    $        --     5.31%     4,200,000
 Maturing in 1996 --
   fixed rate..........      --              --     5.84     13,000,000
 Maturing in 1997 --
   fixed rate..........    5.67      27,500,000     5.80      9,500,000
 Maturing in 1998 --
   fixed rate..........    5.87      15,000,000     5.92      7,500,000
 Maturing in 1999 --
   fixed rate..........    6.28       7,000,000       --             --
 Maturing in 2001 --
   fixed rate              6.65       6,000,000       --             --
Securities sold under
 agreements to
 repurchase:
 Maturing in January,
   1996................      --%             --     5.95      9,227,000
 Maturing in January,
   1997................    5.80       7,438,000       --             --
                                    -----------              ----------
                                    $62,938,000              43,427,000
                                    ===========              ==========
Weighted average
 interest rate.........                    5.89%                   5.82%
                                    ===========              ==========
-----------------------------------------------------------------------

        SuburbFed Financial Corp. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
--------------------------------------------------------------------------------

     Pursuant to collateral agreements with the Federal Home Loan Bank of Chicago (FHLB), advances are secured by all stock in the FHLB and qualifying first mortgage loans with unpaid principal balances aggregating no less than approximately 170% of the outstanding secured advances from the FHLB.

     The Bank enters into sales of securities under agreements to repurchase (reverse repurchase agreements). Fixed-coupon reverse repurchase agreements are treated as financings and the obligations to repurchase securities sold are reflected as borrowed funds in the consolidated statements of financial condition. The dollar amount of securities underlying the agreements remains in the asset accounts. Securities sold under agreements to repurchase consisted of mortgage-backed securities. The securities underlying the agreement were delivered to the dealer who arranged the transaction. The agreement calls for the Bank to repurchase similar securities.

     Information concerning borrowings under fixed-coupon dollar reverse repurchase agreements is summarized as follows:
------------------------------------------------------------

                                         1996         1995
                                      ----------   ----------
Average balance during the year.....  $7,043,154   10,884,858
Average interest rate during the
  year..............................        5.59%        6.05%
Maximum month-end balance during the
  year..............................   7,895,000   12,420,000
Mortgage-backed securities
  underlying the agreements at year
  end:
  Carrying value....................   8,251,000   10,113,000
  Estimated fair value..............  $8,267,000   10,179,000
-------------------------------------------------------------

     In connection with the Company's initial public offering, the Bank established an Employee Stock Ownership Plan (ESOP). The ESOP was funded by the proceeds from a $623,870 loan from an unaffiliated third party lender. During 1994, the Company refinanced this loan on essentially the same terms as the original lender. The loan carries an interest rate of one-half of one percent above the prime rate, and matures in the year 1999. The loan is secured by the shares of the Company purchased with the loan proceeds. The Bank has committed to make contributions to the ESOP sufficient to allow the ESOP to fund the debt service requirements of the loan.

     Interest expense on borrowed money is summarized as follows:
------------------------------------------------------------

                                  YEARS ENDED DECEMBER 31,
                             ----------------------------------
                                1996        1995        1994
                             ----------   ---------   ---------
Advances from the FHLB.....  $2,236,495   1,629,202   1,140,292
Securities sold under
  agreements to
  repurchase...............     393,555     688,325     148,157
ESOP debt..................          --          --       4,902
                             ----------   ---------   ---------
                             $2,630,050   2,317,527   1,293,351
                             ==========   =========   =========
---------------------------------------------------------------

12) RETIREMENT PLANS AND OTHER EMPLOYEE BENEFITS

     The Bank and its subsidiaries have a defined benefit plan which covers full-time employees with six months or more of service, and who are at least 21 years of age. The Bank's funding policy is to generally make the minimum annual contribution required by applicable regulations.

     The following table sets forth the plan's funded status and amounts recognized in the Company's consolidated financial statements at December 31.
------------------------------------------------------------

                                         1996        1995
                                      ----------   ---------
Projected benefits obligation
  (actuarial present value of
  projected benefits attributed to
  employee service to date based on
  future compensation levels).......  $2,329,550   2,007,760
Plan assets at fair value...........   1,765,552   1,648,133
                                      ----------   ---------
Plan assets less than projected
  benefit obligation................    (563,998)   (359,627)
Unrecognized net loss...............     261,471     178,479
Unrecognized transition amount
  amortized over 29 years...........      21,163      22,171
                                      ----------   ---------
Net pension liability included in
  accrued expenses..................  $ (281,364)   (158,977)
                                      ==========   =========
------------------------------------------------------------

     Included in the projected benefit obligation is an amount called the accumulated benefit obligation. The accumulated benefit obligation represents the actuarial present value of benefits attributed to employee service and compensation levels to date. At December 31, 1996, the accumulated benefit obligation was $1,557,000. The vested portion was $1,499,526.

     Net pension expense for the years ended December 31, 1996, 1995 and 1994 is being accounted for per Financial Accounting Standards Board Statement No. 87, "Employers'

Accounting for Pensions" and include the following components:
------------------------------------------------------------

                               YEARS ENDED DECEMBER 31,
                            ------------------------------
                              1996       1995       1994
                            --------   --------   --------
Service cost-benefits
  earned during the
  year....................  $220,098    166,226    147,967
Interest cost on projected
  benefit obligation......   155,687    135,837    138,656
Actual return on plan
  assets..................   (98,871)  (105,419)   (67,660)
Net amortization and
  deferral................   (44,527)   (17,105)   (13,446)
                            --------   --------   --------
  Net pension expense.....  $232,387    179,539    205,517
                            ========   ========   ========
----------------------------------------------------------

     The discount rate used in determining the actuarial present value of the projected benefit obligation at the beginning of the year to determine the net periodic pension cost and at the end of the year for the present value of the benefit obligation during 1996, 1995 and 1994 was 6.75%. The expected long-term rate of return on assets was 8.0% during 1996, 1995 and 1994, and the rate of increase in future compensation was 5.0% in 1996, 1995 and 1994.

     Additionally, the Bank has a contributory qualified pension plan (401(k)
Plan) which is available to all full-time employees having six months or more of service. Participants may make tax-deferred contributions within a range specified by the Plan. The Bank makes matching contributions in an amount equal to 50 percent of each eligible participant's contribution up to a specified percentage of the deferred contribution. Subsequent to the conversion, employees eligible under the stock option plan who contribute to the 401(k) are no longer eligible for the Bank's matching of their contributions. Contributions by the Bank to the 401(k) Plan were $31,740, $29,282 and $34,555 for the years ended December 31, 1996, 1995 and 1994 respectively.

13) OFFICER, DIRECTOR AND EMPLOYEE PLANS

     STOCK OPTION PLAN. The Company and its shareholders have adopted two stock option and incentive plans (the "1991 Stock Option and Incentive Plan" and the "1995 Stock Option and Incentive Plan", respectively) reserving 133,687 and 135,000 common shares, respectively, for issuance to directors, officers and key employees. The Plans provide that option prices will not be less than the fair market value of the stock at the grant date. The date on which the options are first exercisable is determined by the Stock Option Committee of the Board of Directors. The options expire no later than ten years from the grant date. The following is an analysis of the stock option activity for each of the years in the three year period ended December 31, 1996 and the stock options outstanding at the end of the respective periods.
------------------------------------------------------------

                                        EXERCISE PRICE
                        NUMBER     -------------------------
       OPTIONS         OF SHARES    PER SHARE       TOTAL
---------------------  ---------   ------------   ----------
Outstanding at
  January 1, 1994....   117,074    $ 6.67-15.17   $  895,254
Granted..............     1,670     13.17-15.67       24,081
Exercised............    (7,885)     6.67-15.17      (55,859)
Forfeited............         0
                        -------    ------------   ----------
Outstanding at
  December 31,
  1994...............   110,859      6.67-15.67      863,476
Granted..............    82,200     17.20-21.20    1,472,640
Exercised............         0
Forfeited............         0
                        -------    ------------   ----------
Outstanding at
  December 31,
  1995...............   193,059      6.67-21.20    2,336,116
Granted..............    71,640     16.50-24.60    1,416,560
Exercised............   (13,500)     6.67-17.20     (122,644)
Forfeited............   (25,059)    17.20-21.20     (445,751)
                        -------    ------------   ----------
Outstanding at
  December 31,
  1996...............   226,140    $ 6.67-24.60   $3,184,281
                        =======    ============   ==========
Exercisable at
  December 31,
  1996...............   126,250    $ 6.67-21.20   $1,294,821
                        =======    ============   ==========
Options available for
  future grants at
  December 1996......    14,070
                        =======
------------------------------------------------------------

     The Company has elected to follow Accounting Principles Board Opinion No. 25 "Accounting for Stock Issued to Employees" (APB 25) and related Interpretations in accounting for its employee stock options. Under APB 25, because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

     The Company implemented SFAS No. 123 "Accounting for Stock-Based Compensation" during 1996. The Company will retain its current accounting method for its stock-based compensation plans. This statement will only result in additional disclosures for the Company, and as such, its adoption did not, nor is it expected to have, a material impact on the Company's financial condition or its results of operations.

        SuburbFed Financial Corp. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
--------------------------------------------------------------------------------

     The following summarizes the pro forma net income as if the fair value method of accounting for stock-based compensation plans had been utilized:
------------------------------------------------------------

                                           YEARS ENDED
                                           DECEMBER 31,
                                      ----------------------
                                         1996        1995
                                      ----------   ---------
Net income (as reported)............  $1,052,097   1,818,447
Pro forma net income................     976,800   1,779,340
Earnings per share (as reported)....  $      .80        1.35
Pro forma earnings per share........         .75        1.32

------------------------------------------------------------

     The pro forma results presented above may not be representative of the effects reported in pro forma net income for future years.

     The fair value of the option grants for the years ended December 31, 1996 and 1995 was estimated using the Black Scholes Method, using the following assumptions: dividend yield of approximately 2.0%, expected volatility of 6.5%, risk free interest rate of 6.69% and 6.27%, and an expected life of approximately 10 years during both periods.

     EMPLOYEE STOCK OWNERSHIP PLAN. In conjunction with the Conversion, the Bank formed an Employee Stock Ownership Plan ("ESOP"). The ESOP covers substantially all employees with more than one year of employment and who have attained the age of 21. The ESOP borrowed $623,870 from an unaffiliated third-party lender and purchased 93,580 common shares issued in the Conversion. During 1994, the Company refinanced this loan on essentially the same terms as the original lender. In accordance with generally accepted accounting principles, the unpaid balance of the ESOP loan, which is comparable to unearned compensation, is reported as a reduction of stockholders' equity. Total contributions to the ESOP which were used to fund principal and interest payments on the ESOP debt totaled $109,251, $118,931 and $120,237 for the years ended December 31, 1996, 1995 and 1994, respectively. The Bank has committed to make cash contributions to the ESOP sufficient to service the requirements of the loan.

     BANK INCENTIVE PLANS. In conjunction with the Conversion, the Company formed two Bank Incentive Plans ("BIPs"), which purchased in the aggregate, 40,107 shares or 3.0% of the shares of common stock issued in the Conversion. The shares were purchased for $283,830 with funds contributed to the BIP's from the Bank. As of December 31, 1996, 7,293 awards were outstanding, with such awards to be earned by employees in key management positions in equal installments over a five year period from date of grant. An additional 3,018 shares owned by the BIP's have not yet been awarded.

     The $283,830 contributed to the BIPs is being amortized to compensation expense as the plan participants become vested in those shares. As of December 31, 1996, $274,361 of deferred compensation expense has been recognized since inception. The unamortized cost, which is comparable to deferred compensation, is reflected as a reduction of stockholders' equity.

14) INCOME TAXES

     The Company has adopted Statement of Financial Accounting Standards No. 109 (SFAS 109) which requires a change from the deferred method to the liability method of accounting for income taxes. Under the liability method, deferred income taxes are recognized for the tax consequences of "temporary differences" by applying statutory tax rates applicable to future years to differences between the financial statement carrying amounts and tax bases of existing assets and liabilities.

     Among the provisions of SFAS 109 which impact the Bank is the tax treatment of bad debt reserves. SFAS 109 provides that a deferred tax asset is to be recognized for the bad debt reserves established for financial reporting purposes and requires a deferred tax liability to be recorded for increases in the tax bad debt reserve since January 1, 1988, the effective date of certain changes made by the Tax Reform Act of 1986 to the calculation of savings institutions' bad debt deduction. Accordingly, retained earnings at December 31, 1996 includes approximately $3,840,000 for which no deferred federal income tax liability has been recognized.

     The provision for income taxes consists of the following:
------------------------------------------------------------

                                 YEARS ENDED DECEMBER 31,
                            ----------------------------------
                              1996        1995         1994
                            --------    ---------    ---------
Current.................    $108,470      780,390      952,851
Deferred................     455,830      290,610      198,749
                            --------    ---------    ---------
                            $564,300    1,071,000    1,151,600
                            ========    =========    =========
--------------------------------------------------------------

     A reconciliation of the statutory federal income tax rate to effective income tax rate is as follows:
------------------------------------------------------------

                                                 YEARS ENDED
                                                 DECEMBER 31,
                                           ------------------------
                                           1996      1995      1994
                                           ----      ----      ----
Statutory federal income tax rate....      34.0%     34.0%     34.0%
State income taxes...................       4.7       4.7       4.7
Dividends received exclusion.........      (3.8)     (1.6)     (1.4)
                                           ----      ----      ----
Effective income tax rate............      34.9%     37.1%     37.3%
                                           ====      ====      ====
-------------------------------------------------------------------

     Deferred federal income tax expense consists of the following tax effects of timing differences:
------------------------------------------------------------

                                   YEARS ENDED DECEMBER 31,
                                ------------------------------
                                  1996       1995       1994
                                --------    -------    -------
Loan fees...................    $470,160    219,500    138,700
Depreciation................     (32,035)   (48,400)   (39,500)
Compensation related
  expenses..................     (10,600)     9,100     29,900
Statutory bad debt deduction
  in excess of (less than)
  book provision............     (23,825)    45,700     55,500
Mortgage servicing rights...      36,880     15,200         --
Other.......................      15,250     49,510     14,149
                                --------    -------    -------
                                $455,830    290,610    198,749
                                ========    =======    =======
--------------------------------------------------------------

     The approximate tax effect of temporary differences that give rise to the Company's net deferred tax liability at December 31, 1996 and 1995 under SFAS 109 is as follows:
------------------------------------------------------------

    DECEMBER 31, 1996        ASSETS    LIABILITIES     NET
    -----------------       --------   -----------   --------
Loan fees deferred for
  financial reporting
  purposes, net of
  costs...................  $     --     (538,100)   (538,100)
Nondeductible incentive
  and retirement plan
  expense.................    73,705           --      73,705
Nondeductible deferred
  directors fees..........    41,457           --      41,457
Accelerated book
  depreciation............    61,205           --      61,205
Bad debt reserves
  established for
  financial reporting
  purposes................   137,185           --     137,185
Increases to tax bad debt
  reserves since January
  1, 1988.................        --     (556,130)   (556,130)
Unrealized loss on
  securities available for
  sale....................   208,562           --     208,562
Other.....................        --      (36,880)    (36,880)
                            --------   ----------    --------
  Total...................  $522,114   (1,131,110)   (608,996)
                            ========   ==========    ========

    DECEMBER 31, 1995        ASSETS    LIABILITIES     NET
    -----------------       --------   -----------   --------
Loan fees deferred for
  financial reporting
  purposes, net of
  costs...................  $     --     (67,940)     (67,940)
Nondeductible incentive
  and retirement plan
  expense.................    83,500          --       83,500
Nondeductible deferred
  directors fees..........    21,065          --       21,065
Accelerated book
  depreciation............    29,170          --       29,170
Bad debt reserves
  established for
  financial reporting
  purposes................   113,130          --      113,130
Increases to tax bad debt
  reserves since January
  1, 1988.................        --    (555,900)    (555,900)
Unrealized gain on
  securities available for
  sale....................        --     (68,652)     (68,652)
Other.....................    15,250          --       15,250
                            --------    --------     --------
  Total...................  $262,115    (692,492)    (430,377)
                            ========    ========     ========
-------------------------------------------------------------

15) REGULATORY CAPITAL REQUIREMENTS

     On August 9, 1989, the Financial Institution's Reform, Recovery and Enforcement Act of 1989 ("FIRREA") was signed into law. FIRREA mandated that the OTS adopt capital standards which require savings institutions to satisfy three separate capital requirements. Under the standards, savings institutions must maintain "tangible" capital ratio equal to 1.5% of adjusted total assets, "core" capital equal to 3.0% of adjusted total assets and a combination of core and "supplementary" capital equal to 8.0% of "risk-weighted" assets.

     For purposes of the regulation, the core and tangible capital of Suburban Federal Savings, A Federal Savings Bank is defined as stockholders' equity, adjusted for investments in non-includable subsidiaries, certain intangible assets, and net unrealized gains and losses on securities available for sale (other than unrealized losses in equity securities), net of taxes. Adjusted total assets are the Bank's total assets as determined under generally accepted accounting principles, adjusted for assets of non-includable subsidiaries, certain intangible assets, and net unrealized gains and losses on securities available for sale, net of taxes.

     In determining compliance with the risk-based capital requirement, the Bank is allowed to use both core capital and supplementary capital provided the amount of supplementary capital

        SuburbFed Financial Corp. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
--------------------------------------------------------------------------------

used does not exceed the Bank's core capital. Supplementary capital of Suburban Federal Savings, A Federal Savings Bank is defined to include all of the Bank's general loss allowances. The risk-based capital requirement is measured against risk-weighted assets which equals the sum of each asset and the credit-equivalent amount of each off-balance sheet item after being multiplied by an assigned risk weight.

     At December 31, 1996, the Bank's regulatory equity capital was as follows:
------------------------------------------------------------

                            TANGIBLE        CORE      RISK-BASED
                             CAPITAL      CAPITAL      CAPITAL
                           -----------   ----------   ----------
Stockholders' equity.....  $23,190,547   23,190,547   23,190,547
Investment in and
 advances to
 nonincludable
 subsidiary..............      (99,402)     (99,402)     (99,402)
Deposit base
 intangible..............     (126,263)     (78,847)     (78,847)
Unrealized loss on
 securities available for
 sale, net of taxes......      355,646      355,646      355,646
General loss
 allowances..............           --           --      361,010
                           -----------   ----------   ----------
Regulatory capital
 computed................   23,320,528   23,367,944   23,728,954
Minimum capital
 requirement.............    6,026,745   12,054,900   15,457,040
                           -----------   ----------   ----------
 Regulatory capital
   excess................  $17,293,783   11,313,044    8,271,914
                           ===========   ==========   ==========
Computed capital ratio...         5.80%        5.82%       12.28%
Minimum capital ratio....         1.50         3.00         8.00
                                  ----         ----        -----
 Regulatory capital
   excess................         4.30%        2.82%        4.28%
                                  ====         ====        =====
------------------------------------------------------------

     A reconciliation of the Bank's equity capital at December 31, 1996 is as follows:
------------------------------------------------------------

Stockholders' equity...........................  $26,253,682
Less Company stockholders' equity not available
  for regulatory capital.......................   (3,063,135)
                                                 -----------
Stockholders' equity of the Bank...............  $23,190,547
                                                 ===========
------------------------------------------------------------

16) STOCKHOLDERS' EQUITY

     As part of the Conversion, the Bank established a liquidation account for the benefit of all eligible depositors who continue to maintain their deposit accounts in the Bank after conversion. In the unlikely event of a complete liquidation of the Bank, each eligible depositor will be entitled to receive a liquidation distribution from the liquidation account, in the proportionate amount of the then current adjusted balance for deposit accounts held, before distribution may be made with respect to the Bank's capital stock. The Bank may not declare or pay a cash dividend to the Company on, or repurchase any of, its capital stock if the effect thereof would cause the retained earnings of the Bank to be reduced below the amount required for the liquidation account. Except for such restrictions, the existence of the liquidation account does not restrict the use or application of retained earnings.

     The Bank's capital exceeds all of the fully phased-in capital requirements imposed by FIRREA. OTS regulations generally provide that an institution that exceeds all fully phased-in capital requirements before and after a proposed capital distribution could, after prior notice but without the approval by the OTS, make capital distributions during the fiscal year of up to 100% of its net income to date during the fiscal year plus the amount that would reduce by one-half its "surplus capital ratio" (the excess capital over its fully phased-in capital requirements) at the beginning of the calendar year. Any additional capital distributions would require prior regulatory approval.

     Unlike the Bank, the Company is not subject to these regulatory restrictions on the payment of dividends to its stockholders. However, the Company's source of funds for future dividends may depend upon dividends received by the Company from the Bank.

17) FINANCIAL INSTRUMENTS WITH
OFF-BALANCE SHEET RISK

     The Bank is a party to various transactions with off-balance sheet risk in the normal course of business. These transactions are primarily commitments to originate loans and to purchase securities. These financial instruments carry varying degrees of credit and interest-rate risk in excess of amounts recorded in the consolidated financial statements.

     Commitments to originate mortgage loans of $12,617,000 and other loans of $97,000 at December 31, 1996 represent amounts which the Bank plans to fund within the normal commitment period of 60 to 90 days. Of this amount, $1,183,000 are in fixed rate commitments with rates ranging from 7.625% to 8.625%, and $11,531,000 are in adjustable rate commitments. Because the credit worthiness of each customer is reviewed prior to extension of the commitment, the Bank adequately controls their credit risk on these commitments, as it does for loans recorded on the balance sheet. The Bank conducts all of its originated lending activities in the greater Chicagoland area. Management believes the Bank has a diversified loan portfolio and the concentration of lending activities in these local communities does not result in an acute dependency upon economic conditions of the lending region.

     The Bank has approved, but unused, home equity lines of credit of approximately $8,300,000 at December 31, 1996. Approval of lines of credit is based upon underwriting standards that generally do not allow total borrowings, including the line of credit, to exceed 80% of the estimated market value of the customer's home. In addition, the Bank also has issued to two local mortgage brokers, warehouse lines of credit, that at December 31, 1996, had approved but unused lines of credit of approximately $3,800,000. The Bank also has approved but unused credit card lines of credit of approximately $7,500,000. The Bank also committed to fund an additional investment of approximately $1,740,000, through the year 2000, in notes secured by adjustable rate mortgage loans issued by the Community Investment Corporation to fund multi-family properties in low income areas, if sufficient loans can be originated by CIC to support the notes.

     At December 31, 1996, the Bank had committed to sell mortgage loans to the Federal National Mortgage Association in the amount of $170,900. In addition, at December 31, 1996, the Bank had committed to sell participating interests in mortgage loans to private investors in the amount of $132,000.

     The Federal Home Loan Bank of Chicago has issued a standby letter of credit for $6,000,000 on behalf of the Bank in order to secure certain deposits. The Bank has also issued outstanding letters of credit totaling approximately $334,000 to a municipality regarding an incomplete residential construction project on which the Bank has made a construction loan.

18) CONTINGENCIES

     The Bank is, from time to time, a party to certain lawsuits arising in the ordinary course of its business, wherein it enforces its security interest. Management, based upon discussions with legal counsel, believes that the Company and the Bank are not engaged in any legal proceedings of a material nature at the present time.

19) DISCLOSURES ABOUT THE FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

     CASH AND CASH EQUIVALENTS: For cash and interest-bearing deposits, the carrying amount is a reasonable estimate of fair value.

     INVESTMENT SECURITIES: Fair values for securities held for investment, sale or trading account purposes are based on quoted market prices as published in financial publications or dealer quotes.

     MORTGAGE-BACKED SECURITIES: Fair values for mortgage-backed securities are based on the lower of quotes received from third-party brokers.

     LOANS RECEIVABLE: The Company determined that for both variable-rate and fixed rate loans, fair values are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms and collateral to borrowers of similar credit quality.

     DEPOSIT LIABILITIES: The fair value of demand deposits, savings accounts and money market deposits is the amount payable on demand at the reporting date. The fair value of fixed maturity certificates of deposit is estimated by discounting the future cash flows using the rates currently offered for deposits of similar remaining maturities.

     BORROWED MONEY: Rates currently available to the Company for debt with similar terms and remaining maturities are used to estimate fair value of existing debt.

        SuburbFed Financial Corp. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
--------------------------------------------------------------------------------

     The estimated fair value of the Company's financial instruments at December 31, 1996 and 1995 are as follows:
------------------------------------------------------------

                                       DECEMBER 31, 1996
                                  ---------------------------
                                    CARRYING         FAIR
                                     AMOUNT          VALUE
                                  ------------    -----------
Financial assets:
  Cash and cash equivalents.....  $  8,852,236      8,852,236
  Investment securities.........     3,974,167      3,918,125
  Investment securities
    available of sale...........     3,430,277      3,430,277
  Investment securities held for
    trade.......................     1,361,638      1,361,638
  Mortgage-backed securities....    93,562,881     93,408,866
  Mortgage-backed securities
    available for sale..........    39,923,032     39,923,032
  Loans receivable..............   241,815,183    240,117,000
Financial liabilities:
  Deposits......................   309,581,005    309,425,000
  Borrowed money................  $ 62,938,000     62,942,000

                                       DECEMBER 31, 1995
                                  ---------------------------
                                    CARRYING         FAIR
                                     AMOUNT          VALUE
                                  ------------    -----------
Financial assets:
  Cash and cash equivalents.....  $ 10,519,464     10,519,464
  Investment securities.........     5,954,167      5,946,875
  Investment securities
    available of sale...........     2,345,376      2,345,376
  Investment securities held for
    trade.......................     1,215,654      1,215,654
  Mortgage-backed securities....   108,386,409    108,276,030
  Mortgage-backed securities
    available for sale..........    77,478,970     77,478,970
  Loans receivable..............   147,908,039    149,559,000
Financial liabilities:
  Deposits......................   288,955,466    289,135,000
  Borrowed money................  $ 43,427,000     43,572,000
-------------------------------------------------------------

20) PROPOSED INDUSTRY RECAPITALIZATION OF SAIF AND ITS IMPACT ON SAIF INSURANCE PREMIUMS

     The deposits of savings associations, such as Suburban Federal Savings, A Federal Savings Bank, are presently insured by the Savings Association Insurance Fund ("SAIF"), which together with the Bank Insurance Fund ("BIF"), are the two insurance funds administered by the Federal Deposit Insurance Corporation ("FDIC"). Financial institutions which are members of the BIF are experiencing substantially lower deposit insurance premiums because the BIF has achieved its required level of reserves while the SAIF has not yet achieved its required reserves. In order to help eliminate this disparity and any competitive disadvantage due to disparate deposit insurance premium schedules, legislation to recapitalize the SAIF was enacted in September 1996.

     The legislation requires a special one-time assessment of 65.7 cents per $100 of SAIF insured deposits held by the Bank at March 31, 1995. The one-time special assessment has resulted in a charge to earnings of approximately $1,690,000 during the year ended December 31, 1996. The after-tax effect of this one-time charge to earnings totaled $1,035,000. The legislation is intended to fully recapitalize the SAIF fund so that commercial bank and thrift deposits will be charged the same FDIC premiums beginning January 1, 1997. As of such date, deposit insurance premiums for highly rated institutions, such as the Bank, will be substantially reduced.

     The Bank, however, will continue to be subject to an assessment to fund repayment of the Financing Corporation's ("FICO") obligations. The FICO assessment for SAIF insured institutions will be 6.48 cents per $100 of deposits while BIF insured institutions will pay 1.30 cents per $100 of deposits until the year 2000 when the assessment will be imposed at the same rate on all FDIC insured institutions. Accordingly, as a result of the reduction of the SAIF assessment and the resulting FICO assessment, the annual after-tax decrease in assessment costs is expected to be approximately $310,000 based upon a December 31, 1996 assessment base.

21) CONDENSED PARENT COMPANY ONLY FINANCIAL STATEMENTS

     The following condensed statement of financial condition, as of December 31, 1996 and 1995 and condensed statements of earnings and cash flows for the years ended December 31, 1996, 1995 and 1994 for SuburbFed Financial Corp. should be read in conjunction with the consolidated financial statements and the notes thereto.
------------------------------------------------------------

                                             DECEMBER 31,
                                       ------------------------
STATEMENTS OF FINANCIAL CONDITION         1996          1995
---------------------------------      -----------   ----------
Assets
Cash and cash equivalents............  $   185,267      949,686
Investment securities available for
  sale...............................    1,299,473    1,401,488
Investment securities held for
  trade..............................    1,361,638    1,215,654
Loans receivable.....................      262,888      359,593
Equity investment in the Bank........   23,687,529   22,706,602
Accrued interest receivable..........       17,209       24,664
Prepaid expenses and other assets....       91,211       50,011
                                       -----------   ----------
                                        26,905,215   26,707,698
                                       ===========   ==========
Liabilities and Stockholders' Equity
Liabilities:
Accrued taxes and other
  liabilities........................      154,552      159,976
                                       -----------   ----------
Stockholders' Equity:
Common stock.........................       13,653       13,518
Additional paid-in capital...........    8,332,710    8,166,651
Retained earnings....................   20,021,403   19,371,312
Unrealized gain on securities
  available for sale.................       64,459       28,866
Treasury stock.......................   (1,681,562)  (1,032,625)
                                       -----------   ----------
    Total stockholders' equity.......   26,750,663   26,547,722
                                       -----------   ----------
                                       $26,905,215   26,707,698
                                       ===========   ==========

                                  YEARS ENDED DECEMBER 31,
                             ----------------------------------
STATEMENTS OF EARNINGS          1996        1995        1994
----------------------       ----------   ---------   ---------
Interest income............  $  158,148     212,204     219,036
Gain on sale of investment
  securities, net..........     108,343     130,778     158,262
Unrealized gain (loss) on
  investment and
  mortgage-backed
  securities...............     197,292     230,310     (41,134)
Non-interest income........          --         953          --
Non-interest expense.......    (397,313)   (351,032)   (193,232)
                             ----------   ---------   ---------
Net income before income
  taxes and equity in
  earnings of
  subsidiaries.............      66,470     223,213     142,932
Benefit from (provision
  for) income taxes........       4,700     (56,000)    (28,600)
                             ----------   ---------   ---------
Net income before equity in
  earnings of
  subsidiaries.............      71,170     167,213     114,332
Equity in earnings of
  subsidiaries.............     980,927   1,651,234   1,824,579
                             ----------   ---------   ---------
Net income.................  $1,052,097   1,818,447   1,938,911
                             ==========   =========   =========

        SuburbFed Financial Corp. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
--------------------------------------------------------------------------------

                                                                       YEARS ENDED DECEMBER 31,
                                                                --------------------------------------
                  STATEMENTS OF CASH FLOWS                         1996          1995          1994
                  ------------------------                      ----------    ----------    ----------
Operating activities:
  Net income................................................    $1,052,097     1,818,447     1,938,911
  Equity in earnings of the Bank............................      (980,927)   (1,651,234)   (1,824,579)
  Unrealized (gain) loss on investment and mortgage-backed
     securities.............................................      (197,292)     (230,310)       41,134
  (Gain) loss on sale of investment and mortgage-backed
     securities.............................................            --        (6,994)       31,682
  Gain on sale of trading account securities................      (108,343)     (123,784)     (189,944)
  Proceeds from sales of trading account securities.........       756,646       752,934     1,094,499
  Purchase of trading account securities....................      (497,995)     (602,040)   (1,210,085)
  (Increase) decrease in accrued interest receivable........         7,455        14,954        (3,552)
  Increase in prepaid expenses and other assets.............       (19,465)      (26,925)      (10,341)
  Increase (decrease) in accrued taxes and other
     liabilities............................................        (3,384)       48,727        (9,230)
                                                                ----------    ----------    ----------
Net cash provided by (for) operating activities.............         8,792        (6,225)     (141,505)
                                                                ----------    ----------    ----------
Investing activities:
  Proceeds from sales of investment securities..............       200,000     1,110,538            --
  Proceeds from redemption of investment securities.........        10,418         2,016         6,296
  Purchase of investment securities.........................      (149,995)     (150,000)     (394,409)
  Proceeds from sales of mortgage-backed securities.........            --       188,582       981,058
  Purchase of mortgage-backed securities....................            --        (1,299)      (19,449)
  Purchase of loans.........................................            --            --      (437,903)
  Loan repayments...........................................        96,705        96,118        95,538
                                                                ----------    ----------    ----------
Net cash provided by investing activities...................       157,128     1,245,955       231,131
                                                                ----------    ----------    ----------
Financing activities:
  Purchase of treasury stock................................      (648,937)   (1,032,625)           --
  Proceeds from exercise of stock options...................       122,644            --        55,859
  Payment in lieu of issuing fractional shares..............            --        (1,518)           --
  Dividends received from Bank..............................            --       600,000       600,000
  Dividends paid on common stock............................      (404,046)     (418,673)     (394,612)
                                                                ----------    ----------    ----------
Net cash provided by (for) financing activities.............      (930,339)     (852,816)      261,247
                                                                ----------    ----------    ----------
Net change in cash and cash equivalents.....................      (764,419)      386,914       350,873
Cash and cash equivalents at beginning of year..............       949,686       562,772       211,899
                                                                ----------    ----------    ----------
Cash and cash equivalents at end of year....................    $  185,267       949,686       562,772
                                                                ==========    ==========    ==========
------------------------------------------------------------------------------------------------------

  Office
LOCATIONS
---------

CRETE
Inside Walt's Food Center
1100 E. Exchange
Crete, IL 60417
(708) 672-6080

DYER
Inside Walt's Food Center
1218 Sheffield Avenue
Dyer, IN 46311
(219) 865-1200

FLOSSMOOR
Flossmoor Commons
3301 W. Vollmer Road
Flossmoor, IL 60422
(708) 799-9300

HARVEY
154th Street at Broadway
Harvey, IL 60426
(708) 333-2200

HEGEWISCH
13323 S. Baltimore Avenue
Chicago, IL 60633
(773) 646-1000

HOMEWOOD
Inside Walt's Food Center
2345 W. 183rd St.
Homewood, IL 60430
(708) 957-2141

PALOS HEIGHTS
7101 W. 127th Street
Palos Heights, IL 60463
(708) 361-2100

SOUTH HOLLAND - MAIN OFFICE
601 E. 162nd Street
South Holland, IL 60473
(708) 596-6500

SOUTH HOLLAND - DRIVE-UP CENTER
425 E. 170th Street
South Holland, IL 60473

SOUTH HOLLAND
Inside Walt's Food Center
16145 S. State Street
South Holland, IL 60473
(708) 333-8050

SOUTHEAST DUPAGE COUNTY
10S660 State Route 83 (at 93rd Street)
Hinsdale, IL 60521
(630) 789-4290

TINLEY PARK
Inside Walt's Food Center
16039 S. Harlem Avenue
Tinley Park, IL 60477
(708) 532-6000

 Corporate
INFORMATION
-----------

CORPORATE OFFICE
SuburbFed Financial Corp.
3301 West Vollmer Road
Flossmoor, Illinois 60422
(708) 333-2200

ANNUAL MEETING
The Annual Meeting of Stockholders will be held at 2:00 p.m. on April 17, 1997 at the Company's Administrative Office located at 154th Street at Broadway, Harvey, Illinois 60426.

ANNUAL REPORT ON FORM 10-K
A copy of the SuburbFed Financial Corp. annual report on Form 10-K filed with the Securities and Exchange Commission is available without charge upon written request to:
  Lisa F. Morris, J.D.
  Assistant Vice President
  Shareholder Counselor
  SuburbFed Financial Corp.
  154th Street at Broadway
  Harvey, Illinois 60426

SHAREHOLDER INFORMATION
Shareholders, investors and analysts interested in additional information may contact:
  Lisa F. Morris, J.D.
  Assistant Vice President
  Shareholder Counselor
  SuburbFed Financial Corp.
  154th Street at Broadway
  Harvey, Illinois 60426
  (708) 210-2615

TRANSFER AGENT AND REGISTRAR
American Stock Transfer & Trust Company
Attn: Shareholder Relations Dept.
40 Wall Street
New York, New York 10005
(800) 937-5449

WASHINGTON COUNSEL
Silver, Freedman & Taff, L.L.P.
1100 New York Avenue, N.W.
Washington, D.C. 20005-3934

INDEPENDENT AUDITORS
Cobitz, Vandenberg, & Fennessy
7800 W. 95th Street
Suite 301
Hickory Hills, Illinois 60457

 Stock Market &
DIVIDEND INFORMATION
--------------------

The common stock of SuburbFed Financial Corp. is traded on the National Association of Securities Dealers Automated Quotation System-SmallCap Market (NASDAQ/SmallCap Market) under the symbol SFSB. The table below shows the dividends paid and reported high and low sale prices of the common stock during the periods indicated in fiscal 1996 and 1995.
--------------------------------------------------------------------------------

                                                          1996       1995        1996         1995
                                                        DIVIDEND   DIVIDEND   ----------   ----------
                                                          PAID       PAID     HIGH   LOW   HIGH   LOW
                                                        --------   --------   ----   ---   ----   ---
First Quarter........................................     $.08*      $.12     17 1/2 16    22 1/2 19 3/4
Second Quarter.......................................      .08        .12     18     16    26     21 1/2
Third Quarter........................................      .08        .12     17 1/2 16    28     25
Fourth Quarter.......................................      .08        .12     20 3/4 17    27 1/4 16 1/4*

--------------------------------------------------------------------------------

* Price adjusted to reflect the stock split paid in the form of a stock dividend on November 3, 1995, to holders of record as of October 20, 1995.

As of December 31, 1996, there were 1,254,763 shares of common stock outstanding, held by 527 stockholders of record.

As of December 31, 1996, the following securities firms indicated they were acting as market makers for SuburbFed Financial Corp. common stock:
  Chicago Capital, Inc.
  Herzog, Heine, Geduld, Inc.
  Howe Barnes Investments, Inc.
  Sterne, Agee & Leach
  Stifel, Nicolaus & Co., Inc.
  The Chicago Corporation
  Trident Securities Inc.

                   [LOGO] SuburbFed
                          Financial Corp.

3301 West Vollmer Road - Flossmoor, Illinois - 708-333-2200