Form 10-K405, Exhibit 13
period 1997-12-31
SUBURBFED FINANCIAL CORP
filed 1998-03-31
CIK 881397

                                                                      Exhibit 13


            Management's Discussion and Analysis of
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
---------------------------------------------------------------

GENERAL
     SuburbFed Financial Corp. ("SuburbFed" or "the Company") was organized as the holding company for Suburban Federal Savings, a Federal Savings Bank ("Suburban Federal" or "the Bank") in connection with Suburban Federal's conversion from a mutual savings and loan association to a federally chartered stock savings bank on March 3, 1992. The business of the Company consists primarily of the business of the Bank. Suburban Federal is principally engaged in the business of attracting deposits from the general public and using such deposits to originate residential mortgage loans and to a lesser extent, consumer, multi-family, construction or development and non-residential real estate loans. The Bank also invests in mortgage-backed securities, other mortgage-backed products, and other investments.
     The Company's results of operations are dependent primarily on net interest income--the difference between the interest income earned on its loan, mortgage-backed securities and investment portfolios, and its cost of funds, consisting of the interest paid on its deposits and borrowings. In addition, to a lesser extent, the Company's operating results are affected by fees paid by borrowers, customer service charges, and other income. The Company's operating results are also affected by the gains or losses on the sale of loans, mortgage-backed securities and investment securities. The Company, through its service corporation, receives commissions on the sale of various insurance and brokerage products.
     The operations of the Company are significantly affected by general economic conditions, particularly changes in interest rates by competition, governmental policies, and actions of regulatory agencies. Deposit flows and cost of funds are influenced by interest rates on competing investments and general market rates. Lending activities are affected by the demand for loans for real estate and other types of assets, which in turn is affected by the interest rate at which such financing may be offered and other factors including the availability of funds.
     On December 29, 1997, the Company announced the execution of a definitive agreement pursuant to which it will merge with and into Citizens Financial Services, FSB of Munster, Indiana, subject to the approval of shareholders and regulatory agencies. See Note 21 in the audited financial statements following for more information.

MISSION STATEMENT
     The mission of the Company is to maximize the long term value for its shareholders while meeting the needs of present and potential customers with financial products and services, profitably and efficiently delivered through a caring staff, and to continue our commitment to the communities we serve.

CONTROLLED PROFITABLE GROWTH
     Suburban Federal has historically been one of the market leaders in Chicago's Southland. This image in the community has been maintained through outstanding employees and a strong commitment to providing quality customer service.
     The major focus of the Company's strategic plan for the past three years has been controlled profitable growth. The growth in the loans receivable portfolio of $51.8, $93.9 and $42.3 million, or 21.43%, 63.49% and 40.02% and for 1997, 1996 and 1995 respectively, reflect the results of a major corporate objective. The growth was accomplished primarily through the origination of mortgage loans having a fixed interest rate for 3 or 5 years that convert to an annually adjusting rate for the remainder of the term, a portion of which were received from independent mortgage originators. This product has been readily accepted by borrowers with $ 76.4, $101.6 and $41.1 million of these types of loans originated in 1997, 1996 and 1995, respectively.
     The Bank has also attempted over the last six years to grow through the opening of five branches in the Walt's Food Centers and the purchase of the Southeast DuPage County branch. Deposit growth of 2.29% for 1997 was in accordance with management's plan to obtain new funds at the lowest possible cost for the desired term. In many instances during 1997, funds could be borrowed from the Federal Home Loan Bank of Chicago or other sources at a lower effective rate than increasing the rate on the Bank's certificate of deposit product having the same desired term.
     Maintaining a stable core deposit base, i.e. passbook and demand deposit accounts, has always been a priority of the Company. As a result of the Company's emphasis, core deposit accounts, were $114.8 million or approximately 36% of total deposits at December 31, 1997. As a result of this level of core deposits, the Company has consistently maintained a cost of funds lower than the comparable average for the Office of Thrift Supervision's ("OTS") Chicago District. For the year ended December 31, 1997, the weighted average cost of deposits for the Company was 4.54%.
     The Bank's challenge for 1998 remains to continue to expand mortgage and consumer loan originations and to develop funding sources that provide the maximum interest rate spread within the Bank's interest rate risk guidelines. The second part of the challenge is to improve the deposit growth, primarily in core deposit accounts, while managing the cost of funds through appropriately timed borrowings. Growth in the loan and deposit areas will make the Bank's current facilities and staff more productive and thereby improve the Company's operating expense ratio.
     Management believes that pursuit of these goals is consistent with its preparation for the planned merger with Citizens Financial and will be beneficial to the combined organization.

ASSET/LIABILITY MANAGEMENT
     Suburban Federal Savings, like other financial institutions, is subject to interest rate risk to the extent that its interest-bearing liabilities with short and intermediate-term maturities reprice more rapidly, or on a different basis, than its interest-earning assets. Management attempts to manage the effect of changes in interest rates on the Bank's net portfolio value ("NPV") which represents the excess of the present value of expected cash flows from assets over the present value of expected cash flows from liabilities. This approach calculates the difference between the present value of expected cash flows from assets and the present value of expected cash flows from liabilities, as well as cash flows from off-balance sheet contracts. Management of the Bank's assets and liabilities is done within the context of the marketplace, but also within limits established by the Board of Directors on the amount of change in NPV which is acceptable given certain interest rate changes.
     In an attempt to manage its exposure to changes in interest rates, management closely monitors the Bank's interest rate risk. The Bank has an asset/liability management committee consisting of senior officers which meets monthly to review the Bank's interest rate risk position and to make recommendations for adjusting such position to the Bank's Board of Directors. In addition, the Board reviews simulations of the effect on the Bank's earnings under various interest rate scenarios.
     In managing its asset/liability mix, the Bank, at times, depending on the relationship between long-and short-term interest rates, market conditions and consumer preference, places greater emphasis on maximizing its net interest margin than on strictly matching the interest rate sensitivity of its assets and liabilities. The Board believes that the increased net income resulting from a mismatch in the maturity of its asset and liability portfolios can, during periods of stable interest rates, provide high enough returns to justify the increase exposure which can result from such a mismatch.
     To the extent consistent with its interest rate spread objectives, the Bank attempts to reduce its interest rate risk and takes a number of steps to maintain the proper relationship between its assets and liabilities. First, the Company focuses on mortgage loans with an initial fixed term of 3 or 5 years that convert to an annually adjusting rate using the 1 year constant maturity United States Treasury rate as the index. $76.4 million of these types of loans were originated in 1997 and $208.0 million remain outstanding at December 31, 1997. In addition, the Company had $24.0 million of other types of adjustable rate mortgage loans in its portfolio. Second, the Company's mortgage-backed securities portfolio is made up primarily of securities with adjustable rates or that have expected average lives of 5 years or less at time of purchase. Third, the Company has a substantial amount of passbook savings, demand deposit and money market accounts which may be less sensitive to changes in interest rates than certificate accounts. At December 31, 1997 the Company had $114.8 million of these types of accounts. Fourth, as of December 31, 1997 the Company had borrowed $54.7 million with fixed rates and remaining terms of 1 to 5 years.
     Presented below, as of December 31, 1997, is an analysis of the Bank's interest rate risk as measured by changes in NPV for instantaneous and sustained parallel shifts in the yield curve, in 100 basis point increments, up and down 400 basis points in accordance with OTS regulations. As illustrated in the table, NPV is more sensitive to and may be more negatively impacted by, rising rates than declining rates. This occurs principally because as rates rise, the market value of fixed-rate loans declines due to both the rate increase and slowing prepayments. When rates decline, the Bank does not experience a significant rise in market value for these loans because borrowers prepay at relatively

            Management's Discussion and Analysis of
FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)
------------------------------------------------------------------------

high rates. The value of the Bank's deposits and borrowings change in approximately the same proportion in rising or falling rate scenarios.

                         NET PORTFOLIO VALUE
 ASSUMED CHANGE     ------------------------------
IN INTEREST RATES   $ AMOUNT   $ CHANGE   % CHANGE
--------------------------------------------------
 (BASIS POINTS)         (DOLLARS IN THOUSANDS)
      + 400         $12,576   $(22,803)     (64)%
      + 300          19,585    (15,794)     (45)
      + 200          26,147     (9,232)     (26)
      + 100          31,649     (3,730)     (11)
          0          35,379
      - 100          37,326      1,947        6
      - 200          38,436      3,057        9
      - 300          40,183      4,804       14
      - 400          42,906      7,527       21

     As noted above, the market value of the Bank's net assets would be anticipated to decline in the event of certain designated increases in interest rates. For instance, in the event of a 200 basis point increase in interest rates, NPV is anticipated to fall by $9.2 million or 26%. The remaining NPV after the effect of the 200 basis point increase is still greater than 6% of the Bank's total assets. On the other hand, in a decreasing interest rate environment, the NPV is anticipated to increase.
     Certain assumptions utilized by the OTS in assessing the interest rate risk of thrift institutions were employed in preparing the preceding table. These assumptions relate to interest rates, loan prepayment rates, deposit decay rates, and the market values of certain assets under the various interest rate scenarios. It was also assumed that delinquency rates will not change as a result of changes in interest rates although there can be no assurance that this will be the case. Even if interest rates change in the designated amounts, there can be no assurance that the Company's assets and liabilities would perform as set forth above. In addition, a change in U.S. Treasury rates in the designated amounts accompanied by a change in the shape of the Treasury yield curve would cause significantly different changes to the NPV than indicated above.
     As with any method of measuring interest rate risk, certain shortcomings are inherent in the method of analysis presented in the foregoing table. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of change in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, certain assets, such as adjustable rate mortgage ("ARM") loans, have features which restrict changes in interest rates on a short-term basis and over the life of the asset. Further, in the event of a change in interest rates, expected rates of prepayments on loans and early withdrawals from certificates could likely deviate significantly from those assumed in calculating the table.

LIQUIDITY AND CAPITAL RESOURCES
     The Company's primary sources of funds are deposits, proceeds from principal and interest payments on loans and mortgage-backed securities and other investments, sales of mortgage-backed securities available for sale, and Federal Home Loan Bank ("FHLB") advances, and other financing transactions. While maturities and scheduled payments due on loans and mortgage-backed securities are a predictable source of funds, deposit flows and mortgage prepayments are greatly influenced by general interest rates, economic conditions, and competition.
     The Company's primary investing activities are the origination of mortgage loans and the purchase of mortgage-backed securities. At December 31, 1997, mortgage loans and mortgage-backed securities accounted for 89% of the Company's total assets.
     Consumer and other loans outstanding increased $700,000 during 1997 to $17.2 million primarily through the origination of home equity lines of credit.
     The Bank is required to maintain minimum levels of liquid assets as defined by OTS regulations. This requirement, which may be varied at the direction of the OTS, depending upon economic conditions and deposit flows, is based upon a percentage of deposits and short term borrowings. The required ratio is currently 4%. The Bank's liquidity ratios were 5.0% and 5.3% at the years ended December 31, 1997 and 1996, respectively.
     The Company's most liquid assets are cash and cash equivalents, which include investments in highly liquid, short term investments. The levels of these assets are dependent upon the Company's operating, financing, and investing activities during any given period. At December 31, 1997 and 1996, cash and cash equivalents totaled $8.2 million and $8.9 million, respectively. The level of net cash and cash equivalent amounts is indicative of management's efforts to invest funds, as well as the stability of the core deposits and mortgage loan payments in maintaining predictable cash flows.
     The Company anticipates that it will have sufficient funds available to meet commitments to fund loans. At December 31, 1997, the Company had $7.7 million in outstanding commitments to originate mortgage loans and $17.4 million of unused home equity and credit card lines of credit.
     Certificates of deposit scheduled to mature in one year or less at December 31, 1997, totaled $93.0 million. Management believes, based on past experience, that a significant portion of these deposits will remain with the Company.
     At December 31, 1997, the Bank had advances totaling $76.2 million outstanding from the FHLB of Chicago. Advances from the FHLB of Chicago increased by $20.7 million during 1997 with the proceeds used to originate mortgage loans. These transactions increased net interest income with little additional interest rate risk. If additional funds were required by the Bank, management believes that credit would be available from the FHLB of Chicago.
     As of December 31, 1997, the Bank exceeded all current regulatory capital standards. At such date, the Bank's tangible capital, core capital, and risk based capital of $26.1 million, $26.1 million, and $26.8 million, respectively, exceeded the applicable minimum requirements by $19.6 million, $13.1 million, and $11.1 million, respectively.

FINANCIAL CONDITION
     During the year ended December 31, 1997, total assets of SuburbFed increased by $34.4 million. This increase is primarily attributable to the Company's loan growth. The Company's asset growth was funded primarily by an increase of $22.1 million in borrowed money and a $7.1 million net increase in savings deposits.
     During the year ending December 31, 1997, net loans receivable increased $51.8 million as a result of increased loan originations. Loan production for 1997 from internal sources was $61.8 million while $54.6 million was received from independent outside originators. Both figures represent decreases from 1996 as fewer mortgage-backed securities were sold to provide funding. As the loan portfolio increases in size the amount of prepayments will generally also increase. Decreases in interest rates also generally increase prepayments, however, this was not a major factor until the last two months of 1997. Principal payments to loans during 1997 amounted to $59.6 million as compared to $69.8 million in 1996. During the year ended December 31, 1997, the Company disbursed $116.4 million in loans as compared to $172.8 million disbursed in 1996. Both amounts include draws on revolving lines of credit.
     During 1997, repayments of mortgage-backed securities totaling $22.1 million and sales of $4.0 million exceeded purchases of $7.0 million, with the net proceeds of $18.9 million being used to fund loans.
     The level of savings flows is principally affected by interest rates, by the total amount of funds consumers elect to save, by competition for savings from other thrifts and banks, and by competition from alternative investments. Management believes that savings flows are also affected by the convenience of office facilities and hours, by the variety of account offerings, and by the perceived advantage of banking with a consumer-oriented bank. Total savings deposits increased $7.1 million from $309.6 million on December 31, 1996, to $316.7 million on December 31, 1997. Interest credited during the year totaled $12.8 million.
     Stockholders' equity increased $3.3 million, due primarily to earnings of $2.8 million and an increase in the unrealized gain on securities available for sale, net of taxes, of $507,000 partially offset by dividends declared of $404,000. In March 1992, the Bank borrowed $624,000 to fund the acquisition of stock for the Employee Stock Ownership Plan. As of December 31, 1997, $81,000 of that loan remains outstanding and is reported as a reduction of stockholders' equity. The unamortized cost of the stock purchased for the Bank Incentive Plan was reflected as a reduction of stockholders' equity. The portion of the Bank Incentive Plans expensed during 1997 was $9,000.

            Management's Discussion and Analysis of
FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)
------------------------------------------------------------------------

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

                                          AT DECEMBER 31
                                 1997   1996   1995   1994   1993
-----------------------------------------------------------------
Weighted average yield on:
  Loans receivable.............  7.88%  7.93%  8.15%  8.01%  7.90%
  Mortgage-backed securities:
    Held to maturity...........  7.22   7.23   7.13   7.02   6.95
    Available/held for sale....  6.89   7.00   6.94   6.93   7.81
  Investment securities:
    Held to maturity...........  4.98   4.99   5.19   5.31   4.62
    Available/held for sale....  6.41   6.79   7.13   6.62   6.04
  Interest-bearing
    deposits...................  5.39   5.40   5.57   5.90   2.94
  FHLB stock...................  7.00   7.00   7.00   6.50   5.87
    Combined weighted average
      yield on interest-earning
      assets...................  7.60   7.59   7.44   7.27   7.31
Weighted average rate paid on:
  Passbook.....................  2.50   2.50   2.51   2.50   2.50
  Demand deposits..............  2.00   1.96   1.81   1.89   1.93
  Certificates.................  5.86   5.83   5.92   4.74   4.69
      Total deposits...........  4.54   4.43   4.38   3.47   3.43
  Borrowings...................  6.03   5.89   5.82   6.23   3.45
    Combined weighted average
      rate paid on interest-
      bearing liabilities......  4.85   4.68   4.57   3.85   3.43
Spread.........................  2.75%  2.91%  2.87%  3.42%  3.88%

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

                                                                    YEAR ENDED DECEMBER 31
                              ---------------------------------------------------------------------------------------------------
                                           1997                              1996                              1995
                              -------------------------------   -------------------------------   -------------------------------
                                AVERAGE     INTEREST              AVERAGE     INTEREST              AVERAGE     INTEREST
                              OUTSTANDING   EARNED/    YIELD/   OUTSTANDING   EARNED/    YIELD/   OUTSTANDING   EARNED/    YIELD/
                                BALANCE       PAID      RATE      BALANCE       PAID      RATE      BALANCE       PAID      RATE
---------------------------------------------------------------------------------------------------------------------------------
                                                                    (DOLLARS IN THOUSANDS)
Interest-earning assets:
  Loans receivable             $268,007     $20,750     7.74%    $191,587     $14,955     7.81%    $123,724     $ 9,944     8.04%
  Mortgage-backed securities    124,192       8,484     6.83      159,147      10,725     6.74      187,487      12,789     6.82
  Investment securities           9,894         536     5.42        8,675         482     5.56       10,279         583     5.67
  Interest-bearing deposits       2,352         116     4.93        2,422         125     5.16        2,104         101     4.80
  FHLB stock                      3,448         234     6.79        2,515         170     6.76        1,970         131     6.65
---------------------------------------------------------------------------------------------------------------------------------
    Total interest-earning
      assets                    407,993      30,120     7.38      364,346      26,457     7.26      325,564      23,548     7.23
---------------------------------------------------------------------------------------------------------------------------------
Interest-bearing
  liabilities:
  Passbook                       52,379       1,304     2.49       54,700       1,362     2.49       56,457       1,406     2.49
  Demand deposits                62,466       1,190     1.91       61,996       1,162     1.87       61,719       1,192     1.93
  Certificates                  203,014      11,796     5.81      183,435      10,762     5.87      152,077       8,405     5.53
---------------------------------------------------------------------------------------------------------------------------------
    Total deposits              317,859      14,290     4.50      300,131      13,286     4.43      270,253      11,003     4.07
---------------------------------------------------------------------------------------------------------------------------------
  Borrowings                     68,954       4,191     6.08       44,492       2,630     5.91       37,886       2,317     6.12
---------------------------------------------------------------------------------------------------------------------------------
    Total interest-bearing
      liabilities               386,813      18,481     4.78      344,623      15,916     4.62      308,139      13,320     4.32
---------------------------------------------------------------------------------------------------------------------------------
Net interest income/interest
  rate spread                               $11,639     2.60%                 $10,541     2.64%                 $10,228     2.91%
---------------------------------------------------------------------------------------------------------------------------------
Net earning assets/net yield
  on average
  interest-earning assets      $ 21,180                 2.85%    $ 19,723                 2.89%    $ 17,425                 3.14%
---------------------------------------------------------------------------------------------------------------------------------
Average interest-earning
  assets to average
  interest-bearing
  liabilities                    105.48%                           105.72%                           105.65%
---------------------------------------------------------------------------------------------------------------------------------

            Management's Discussion and Analysis of
FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)
------------------------------------------------------------------------

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

                                                                         YEAR ENDED DECEMBER 31
                                       ------------------------------------------------------------------------------------------
                                               1996 V. 1997                   1995 V. 1996                   1994 V. 1995
                                       ----------------------------   ----------------------------   ----------------------------
                                          INCREASE                       INCREASE                       INCREASE
                                         (DECREASE)                     (DECREASE)                     (DECREASE)
                                           DUE TO          TOTAL          DUE TO          TOTAL          DUE TO          TOTAL
                                       ---------------    INCREASE    ---------------    INCREASE    ---------------    INCREASE
                                       VOLUME    RATE    (DECREASE)   VOLUME    RATE    (DECREASE)   VOLUME    RATE    (DECREASE)
---------------------------------------------------------------------------------------------------------------------------------
                                                                             (IN THOUSANDS)
Interest-earning assets:
  Loans receivable                     $5,928    $(133)   $ 5,795     $5,456    $(446)   $ 5,011     $2,481   $  128     $2,609
  Mortgage-backed securities           (2,386)     145     (2,241)    (1,933)    (131)    (2,064)     (175)    1,142        967
  Investment securities                    66      (12)        54        (91)     (10)      (101)       80        31        111
  Interest-bearing deposits                (3)      (6)        (9)        15        9         24        (2)       26         24
  FHLB stock                               63        1         64         36        3         39         5        14         19
---------------------------------------------------------------------------------------------------------------------------------
    Total interest-earning
      assets                            3,668       (5)     3,663      3,483     (575)     2,909     2,389     1,341      3,730
---------------------------------------------------------------------------------------------------------------------------------
Interest-bearing liabilities:
  Passbook                                (58)      --        (58)       (44)      --        (44)      (96)       --        (96)
  Demand deposits                           7       21         28          5      (35)       (30)      (19)       24          5
  Certificates                          1,144     (110)     1,034      1,734      623      2,357       987     1,450      2,437
---------------------------------------------------------------------------------------------------------------------------------
    Total deposits                      1,093      (89)     1,004      1,695      588      2,283       872     1,474      2,346
---------------------------------------------------------------------------------------------------------------------------------
  Borrowings                            1,484       77      1,561        404      (91)       313       610       414      1,024
---------------------------------------------------------------------------------------------------------------------------------
    Total interest-bearing
      liabilities                       2,577      (12)     2,565      2,099      497      2,596     1,482     1,888      3,370
---------------------------------------------------------------------------------------------------------------------------------
Net interest income                                       $ 1,098                        $   313                         $  360
---------------------------------------------------------------------------------------------------------------------------------

COMPARISON OF YEARS ENDED DECEMBER 31, 1997, AND DECEMBER 31, 1996

GENERAL
     The Company had net income of $2.8 million in 1997, as compared with $1.1 million in 1996. The primary reason for the increase in net income was the one-time special assessment of $1.7 million charged to recapitalize the Savings Association Insurance Fund ("SAIF") during 1996.

INTEREST INCOME
     Interest income increased from $26.5 million in 1996 to $30.1 million for 1997. The increase was due to the growth in average interest-earning assets of $43.6 million and, to a lesser extent by an increase in the average yield of 12 basis points.

INTEREST EXPENSE
     Interest expense increased from $15.9 million in 1996 to $18.5 million in 1997. This increase was due primarily to an increase of $42.2 million in the average deposits and borrowed money outstanding and, to a lesser extent, by an increase of 16 basis points in the average cost of funds. Rates on interest-bearing passbook and checking accounts remained relatively constant during 1997 while the average rate on certificates of deposit decreased by 6 basis points. The average rate on borrowings increased by 17 basis points as the average maturity was extended.

PROVISION FOR LOSSES ON LOANS
     The provision for losses on loans decreased from $193,000 in the 1996 period to $180,000 in the 1997 period. The decrease reflects the resolution of a construction loan with a balance of $498,000 which resulted in a charge-off of $182,000. The remaining non-performing assets are primarily first mortgages on single family properties which historically have resulted in a lower level of charge-offs than construction loans. Net charge-offs for the 1997 period, primarily due to the resolution noted above, were $301,000, compared to $69,000 in 1996. In connection with its periodic loan reviews, the Company continued to add to the loan loss reserve during 1997 based on uncertainties in the national economic outlook, which may tend to inhibit economic activity and depress real estate and other values both nationally and in the Bank's market area, and on the overall increase in the Company's multi-family, construction and development loans and other non-mortgage loans. While the Company has not experienced any additional delinquencies to date, there can be no assurance that additional significant provisions will not have to be made in the future.

NON-INTEREST INCOME
     Non-interest income increased from $3.3 million in the 1996 period to $3.7 million in the 1997 period. The increase was due primarily to an increase in realized and unrealized gains on sale of loans and securities of $402,000.
     Recurring non-interest income generally consists of loan origination and servicing fees as well as deposit and other types of fees.

NON-INTEREST EXPENSE
     Total non-interest expense decreased from $12.0 million in the 1996 period to $10.8 million in the 1997 period. This decrease was primarily the result of the $1.7 million SAIF special assessment in 1996. Staffing costs increased $692,000 due primarily to additional incentive compensation based upon earnings and stock price improvement and the addition of several business development officers.

INCOME TAXES
     Regular provisions for income taxes increased in 1997 primarily as a result of increased income before income taxes.

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

            Management's Discussion and Analysis of
FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)
------------------------------------------------------------------------

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

YEAR 2000
     The Company is aware of the issues associated with the programming code in existing computer systems as the millennium (year 2000) approaches. The "Year 2000" is pervasive and complex as virtually every computer operation will be affected in some way by the roll-over of the two digit year value to 00. The issue is whether computer systems will properly recognize date sensitive information when the year changes to 2000. Systems that do not properly recognize such information could generate erroneous data or cause a system failure.
     The bulk of the Company's records are maintained by a third-party data center. Management is closely monitoring the data center's progress in making their programs Year 2000 compliant. The current status indicates that the reprogramming will be completed with sufficient lead time to allow adequate testing to be sure that they will function appropriately in the year 2000. In addition, Management is confirming that plans have developed internally or by other primary vendors that will facilitate systems functioning properly in the year 2000. The additional cost of these efforts is not considered to be significant.

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

CURRENT ACCOUNTING DEVELOPMENTS
     Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. In December 1996, the FASB issued Statement of Financial Accounting Standards No. 127 ("SFAS No. 127"), "Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125". The statement delays for one year the implementation of SFAS No. 125, as it relates to (1) secured borrowings and collateral, and (2) for the transfers of financial assets that are part of repurchase agreements, dollar-rolls, securities lending and similar transactions. The Company has adopted portions of SFAS No. 125 (those not deferred by SFAS No. 127) effective January 1, 1997. Adoption of these portions did not have a significant effect on the Company's financial condition or results of operations. Based on its review of SFAS No. 125, management does not believe that adoption of the portions of SFAS No. 125 which have been deferred by SFAS No. 127 will have a material effect on the Company.
     Reporting Comprehensive Income. In June 1997, the FASB issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive

Income" ("SFAS No. 130"). This statement establishes standards for reporting and the display of comprehensive income and its components (revenues, expenses, gains, losses) in a full set of general-purpose financial statements. SFAS No. 130 is effective for fiscal years beginning after December 15, 1997. The Company has not yet determined the impact of adopting this statement.
     Disclosures about Segments of an Enterprise and Related Information. In June 1997, the FASB issued Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS No. 131") which becomes effective for fiscal years beginning after December 15, 1997. SFAS No. 131 establishes standards for the way that public business enterprises report information about operating segments and requires enterprises to report selected information about operating segments in interim financial reports. The Company has not yet determined the impact of adopting this statement.
     The foregoing does not constitute a comprehensive summary of all material changes or developments affecting the manner in which the Company keeps its books and records and performs its financial accounting responsibilities. It is intended only as a summary of some of the recent pronouncements made by the FASB which are of particular interest to financial institutions.

        Independent
AUDITORS' REPORT
---------------------------

                         COBITZ, VANDENBERG LETTERHEAD

The Board of Directors
SuburbFed Financial Corp.
Flossmoor, Illinois

We have audited the consolidated statements of financial condition of SuburbFed Financial Corp. and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of earnings, changes in stockholders' equity and cash flows for each of the three years in the period ending December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of SuburbFed Financial Corp. and subsidiaries at December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ending December 31, 1997 in conformity with generally accepted accounting principles.

COBITZ SIG

February 6, 1998
Palos Hills, Illinois

           SuburbFed Financial Corp. and Subsidiaries
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
-----------------------------------------------------------------

                                                                      DECEMBER 31,
                                                                   1997          1996
-----------------------------------------------------------------------------------------
ASSETS
-----------------------------------------------------------------------------------------
Cash and amounts due from depository institutions              $  4,265,615     3,545,166
-----------------------------------------------------------------------------------------
Interest-bearing deposits                                         3,911,510     5,307,070
-----------------------------------------------------------------------------------------
  Total cash and cash equivalents                                 8,177,125     8,852,236
-----------------------------------------------------------------------------------------
Investment securities (fair value: 1997--$3,994,688;
  1996--$3,918,125) (note 2)                                      3,988,542     3,974,167
-----------------------------------------------------------------------------------------
Investment securities available for sale, at fair value
  (note 3)                                                        3,696,349     3,430,277
-----------------------------------------------------------------------------------------
Investment securities held for trade (note 4)                     1,740,883     1,361,638
-----------------------------------------------------------------------------------------
Mortgage-backed securities (fair value: 1997--$77,201,169;
  1996--$93,408,866) (note 5)                                    77,161,513    93,562,881
-----------------------------------------------------------------------------------------
Mortgage-backed securities available for sale, at fair value
  (note 6)                                                       37,426,637    39,923,032
-----------------------------------------------------------------------------------------
Loans receivable (net of allowance for loan losses:
  1997--$857,577; 1996--$967,360) (note 7)                      293,631,549   241,815,183
-----------------------------------------------------------------------------------------
Real estate owned--net                                              135,361        14,076
-----------------------------------------------------------------------------------------
Stock in Federal Home Loan Bank of Chicago                        3,845,000     3,300,000
-----------------------------------------------------------------------------------------
Office properties and equipment--net (note 8)                     5,043,797     4,699,195
-----------------------------------------------------------------------------------------
Accrued interest receivable (note 9)                              2,597,917     2,319,523
-----------------------------------------------------------------------------------------
Prepaid expenses and other assets                                   929,911       713,523
-----------------------------------------------------------------------------------------
Deposit base intangible                                              87,448       126,263
-----------------------------------------------------------------------------------------
     Total assets                                               438,462,032   404,091,994
-----------------------------------------------------------------------------------------
LIABILITIES AND STOCKHOLDERS' EQUITY
-----------------------------------------------------------------------------------------
Liabilities:
-----------------------------------------------------------------------------------------
  Deposits (note 10)                                            316,655,755   309,581,005
-----------------------------------------------------------------------------------------
  Borrowed money (note 11)                                       85,044,000    62,938,000
-----------------------------------------------------------------------------------------
  Advance payments by borrowers for taxes and insurance           3,052,895     2,799,782
-----------------------------------------------------------------------------------------
  Other liabilities                                               4,202,269     2,519,525
-----------------------------------------------------------------------------------------
     Total liabilities                                          408,954,919   377,838,312
-----------------------------------------------------------------------------------------
Stockholders' Equity:
-----------------------------------------------------------------------------------------
  Preferred stock, $.01 par value: authorized 500,000
     shares; none outstanding                                            --            --
-----------------------------------------------------------------------------------------
  Common stock, $.01 par value: authorized 2,000,000 shares;
     1,371,162 shares issued and 1,265,681 shares
     outstanding at December 31, 1997 and 1,365,263 shares
     issued and 1,254,763 shares outstanding at December 31,
     1996                                                            13,712        13,653
-----------------------------------------------------------------------------------------
  Additional paid-in capital                                      8,605,578     8,420,472
-----------------------------------------------------------------------------------------
  Retained earnings, substantially restricted                    22,407,548    20,021,403
-----------------------------------------------------------------------------------------
  Unrealized gain (loss) on securities available for sale,
     net of income taxes                                            166,865      (340,285)
-----------------------------------------------------------------------------------------
  Treasury stock, at cost (105,481 and 110,500 shares at
     December 31, 1997 and 1996)                                 (1,605,185)   (1,681,562)
-----------------------------------------------------------------------------------------
  Common stock acquired by Employee Stock Ownership Plan            (81,405)     (170,530)
-----------------------------------------------------------------------------------------
  Common stock awarded by Bank Incentive Plan                            --        (9,469)
-----------------------------------------------------------------------------------------
     Total stockholders' equity (notes 15 and 16)                29,507,113    26,253,682
-----------------------------------------------------------------------------------------
Commitments and contingencies (notes 17 and 18)
-----------------------------------------------------------------------------------------
     Total liabilities and stockholders' equity                $438,462,032   404,091,994
-----------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.

   SuburbFed Financial Corp. and Subsidiaries
       CONSOLIDATED STATEMENTS OF EARNINGS
-------------------------------------------------

                                                                    YEARS ENDED DECEMBER 31,
                                                                 1997          1996         1995
---------------------------------------------------------------------------------------------------
Interest income:
---------------------------------------------------------------------------------------------------
  Interest on loans                                           $20,749,795   14,954,462    9,944,300
---------------------------------------------------------------------------------------------------
  Interest on mortgage-backed securities                        8,484,022   10,725,406   12,788,580
---------------------------------------------------------------------------------------------------
  Interest on investment securities                               536,353      482,379      583,461
---------------------------------------------------------------------------------------------------
  Interest on other financial assets                              116,427      124,955      101,031
---------------------------------------------------------------------------------------------------
  Dividends on FHLB stock                                         233,633      169,687      130,495
---------------------------------------------------------------------------------------------------
     Total interest income                                     30,120,230   26,456,889   23,547,867
---------------------------------------------------------------------------------------------------
Interest expense:
---------------------------------------------------------------------------------------------------
  Interest on deposits                                         14,290,172   13,286,399   11,002,531
---------------------------------------------------------------------------------------------------
  Interest on borrowed money                                    4,190,989    2,630,050    2,317,527
---------------------------------------------------------------------------------------------------
     Total interest expense                                    18,481,161   15,916,449   13,320,058
---------------------------------------------------------------------------------------------------
     Net interest income before provision for loan losses      11,639,069   10,540,440   10,227,809
---------------------------------------------------------------------------------------------------
Provision for loan losses                                         180,000      192,680       76,700
---------------------------------------------------------------------------------------------------
     Net interest income after provision for loan losses       11,459,069   10,347,760   10,151,109
---------------------------------------------------------------------------------------------------
Non-interest income:
---------------------------------------------------------------------------------------------------
  Loan fees and service charges                                   774,806      884,899      648,880
---------------------------------------------------------------------------------------------------
  Commission income                                               554,173      459,970      396,045
---------------------------------------------------------------------------------------------------
  Gain on sale of securities held for trade                       308,765      108,343      123,784
---------------------------------------------------------------------------------------------------
  Gain on sale of loans and securities--net                        50,648      112,158       82,554
---------------------------------------------------------------------------------------------------
  Unrealized gain on securities held for trade                    459,972      197,292      230,310
---------------------------------------------------------------------------------------------------
  Loss on sale of real estate owned                                (6,282)          --           --
---------------------------------------------------------------------------------------------------
  Deposit related fees and other income                         1,514,050    1,519,077    1,341,012
---------------------------------------------------------------------------------------------------
     Total non-interest income                                  3,656,132    3,281,739    2,822,585
---------------------------------------------------------------------------------------------------
Non-interest expense:
---------------------------------------------------------------------------------------------------
  General and administrative:
---------------------------------------------------------------------------------------------------
  Staffing costs (notes 12 and 13)                              6,282,357    5,590,311    5,120,646
---------------------------------------------------------------------------------------------------
  Advertising                                                     246,416      258,371      348,644
---------------------------------------------------------------------------------------------------
  Occupancy and equipment expenses (note 8)                     1,969,717    1,860,120    1,993,398
---------------------------------------------------------------------------------------------------
  Data processing                                                 336,182      306,663      291,016
---------------------------------------------------------------------------------------------------
  Federal deposit insurance premiums                              199,402      631,790      598,155
---------------------------------------------------------------------------------------------------
  SAIF special assessment (note 20)                                    --    1,690,863    1,690,863
---------------------------------------------------------------------------------------------------
  Other                                                         1,752,096    1,627,963    1,676,107
---------------------------------------------------------------------------------------------------
     Total general and administrative expense                  10,786,170   11,966,081   10,027,966
---------------------------------------------------------------------------------------------------
  Amortization of deposit base intangible                          38,815       47,021       56,281
---------------------------------------------------------------------------------------------------
     Total non-interest expense                                10,824,985   12,013,102   10,084,247
---------------------------------------------------------------------------------------------------
Income before income taxes                                      4,290,216    1,616,397    2,889,447
---------------------------------------------------------------------------------------------------
  Federal and state income taxes (note 14)                      1,499,900      564,300    1,071,000
---------------------------------------------------------------------------------------------------
     Net income                                               $ 2,790,316    1,052,097    1,818,447
---------------------------------------------------------------------------------------------------
Earnings per share--
---------------------------------------------------------------------------------------------------
  Basic                                                             $2.21         $.84        $1.40
---------------------------------------------------------------------------------------------------
  Diluted                                                           $2.08         $.80        $1.35
---------------------------------------------------------------------------------------------------
Dividends declared per common share                                  $.32         $.32         $.32
---------------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.

SuburbFed Financial Corp. and Subsidiaries
        CONSOLIDATED STATEMENT OF CHANGES

             IN STOCKHOLDERS' EQUITY
 ---------------------------------------

                                                                THREE YEARS ENDED DECEMBER 31, 1997
                                  -----------------------------------------------------------------------------------------------
                                                                      UNREALIZED
                                                                      GAIN (LOSS)
                                                                          ON                      COMMON     COMMON
                                            ADDITIONAL                SECURITIES                  STOCK      STOCK
                                  COMMON     PAID-IN      RETAINED     AVAILABLE     TREASURY    ACQUIRED   AWARDED
                                   STOCK     CAPITAL      EARNINGS     FOR SALE       STOCK      BY ESOP    BY BIPS      TOTAL
---------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1994      $13,518   8,206,200    17,967,329   (2,832,906)           --   (348,778)  (123,102)  22,882,261
---------------------------------------------------------------------------------------------------------------------------------
Net income                                                1,818,447                                                     1,818,447
---------------------------------------------------------------------------------------------------------------------------------
Purchase of treasury stock
  (71,500 shares)                                                                   (1,032,625)                        (1,032,625)
---------------------------------------------------------------------------------------------------------------------------------
Adjustment of securities
  available for sale to fair
  value, net of tax effect                                             2,944,917                                        2,944,917
---------------------------------------------------------------------------------------------------------------------------------
Tax benefit related to vested
  BIP's stock                                  19,632                                                                      19,632
---------------------------------------------------------------------------------------------------------------------------------
Amortization of award of BIP's
  stock                                                                                                      56,816        56,816
---------------------------------------------------------------------------------------------------------------------------------
Contribution to fund ESOP loan                                                                    89,124                   89,124
---------------------------------------------------------------------------------------------------------------------------------
Dividends declared on common
  stock                                                    (412,946)                                                     (412,946)
---------------------------------------------------------------------------------------------------------------------------------
3 for 2 stock split related to
  fractional shares                                          (1,518)                                                       (1,518)
---------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1995      13,518    8,225,832    19,371,312      112,011    (1,032,625)  (259,654)  (66,286)   26,364,108
---------------------------------------------------------------------------------------------------------------------------------
Net income                                                1,052,097                                                     1,052,097
---------------------------------------------------------------------------------------------------------------------------------
Purchase of treasury stock
  (39,000 shares)                                                                     (648,937)                          (648,937)
---------------------------------------------------------------------------------------------------------------------------------
Adjustment of securities
  available for sale to fair
  value, net of tax effect                                              (452,296)                                        (452,296)
---------------------------------------------------------------------------------------------------------------------------------
Exercise of stock options            135      122,509                                                                     122,644
---------------------------------------------------------------------------------------------------------------------------------
Tax benefit related to stock
  options exercised                            43,550                                                                      43,550
---------------------------------------------------------------------------------------------------------------------------------
Tax benefit related to vested
  BIP's stock                                  28,581                                                                      28,581
---------------------------------------------------------------------------------------------------------------------------------
Amortization of award of BIP's
  stock                                                                                                      56,817        56,817
---------------------------------------------------------------------------------------------------------------------------------
Contribution to fund ESOP loan                                                                    89,124                   89,124
---------------------------------------------------------------------------------------------------------------------------------
Dividends declared on common
  stock                                                    (402,006)                                                     (402,006)
---------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1996      13,653    8,420,472    20,021,403     (340,285)   (1,681,562)  (170,530)   (9,469)   26,253,682
---------------------------------------------------------------------------------------------------------------------------------
Net income                                                2,790,316                                                     2,790,316
---------------------------------------------------------------------------------------------------------------------------------
Treasury stock purchased by
  employee benefit plan (5,019
  shares)                                      41,953                                   76,377                            118,330
---------------------------------------------------------------------------------------------------------------------------------
Adjustment of securities
  available for sale to fair
  value, net of tax effect                                               507,150                                          507,150
---------------------------------------------------------------------------------------------------------------------------------
Exercise of stock options             59       82,909                                                                      82,968
---------------------------------------------------------------------------------------------------------------------------------
Tax benefit related to stock
  options exercised                            12,836                                                                      12,836
---------------------------------------------------------------------------------------------------------------------------------
Tax benefit related to vested
  BIP's stock                                  47,408                                                                      47,408
---------------------------------------------------------------------------------------------------------------------------------
Amortization of award of BIP's
  stock                                                                                                       9,469         9,469
---------------------------------------------------------------------------------------------------------------------------------
Contribution to fund ESOP loan                                                                    89,125                   89,125
---------------------------------------------------------------------------------------------------------------------------------
Dividends declared on common
  stock                                                    (404,171)                                                     (404,171)
---------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1997      $13,712   8,605,578    22,407,548      166,865    (1,605,185)  (81,405)        --    29,507,113
---------------------------------------------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.

     SuburbFed Financial Corp. and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS
-----------------------------------------------------

                                                                        YEARS ENDED DECEMBER 31,
                                                                  1997             1996            1995
-----------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
-----------------------------------------------------------------------------------------------------------
  Net income                                                  $   2,790,316       1,052,097       1,818,447
-----------------------------------------------------------------------------------------------------------
  Adjustments to reconcile net income to net cash from
    operating activities:
-----------------------------------------------------------------------------------------------------------
    Depreciation                                                    687,051         667,979         705,785
-----------------------------------------------------------------------------------------------------------
    Amortization of premiums and discounts                          325,015         667,078         669,749
-----------------------------------------------------------------------------------------------------------
    Amortization of intangible                                       38,815          47,021          56,281
-----------------------------------------------------------------------------------------------------------
    Amortization of cost of stock benefit plans                      98,594         145,941         145,940
-----------------------------------------------------------------------------------------------------------
    Provision for loan losses                                       180,000         192,680          76,700
-----------------------------------------------------------------------------------------------------------
    Gain on sale of securities held for trade                      (308,765)       (108,343)       (123,784)
-----------------------------------------------------------------------------------------------------------
    Net gain on sale of loans and securities                        (50,648)       (112,158)        (82,554)
-----------------------------------------------------------------------------------------------------------
    Unrealized gain on investment and mortgage-backed
     securities                                                    (459,972)       (197,292)       (230,310)
-----------------------------------------------------------------------------------------------------------
    Proceeds from sales of trading account securities             1,375,345         756,646         752,934
-----------------------------------------------------------------------------------------------------------
    Purchase of trading account securities                         (887,978)       (497,995)       (602,040)
-----------------------------------------------------------------------------------------------------------
    Federal Home Loan Bank stock dividend                                --              --         (29,100)
-----------------------------------------------------------------------------------------------------------
    Net changes in:
-----------------------------------------------------------------------------------------------------------
      Accrued interest receivable                                  (278,394)       (204,560)       (347,563)
-----------------------------------------------------------------------------------------------------------
      Accrued interest payable                                       98,917          70,002          82,044
-----------------------------------------------------------------------------------------------------------
      Deferred income on loans                                     (414,983)     (1,036,521)       (560,320)
-----------------------------------------------------------------------------------------------------------
      Deferred and accrued federal and state income taxes           479,541         189,069         226,945
-----------------------------------------------------------------------------------------------------------
      Other, net                                                    677,837         (59,434)       (144,893)
-----------------------------------------------------------------------------------------------------------
        Net cash flows provided by operating activities           4,350,691       1,572,210       2,414,261
-----------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES:
-----------------------------------------------------------------------------------------------------------
  Proceeds from sale of investment securities                     1,293,249         200,000       1,162,527
-----------------------------------------------------------------------------------------------------------
  Proceeds from maturities of investment securities               1,004,388       2,010,418       1,002,016
-----------------------------------------------------------------------------------------------------------
  Purchase of investment securities                              (2,335,312)     (1,374,995)     (1,150,000)
-----------------------------------------------------------------------------------------------------------
  Proceeds from sales of mortgage-backed securities               3,991,671      44,311,609       3,097,490
-----------------------------------------------------------------------------------------------------------
  Proceeds from repayments of mortgage-backed securities         22,089,434      22,213,676      14,444,376
-----------------------------------------------------------------------------------------------------------
  Purchase of mortgage-backed securities                         (7,021,872)    (13,885,048)    (11,414,416)
-----------------------------------------------------------------------------------------------------------
  Purchase of Federal Home Loan Bank stock                         (545,000)     (1,255,000)       (127,100)
-----------------------------------------------------------------------------------------------------------
  Proceeds from sale of loans                                     5,011,874       8,487,647       5,988,885
-----------------------------------------------------------------------------------------------------------
  Disbursements for loans                                      (116,350,338)   (172,814,721)    (98,889,665)
-----------------------------------------------------------------------------------------------------------
  Loan repayments                                                59,635,796      69,780,479      51,137,360
-----------------------------------------------------------------------------------------------------------
  Property and equipment expenditures                            (1,031,653)       (531,727)     (1,322,875)
-----------------------------------------------------------------------------------------------------------
        Net cash flows provided for investing activities        (34,257,763)    (42,857,662)    (36,071,402)
-----------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES:
-----------------------------------------------------------------------------------------------------------
  Proceeds from exercise of stock options                            82,968         122,644              --
-----------------------------------------------------------------------------------------------------------
  Dividends paid on common stock                                   (403,200)       (404,046)       (418,673)
-----------------------------------------------------------------------------------------------------------
  Proceeds from issuance of treasury stock                          118,330              --              --
-----------------------------------------------------------------------------------------------------------
  Purchase of treasury stock                                             --        (648,937)     (1,032,625)
-----------------------------------------------------------------------------------------------------------
  Deposit receipts                                              942,468,964     941,499,126     900,441,776
-----------------------------------------------------------------------------------------------------------
  Deposit withdrawals                                          (948,163,711)   (932,673,452)   (877,920,133)
-----------------------------------------------------------------------------------------------------------
  Interest credited to deposit accounts                          12,769,497      11,799,865       9,765,152
-----------------------------------------------------------------------------------------------------------
  Proceeds from borrowed money                                  266,368,000     247,748,000     235,076,155
-----------------------------------------------------------------------------------------------------------
  Repayment of borrowed money                                  (244,262,000)   (228,237,000)   (231,272,155)
-----------------------------------------------------------------------------------------------------------
  Net increase in advance payments by borrowers for taxes
    and insurance                                                   253,113         412,024          89,522
-----------------------------------------------------------------------------------------------------------
        Net cash flow provided by financing activities           29,231,961      39,618,224      34,729,019
-----------------------------------------------------------------------------------------------------------
Increase (decrease) in cash and cash equivalents                   (675,111)     (1,667,228)      1,071,878
-----------------------------------------------------------------------------------------------------------
Cash and cash equivalents at beginning of year                    8,852,236      10,519,464       9,447,586
-----------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year                      $   8,177,125       8,852,236      10,519,464
-----------------------------------------------------------------------------------------------------------
  Cash paid during period for:
-----------------------------------------------------------------------------------------------------------
    Interest                                                  $  18,382,244      15,846,447      13,238,014
-----------------------------------------------------------------------------------------------------------
    Income taxes                                                  1,211,600         375,204         823,846
-----------------------------------------------------------------------------------------------------------
  NON CASH INVESTING ACTIVITIES:
-----------------------------------------------------------------------------------------------------------
    Transfer of loans to real estate owned                          152,361          18,926          13,597
-----------------------------------------------------------------------------------------------------------
    Loans securitized into mortgage-backed securities         $          --       1,596,500              --
-----------------------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.

        SuburbFed Financial Corp. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-----------------------------------------------------------

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

PRINCIPLES OF CONSOLIDATION
     The accompanying consolidated financial statements consist of the accounts of the Company, and its wholly owned subsidiary Suburban Federal Savings, A Federal Savings Bank, and the Bank's wholly owned subsidiaries, Suburban Mortgage Services Inc., South Suburban Securities Corporation, and the wholly owned subsidiary of South Suburban Securities Corporation, Suburban Insurance Resources Agency, Inc. Significant intercompany accounts and transactions have been eliminated in consolidation.

INVESTMENT SECURITIES AND MORTGAGE-BACKED SECURITIES, AVAILABLE FOR SALE
     Investment securities and mortgage-backed securities available for sale are recorded in accordance with Statement of Financial Accounting Standards ("SFAS") No. 115 "Accounting for Certain Investments in Debt and Equity Securities". SFAS 115 requires the use of fair value accounting for securities available for sale or trading and retains the use of the amortized cost method for investments the Company has the positive intent and ability to hold to maturity.
     SFAS 115 requires the classification of debt and equity securities into one of three categories: held to maturity, available for sale, or trading. Held to maturity securities are measured at amortized cost. Unrealized gains and losses on trading securities are included in income. Unrealized gains and losses on available for sale securities are excluded from income and reported net of taxes as a separate component of stockholders' equity.
     The Company has designated a portion of its investment securities and mortgage-backed securities as available for sale, and has recorded these investments at their current fair values. Unrealized gains and losses are recorded in a valuation account which is included, net of income taxes, as a separate component of stockholders' equity. Gains and losses on the sale of securities are determined using the specific identification method.

INVESTMENT SECURITIES AND MORTGAGE-BACKED SECURITIES, HELD TO MATURITY
     These securities are carried at cost, and adjusted for amortization of premiums and accretion of discounts. Premiums and discounts are amortized and accreted into income over the remaining life of the security using a method which approximates the level-yield method. These securities are not carried at fair value because the Company has both the ability and intent to hold them to maturity.

INVESTMENT SECURITIES HELD FOR TRADE
     Trading account securities are carried at fair value, and net unrealized gains and losses are reflected in the consolidated statements of earnings. Recognized but unrealized net gains at December 31, 1997 amounted to $902,200.

LOANS RECEIVABLE AND RELATED FEES
     Loans are stated at the principal amount outstanding, net of loans in process, net deferred yield adjustments and the allowance for losses. Interest on loans is credited to income as earned and accrued only if deemed collectible. Loans are placed on nonaccrual status when, in the opinion of management, the full timely collection of principal or interest is in doubt. As a general rule, the accrual of interest is discontinued when principal or interest

        SuburbFed Financial Corp. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
---------------------------------------------------------------------

payments become 90 days past due or earlier if conditions warrant. When a loan is placed on nonaccrual status, previously accrued but unpaid interest is charged against current income.
     Loan origination fees are being deferred in accordance with SFAS No. 91. "Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases". This statement requires that loan origination fees and direct loan origination costs for a completed loan be netted and then deferred and amortized into interest income as an adjustment of yield.
     The Bank has adopted the provisions of SFAS No. 114 "Accounting by Creditors for Impairment of a Loan" and SFAS No. 118 "Accounting by Creditors for Impairment of a Loan--Income Recognition and Disclosures" which impose certain requirements on the measurement of impaired loans. These statements apply to all loans that are identified for evaluation except for large groups of smaller-balance homogeneous loans that are collectively evaluated for impairment. These loans include, but are not limited to, credit card, residential mortgage and consumer installment loans. Substantially all of the Bank's lending is excluded from the provisions of SFAS 114 and SFAS 118.
     Under these statements, of the remaining loans which are evaluated for impairment (a loan is considered impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement), there were no material amounts of loans which met the definition of an impaired loan during the year ended December 31, 1997 and no loans to be evaluated for impairment at December 31, 1997.

ALLOWANCE FOR LOAN LOSSES
     The determination of the allowance for loan losses involves material estimates that are susceptible to significant change in the near term. The allowance for loan losses is maintained at a level adequate to provide for losses through charges to operating expense. The allowance is based upon past loss experience and other factors which, in management's judgement, deserve current recognition in estimating losses. Such other factors considered by management include growth and composition of the loan portfolio, the relationship of the allowance for losses to outstanding loans and economic conditions.
     Management believes that the allowance is adequate. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for losses. Such agencies may require the Company to recognize additions to the allowance based on their judgements about information available to them at the time of their examination.

REAL ESTATE OWNED
     Real estate acquired through foreclosure or deed in lieu of foreclosure is carried at the lower of fair value minus estimated costs to sell or the related loan balance at the date of foreclosure plus capital improvements. Valuations are periodically performed by management and an allowance for loss is established by a charge to operations if the carrying value of a property exceeds its fair value minus estimated costs to sell.

DEPRECIATION
     Depreciation of office properties and equipment are accumulated on the straight line basis over estimated lives of the various assets.

AMORTIZATION OF INTANGIBLES
     The value of the previously acquired deposit base intangible is being amortized over a period not exceeding the estimated average remaining life of the existing deposit base acquired, principally seven years, using a method which approximates the sum of the years digit method. The value of the deposit base intangible acquired in connection with the acquisition of the branch location from St. Anthony Bank is being amortized over a fifteen year period using the straight line method.

MORTGAGE SERVICING RIGHTS
     The Company has adopted the provisions of SFAS No. 122 "Accounting for Mortgage Servicing Rights". This statement amends SFAS 65 "Accounting for Certain Mortgage Banking Activities" to require that a mortgage banking enterprise recognize as separate assets rights to service mortgage loans for others, however those servicing rights are acquired. SFAS 122 requires that a mortgage banking enterprise assess its capitalized mortgage servicing rights for impairment based on the fair value of those rights. The mortgage servicing rights are to be amortized over the life of the asset in proportion to the estimated net servicing income.
     The Company initially accounts for mortgage servicing rights using the discounted present value of estimated expected future cash flows. This amount is initially capitalized in other assets and subsequently amortized over the estimated life of the loan servicing income stream. The carrying value of the Company's mortgage serving rights, in relation to estimated servicing values, and the related amortization is reviewed by management on a quarterly basis.

INCOME TAXES
     The Company files a consolidated federal income tax return with the Bank. The provision for federal and state taxes on income is based on earnings reported in the financial statements. Deferred income taxes arise from the recognition of certain items of income and expense for tax purposes in years different from those in which they are recognized in the consolidated financial statements. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amount of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

CONSOLIDATED STATEMENTS OF CASH FLOWS
     For the purposes of reporting cash flows, the Company has defined cash and cash equivalents to include cash on hand, amounts due from depository institutions, interest-bearing deposits in other financial institutions and Federal funds sold.

EARNINGS PER SHARE
     The Company computes its earnings per share (EPS) in accordance with SFAS No. 128 "Earnings per Share". This statement simplifies the standards for computing EPS previously found in Accounting Principles Board Opinion No. 5 "Earnings per Share" and makes them comparable to international EPS standards. It replaces the presentation of primary EPS with a presentation of basic EPS and fully diluted EPS with diluted EPS.
     Basic EPS, unlike primary EPS, excludes dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity.
     The following presentation illustrates basic and diluted EPS in accordance with the provisions of SFAS 128:
------------------------------------------------------------

                                      YEARS ENDED DECEMBER 31,
                                    1997        1996        1995
-------------------------------------------------------------------
Weighted average number of
  common shares outstanding
  used in basic EPS
  calculation..................   1,260,900   1,258,174   1,296,695
Add common stock equivalents
  for shares issuable under
  Stock Option Plans...........      79,982      52,400      53,152
                                 ----------   ---------   ---------
Weighted average number of
  shares outstanding adjusted
  for common stock
  equivalents..................   1,340,882   1,310,574   1,349,847
                                 ==========   =========   =========
Net income.....................  $2,790,316   1,052,097   1,818,447
Basic earnings per share.......       $2.21         .84        1.40
Diluted earnings per share.....       $2.08         .80        1.35
-------------------------------------------------------------------

     EPS for prior periods has been restated to comply with the provisions of SFAS 128.

RECLASSIFICATIONS
     Certain 1995 and 1996 amounts have been reclassified to conform with the 1997 presentation.

        SuburbFed Financial Corp. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
---------------------------------------------------------------------

2) INVESTMENT SECURITIES
     Investment securities are summarized as follows:

--------------------------------------------------------------------------------

                                                                             GROSS        GROSS
                                                              AMORTIZED    UNREALIZED   UNREALIZED     FAIR
                                                                 COST        GAINS        LOSSES       VALUE
--------------------------------------------------------------------------------------------------------------
DECEMBER 31, 1997
  FNMA debenture............................................  $2,000,000         --        4,062     1,995,938
  FHLB note.................................................  1,988,542      10,208           --     1,998,750
                                                              ----------     ------       ------     ---------
                                                              $3,988,542     10,208        4,062     3,994,688
                                                              ==========     ======       ======     =========
Weighted average interest rate..............................       4.98%
                                                              ==========
DECEMBER 31, 1996
  FNMA debenture............................................  $2,000,000         --       61,250     1,938,750
  FHLB note.................................................  1,974,167       5,208           --     1,979,375
                                                              ----------     ------       ------     ---------
                                                              $3,974,167      5,208       61,250     3,918,125
                                                              ==========     ======       ======     =========
Weighted average interest rate..............................       4.99%
                                                              ==========
--------------------------------------------------------------------------------------------------------------

     The contractual maturity of investment securities held to maturity are summarized as follows:

--------------------------------------------------------------------------------

                                                                 DECEMBER 31, 1997        DECEMBER 31, 1996
                                                              AMORTIZED       FAIR      AMORTIZED      FAIR
                      TERM TO MATURITY                           COST        VALUE         COST        VALUE
--------------------------------------------------------------------------------------------------------------
Due in one year or less.....................................  $3,988,542   3,994,688           --           --
Due after one year through five years.......................         --           --    3,974,167    3,918,125
                                                              ----------   ---------    ---------    ---------
                                                              $3,988,542   3,994,688    3,974,167    3,918,125
                                                              ==========   =========    =========    =========
--------------------------------------------------------------------------------------------------------------

3) INVESTMENT SECURITIES AVAILABLE FOR SALE
     Investment securities available for sale are recorded at fair value in accordance with SFAS 115. This portfolio is summarized as follows:

--------------------------------------------------------------------------------

                                                                             GROSS        GROSS
                                                              AMORTIZED    UNREALIZED   UNREALIZED     FAIR
                                                                 COST        GAINS        LOSSES       VALUE
--------------------------------------------------------------------------------------------------------------
DECEMBER 31, 1997
  FHLB note.................................................  $1,000,000         --       20,729       979,271
  Corporate debt securities.................................     50,000          --        1,000        49,000
  Equity securities:
    Preferred stocks........................................  1,942,164      69,573        9,790     2,001,947
    Financial Institution common stock mutual funds.........    292,723     373,408           --       666,131
                                                              ----------    -------       ------     ---------
                                                              $3,284,887    442,981       31,519     3,696,349
                                                              ==========    =======       ======     =========
DECEMBER 31, 1996
  Corporate debt securities.................................  $ 100,000       2,500           --       102,500
  Equity securities:
    Preferred stocks........................................  2,991,311      17,945       29,440     2,979,816
    Financial Institution common stock mutual funds.........    237,111     110,850           --       347,961
                                                              ----------    -------       ------     ---------
                                                              $3,328,422    131,295       29,440     3,430,277
                                                              ==========    =======       ======     =========
--------------------------------------------------------------------------------------------------------------

     During the current year, the Company sold securities realizing gross proceeds of $1,293,249, with gross gains of $18,249 and gross losses of $1,271 realized on those sales. Proceeds from the sale of investment securities available for sale during the years ended December 31, 1996 and 1995 were $200,000 and $1,162,527 with gross gains of $-0- and $90,819 and gross losses of $-0- and $21,875 realized on those sales. The change in net unrealized gains and losses during the current year of $309,607, net of the tax effect of $117,651, resulted in a $191,956 credit to stockholders' equity.

4) INVESTMENT SECURITIES HELD FOR TRADE
     Investment securities held for trade at December 31, 1997 consists of common stock equity securities with a carrying value of $1,740,883. The investment securities held for trade at December 31, 1996 consisted of equity securities (convertible preferred stock with a carrying value of $250,115 and common stock with a carrying value of $1,111,523).
     The adjustment of these securities to their current fair values has resulted in a net unrealized gain of $902,200 as of December 31, 1997 and a net unrealized gain of $442,228 as of December 31, 1996. Proceeds from sales of investment securities held for trade during the years ended December 31, 1997, 1996 and 1995 were $1,375,345, $756,646 and $752,934 with gross gains of
$308,765, $108,343 and $123,784 realized on those sales.
5) MORTGAGE-BACKED SECURITIES
     Mortgage-backed securities are summarized as follows:

--------------------------------------------------------------------------------

                                                                                 GROSS         GROSS
                                                                 AMORTIZED     UNREALIZED    UNREALIZED       FAIR
                                                                   COST          GAINS         LOSSES        VALUE
---------------------------------------------------------------------------------------------------------------------
DECEMBER 31, 1997
  Participation certificates:
    FHLMC--adjustable rate (a)..............................    $ 3,608,949      41,853        30,244       3,620,558
    FNMA--adjustable rate (a)...............................      3,495,170       4,875         6,825       3,493,220
    GNMA--adjustable rate (a)...............................      1,183,562      25,792            --       1,209,354
  Privately issued participation certificates: (b)
    Fixed rate..............................................     40,239,281     150,982       115,521      40,274,742
    Adjustable rate.........................................     18,592,693     235,116        22,896      18,804,913
  Investment in real estate mortgage investment conduits:
    FHLMC--fixed rate (c)...................................      2,162,768       9,625            --       2,172,393
    FHLMC--adjustable rate (c)..............................      5,000,000          --       265,625       4,734,375
    FNMA--fixed rate........................................      2,879,090      13,561         1,037       2,891,614
                                                                -----------     -------       -------      ----------
                                                                $77,161,513     481,804       442,148      77,201,169
                                                                ===========     =======       =======      ==========
Weighted average interest rate..............................           7.22%
                                                                ===========
DECEMBER 31, 1996
  Participation certificates:
    FHLMC--adjustable rate..................................    $ 4,226,031       6,661        39,420       4,193,272
    FNMA--adjustable rate...................................      4,211,922      41,981        25,534       4,228,369
    GNMA--adjustable rate...................................      1,466,466      20,377            --       1,486,843
  Privately issued participation certificates: (b)
    Fixed rate..............................................     46,872,110     122,508       291,024      46,703,594
    Adjustable rate.........................................     23,233,624     236,619        83,727      23,386,516
  Investment in real estate mortgage investment conduits:
    FHLMC--fixed rate.......................................      3,372,908      40,592        23,986       3,389,514
    FHLMC--adjustable rate..................................      5,000,390          --       205,859       4,794,531
    FNMA--fixed rate........................................      5,179,430      46,797            --       5,226,227
                                                                -----------     -------       -------      ----------
                                                                $93,562,881     515,535       669,550      93,408,866
                                                                ===========     =======       =======      ==========
Weighted average interest rate..............................           7.23%
                                                                ===========
---------------------------------------------------------------------------------------------------------------------

(a) Mortgage-backed securities with an amortized cost basis of $2,768,464 and a fair value of $2,798,576 are collateral for repurchase agreements totaling $2,607,000 (see note 11).

(b) Consists of privately issued mortgage-backed securities and collateralized mortgage obligations with intermediate and long-term contractual maturities and, due to anticipated prepayments, expected average lives of approximately two to five years at date of purchase. All securities have a AAA rating due to credit enhancements.

        SuburbFed Financial Corp. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
---------------------------------------------------------------------

(c) A fixed rate FHLMC real estate mortgage investment conduit (REMIC) with an amortized cost basis of $1,171,327 and a fair value of $1,175,719 and an adjustable rate FHLMC REMIC with an amortized cost basis of $5,000,000 and a fair value of $4,734,375 are collateral for a line of credit advance totaling $5,000,000 (see note 11).

     At December 31, 1997, the Bank has pledged as collateral approximately $910,000 of FHLMC participation certificates and $2,570,000 of a FNMA REMIC security to depositors with large deposit accounts at the Bank.

6) MORTGAGE-BACKED SECURITIES AVAILABLE FOR SALE
     Mortgage-backed securities available for sale are recorded at fair value in accordance with SFAS 115. This portfolio is summarized as follows:

--------------------------------------------------------------------------------

                                                                              GROSS        GROSS
                                                               AMORTIZED    UNREALIZED   UNREALIZED      FAIR
                                                                 COST         GAINS        LOSSES       VALUE
                                                               ---------    ----------   ----------     -----
DECEMBER 31, 1997
  Participation certificates:
    FHLMC--fixed rate.......................................  $   643,088     46,328           --        689,416
    FNMA--fixed rate (a)....................................  1,361,500..         --        6,862      1,354,638
  Privately issued participation certificates: (b)
    Fixed rate..............................................   24,951,215     23,360      131,022     24,843,553
    Adjustable rate.........................................    4,567,065         --       19,132      4,547,933
  Investment in real estate mortgage investment conduits:
    FHLMC--fixed rate.......................................      645,039      3,695           --        648,734
    FNMA--fixed rate........................................    2,905,660     12,572        6,777      2,911,455
  Mutual Funds:
    Adjustable Rate Mortgage Funds..........................    2,495,395         --       64,487      2,430,908
                                                              -----------     ------      -------     ----------
                                                              $37,568,962..   85,955      228,280     37,426,637
                                                              ===========     ======      =======     ==========
Weighted average interest rate..............................         6.89%
                                                              ===========
DECEMBER 31, 1996
  Participation certificates:
    FHLMC--fixed rate.......................................  $   880,499     58,631           --        939,130
    FNMA--fixed rate........................................    1,697,633         --       22,343      1,675,290
  Privately issued participation certificates: (b)
    Fixed rate..............................................   24,631,927      7,702      563,767     24,075,862
    Adjustable rate.........................................    2,917,219         --       37,219      2,880,000
  Investment in real estate mortgage investment conduits:
    FHLMC--fixed rate.......................................    4,299,427         32       31,363      4,268,096
    FNMA--fixed rate........................................    3,651,635     29,308       24,702      3,656,241
  Mutual Funds:
    Adjustable Rate Mortgage Funds..........................    2,495,395         --       66,982      2,428,413
                                                              -----------     ------      -------     ----------
                                                              $40,573,735     95,673      746,376     39,923,032
                                                              ===========     ======      =======     ==========
Weighted average interest rate..............................         7.00%
                                                              ===========
----------------------------------------------------------------------------------------------------------------

(a) Mortgage-backed securities with an amortized cost basis of $1,361,500 and a fair value of $1,354,638 are collateral for repurchase agreements totaling $1,237,000 (see note 11).

(b) Consists of privately issued mortgage-backed securities and collateralized mortgage obligations with intermediate and long-term contractual maturities and, due to anticipated prepayments, expected average lives of approximately three to seven years at date of purchase. All securities have a AAA rating due to credit enhancements.

     Proceeds from sales of mortgage-backed securities available for sale during the years ended December 31, 1997, 1996 and 1995 were $3,991,671, $44,311,609 and $3,097,490 with gross gains of $10,628, $301,538 and $2,978 and gross losses of $18,459, $185,619 and $18,905 realized on those sales. The change in net unrealized gains and losses during the current year of $508,378, net of the tax effect of $193,184 resulted in a $315,194 credit to stockholders' equity.

7) LOANS RECEIVABLE
     Loans receivable are summarized as follows:
------------------------------------------------------------

                                            DECEMBER 31,
                                         1997          1996
---------------------------------------------------------------
Mortgage loans:
  One- to four-family..............  $251,223,467   201,110,161
  Multi-family.....................    13,595,803    13,462,720
  Commercial.......................     3,499,322     3,559,006
  Construction and development.....    10,298,859     8,987,778
                                     ------------   -----------
Total mortgage loans...............   278,617,451   227,119,665
                                     ------------   -----------
Other loans:
  Commercial warehouse line of
    credit.........................        17,269     1,229,234
  Credit card......................     1,837,431     2,025,247
  Second mortgages and home equity
    lines of credit................    14,211,633    12,110,511
  Other............................     1,144,608     1,167,323
                                     ------------   -----------
Total other loans..................    17,210,941    16,532,315
                                     ------------   -----------
Total loans receivable.............   295,828,392   243,651,980
                                     ------------   -----------
Less:
  Loans in process.................     3,042,566     2,157,754
  Net deferred yield adjustments...    (1,703,300)   (1,288,317)
  Allowance for loan losses........       857,577       967,360
                                     ------------   -----------
Loans receivable, net..............  $293,631,549   241,815,183
                                     ============   ===========
Weighted average interest rate.....          7.88%         7.93%
                                     ============   ===========
---------------------------------------------------------------

     During the current year, the Company sold mortgage loans to the Federal National Mortgage Association, while retaining servicing, realizing proceeds of $4,269,793, gross gains of $18,982 and gross losses of $8,427. The Company recorded an additional gain of $30,946 on these sales, from the establishment of a mortgage servicing right asset in accordance with SFAS No. 122. During the years ended December 31, 1997, 1996 and 1995, the Company amortized $23,577, $14,925 and $3,324 of mortgage servicing rights against current servicing fee income. In addition, the Company sold a participating interest in mortgage loans to third party investors, realizing proceeds of $742,081 at no gain or loss.
     At December 31, 1997, 1996 and 1995, loans serviced for others amounted to $43,988,489, $41,269,040 and $36,935,216 respectively.
     Activity in the allowance for loan losses is summarized as follows:
------------------------------------------------------------

                                       YEARS ENDED DECEMBER 31,
                                       1997       1996      1995
------------------------------------------------------------------
Balance, beginning of year.........  $ 967,360   772,850   734,868
Provision for loan losses..........    180,000   192,680    76,700
Charge-offs........................   (300,962)  (68,824)  (39,030)
Recoveries.........................     11,179    70,654       312
                                     ---------   -------   -------
Balance, end of year...............  $ 857,577   967,360   772,850
                                     =========   =======   =======
------------------------------------------------------------------

     During the year ended December 31, 1997, the Bank was able to resolve an ongoing matter relating to a bankruptcy filing on a construction loan with a balance of $498,000. Net proceeds received from the bankruptcy trustee amounted to $316,000 resulting in a charge-off of $182,000 during the current year. The amount charged-off had been specifically reserved by the Bank in preceding periods and the loan balance had been carried as a nonaccrual loan. The remaining balance of charge-offs for the year ended December 31, 1997, as well as the prior two year periods, resulted primarily from credit card loans.
     The balance of nonaccrual loans at December 31, 1997 and 1996 was approximately $1,273,000 and $997,000 respectively.
     For the years ended December 31, 1997 and 1996, gross interest income which would have been recorded had the non-accruing loans been current in accordance with their original terms amounted to approximately $118,500 and $75,200 respectively.
     Loans to directors and executive officers aggregated $1,489,000 at December 31, 1997 and $1,132,000 at December 31, 1996. Such loans are made on the same terms as those for other loan customers.

        SuburbFed Financial Corp. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
---------------------------------------------------------------------

8) OFFICE PROPERTIES AND EQUIPMENT
     Office properties and equipment are summarized as follows:
------------------------------------------------------------

                                             DECEMBER 31,
                                           1997         1996
---------------------------------------------------------------
Land..................................  $  954,935      954,935
Buildings.............................   4,738,117    4,649,279
Parking lot improvements..............      80,359       80,359
Property held for future expansion....     408,871      408,871
Furniture, fixtures and equipment.....   4,081,499    3,380,069
Leasehold improvements................   1,478,315    1,303,909
Automobiles...........................     131,803      119,753
                                        ----------   ----------
                                        11,873,899   10,897,175
Less accumulated depreciation.........   6,830,102    6,197,980
                                        ----------   ----------
                                        $5,043,797    4,699,195
                                        ==========   ==========
---------------------------------------------------------------

     Depreciation of office properties and equipment for the years ended December 31, 1997, 1996 and 1995 amounted to $687,051, $667,979 and $705,785 respectively.
     At December 31, 1997, the Bank was leasing one branch office facility under an operating lease which expires in 2007 and five operating leases relating to branch facilities in a local grocery chain. These five leases carry terms which expire between December, 2002 and October, 2003.
     Rent expense for the years ending December 31, 1997, 1996 and 1995 amounted to $269,095, $259,776 and $258,617 respectively.
     Minimum long-term operating lease commitments are as follows:
------------------------------------------------------------

YEAR ENDING DECEMBER 31                               AMOUNT
-------------------------------------------------------------
1998...............................................  $276,988
1999...............................................   277,198
2000...............................................   278,248
2001...............................................   278,464
2002...............................................   279,544
Thereafter.........................................   367,603
-------------------------------------------------------------

9) ACCRUED INTEREST RECEIVABLE
     Accrued interest receivable is summarized as follows:
------------------------------------------------------------

                                               DECEMBER 31,
                                             1997         1996
-----------------------------------------------------------------
Investment securities...................  $  138,094      104,575
Mortgage-backed securities..............     683,043      808,621
Loans receivable........................   1,912,086    1,801,636
Allowance for uncollected interest......    (124,387)    (388,327)
Interest collected in advance...........     (10,919)      (6,982)
                                          ----------   ----------
                                          $2,597,917    2,319,523
                                          ==========   ==========
-----------------------------------------------------------------

10) DEPOSITS
     Deposit accounts are summarized as follows:
------------------------------------------------------------

                                   DECEMBER 31, 1997         DECEMBER 31, 1996
                                WEIGHTED                  WEIGHTED
                                AVERAGE                   AVERAGE
                                NOMINAL                   NOMINAL
                                  RATE       BALANCE        RATE       BALANCE
---------------------------------------------------------------------------------
Passbook accounts..............   2.50%    $ 52,180,172     2.50%    $ 54,551,829
Demand deposit and NOW
 accounts......................   1.71       49,988,507     1.63       50,465,958
Money market accounts..........   3.15       12,651,802     3.11       14,629,882
                                           ------------              ------------
                                            114,820,481               119,647,669
Certificates of deposit:
 7-91 days.....................   2.75          159,502     2.75          271,155
 6-11 months...................   5.73       42,098,431     5.58       32,973,057
 12-29 months..................   5.82      108,603,704     5.91      107,286,879
 30 months and over............   6.05       38,395,439     5.78       29,351,814
 Prime advantage
   certificate (a).............   6.09          693,916     5.88        1,754,575
 IRA and Keogh.................   6.13        9,995,280     6.06       16,067,664
 Other.........................   5.65        1,889,002     5.76        2,228,192
                                           ------------              ------------
                                  4.54%    $316,655,755     4.43%    $309,581,005
                                           ============              ============
---------------------------------------------------------------------------------

(a) The prime advantage account is an adjustable rate certificate of deposit with either a 3 year or 5 year maturity. The interest rate on the 5 year term is 50% of the prime rate plus 1.875% while the 3 year term is 50% of the prime rate plus 1.625%. The guaranteed minimum rate on this account is 5.00%.

     A summary of certificates of deposit by maturity is as follows:
------------------------------------------------------------

                                            DECEMBER 31,
                                         1997          1996
---------------------------------------------------------------
Within 12 months...................  $ 93,022,144   111,433,122
13 months to 24 months.............    69,184,216    42,197,182
25 months to 36 months.............    31,895,933    26,502,094
37 months to 48 months.............     3,264,983     5,952,572
Over 48 months.....................     4,467,998     3,848,366
                                     ------------   -----------
    Total..........................  $201,835,274   189,933,336
                                     ============   ===========
---------------------------------------------------------------

     Interest expense on deposits consists of the following:
------------------------------------------------------------

                                 YEARS ENDED DECEMBER 31,
                              1997          1996         1995
----------------------------------------------------------------
Passbook and Certificate
  accounts...............  $13,099,911   12,129,386    9,817,401
NOW and Money market
  accounts...............    1,190,261    1,157,013    1,185,130
                           -----------   ----------   ----------
    Total................  $14,290,172   13,286,399   11,002,531
                           ===========   ==========   ==========
----------------------------------------------------------------

     The aggregate amount of deposit accounts with a balance of $100,000 or greater was approximately $30,858,000 and $34,400,000 at December 31, 1997 and 1996, respectively. Deposits in excess of $100,000 are not insured by the Federal Deposit Insurance Corporation.

11) BORROWED MONEY
     Borrowed money is summarized as follows:
------------------------------------------------------------

                                    DECEMBER 31, 1997        DECEMBER 31, 1996
                                  WEIGHTED                 WEIGHTED
                                  AVERAGE                  AVERAGE
                                    RATE       AMOUNT        RATE       AMOUNT
---------------------------------------------------------------------------------
Secured advances from the
 FHLB--Chicago:
 Open line--variable rate........   5.83%    $ 3,500,000       --%    $        --
 Maturing in 1997--fixed rate....     --              --     5.67      27,500,000
 Maturing in 1998--fixed rate....   5.92      18,000,000     5.87      15,000,000
 Maturing in 1999--fixed rate....   6.04      12,000,000     6.28       7,000,000
 Maturing in 2000--fixed rate....   6.28      16,000,000       --              --
 Maturing in 2001--fixed rate....   6.40      11,000,000     6.65       6,000,000
 Maturing in 2002--fixed rate....   5.80      15,700,000       --              --
Secured advance from Advance
 National Bank:
 Line of credit..................   5.65       5,000,000       --              --
Securities sold under agreements
 to repurchase:
 Maturing in January, 1997.......   5.80              --     5.80       7,438,000
 Maturing in January, 1998.......   6.05       3,844,000       --              --
                                             -----------              -----------
                                             $85,044,000              $62,938,000
                                             ===========              ===========
Weighted average interest rate...                   6.03%                    5.89%
                                             ===========              ===========
---------------------------------------------------------------------------------

     Pursuant to collateral agreements with the Federal Home Loan Bank of Chicago (FHLB), advances are secured by all stock in the FHLB and qualifying first mortgage loans with unpaid principal balances aggregating no less than approximately 170% of the outstanding secured advances from the FHLB.
     The borrowing agreement with American National Bank (ANB) is for a maximum $5,000,000 fed funds borrowing line of credit at a rate quoted as the market rate by ANB for the purchase of fed funds at the time the purchase of fed funds is requested. The advance is secured by certain mortgage-backed securities which are held in safekeeping at ANB (see note 5).
     The Bank enters into sales of securities under agreements to repurchase (reverse repurchase agreements). Fixed-coupon reverse repurchase agreements are treated as financings and the obligations to repurchase securities sold are reflected as borrowed funds in the consolidated statements of financial condition. The dollar amount of securities underlying the agreements remains in the asset accounts. Securities sold under agreements to repurchase consisted of mortgage-backed securities. The securities underlying the agreement were delivered to the dealer who arranged the transaction. The agreement calls for the Bank to repurchase similar securities.
     Information concerning borrowings under fixed-coupon dollar reverse repurchase agreements is summarized as follows:
------------------------------------------------------------

                                            1997         1996
----------------------------------------------------------------
Average balance during the year........  $6,292,769    7,043,154
Average interest rate during the
  year.................................        5.69%        5.59%
Maximum month-end balance during the
  year.................................   7,389,000    7,895,000
Mortgage-backed securities underlying
  the agreements at year end:
  Carrying value.......................   4,130,000    8,251,000
  Estimated fair value.................  $4,153,000    8,267,000
----------------------------------------------------------------

     In connection with the Company's initial public offering, the Bank established an Employee Stock Ownership Plan (ESOP). The ESOP was funded by the proceeds from a $623,870 loan from an unaffiliated third party lender. During 1994, the Company refinanced this loan on essentially the same terms as the original lender. The loan carries an interest rate of one-half of one percent above the prime rate, and matures in the year 1999. The loan is secured by the shares of the Company purchased with the loan proceeds. The Bank has committed to make contributions to the ESOP sufficient to allow the ESOP to fund the debt service requirements of the loan. At December 31, 1997, the balance of this loan amounted to $81,405.
     Interest expense on borrowed money is summarized as follows:
------------------------------------------------------------

                                    YEARS ENDED DECEMBER 31,
                                  1997        1996        1995
-----------------------------------------------------------------
Advances from the FHLB.......  $3,639,173   2,236,495   1,629,202
American National Bank line
  of credit..................     180,818          --          --
Securities sold under
  agreements to repurchase...     370,998     393,555     688,325
                               ----------   ---------   ---------
                               $4,190,989   2,630,050   2,317,527
                               ==========   =========   =========
-----------------------------------------------------------------

12) RETIREMENT PLANS AND OTHER EMPLOYEE BENEFITS
     The Bank and its subsidiaries have a defined benefit plan which covers full-time employees with six months or more of service, and who are at least 21 years of age. The Bank's funding policy is to generally make the minimum annual contribution required by applicable regulations.

        SuburbFed Financial Corp. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
---------------------------------------------------------------------

     The following table sets forth the plan's funded status and amounts recognized in the Company's consolidated financial statements at December 31.
------------------------------------------------------------

                                             1997        1996
----------------------------------------------------------------
Projected benefits obligation (actuarial
  present value of projected benefits
  attributed to employee service to date
  based on future compensation
  levels)...............................  $2,570,567   2,329,550
Plan assets at fair value...............   2,110,043   1,765,552
                                          ----------   ---------
Plan assets less than projected benefit
  obligation............................    (460,524)   (563,998)
Unrecognized net loss...................     321,671     261,471
Unrecognized transition amount amortized
  over 29 years.........................      20,155      21,163
                                          ----------   ---------
Net pension liability included in
  accrued expenses......................  $ (118,698)   (281,364)
                                          ==========   =========
----------------------------------------------------------------

     Included in the projected benefit obligation is an amount called the accumulated benefit obligation. The accumulated benefit obligation represents the actuarial present value of benefits attributed to employee service and compensation levels to date. At December 31, 1997, the accumulated benefit obligation was $1,732,753. The vested portion was $1,632,479.
     Net pension expense for the years ended December 31, 1997, 1996 and 1995 is being accounted for per SFAS No. 87 "Employers' Accounting for Pensions" and include the following components:
------------------------------------------------------------

                                     YEARS ENDED DECEMBER 31,
                                    1997       1996       1995
----------------------------------------------------------------
Service cost-benefits earned
  during the year...............  $ 237,918   220,098    166,226
Interest cost on projected
  benefit obligation............    171,561   155,687    135,837
Actual return on plan assets....   (127,338)  (98,871)  (105,419)
Net amortization and deferral...    (28,378)  (44,527)   (17,105)
                                  ---------   -------   --------
  Net pension expense...........  $ 253,763   232,387    179,539
                                  =========   =======   ========
----------------------------------------------------------------

     The discount rate used in determining the actuarial present value of the projected benefit obligation at the beginning of the year to determine the net periodic pension cost and at the end of the year for the present value of the benefit obligation during 1997, 1996 and 1995 was 6.75%. The expected long-term rate of return on assets was 8.0% during 1997, 1996 and 1995, and the rate of increase in future compensation was 5.0% in 1997, 1996 and 1995.
     Additionally, the Bank has a contributory qualified pension plan (401(k)
Plan) which is available to all full-time employees having six months or more of service. Participants may make tax-deferred contributions within a range specified by the Plan. The Bank makes matching contributions in an amount equal to 50 percent of each eligible participant's contribution up to a specified percentage of the deferred contribution. Subsequent to the conversion, employees eligible under the stock option plan who contribute to the 401(k) are no longer eligible for the Bank's matching of their contributions. Contributions by the Bank to the 401(k) Plan were $61,803, $31,740 and $29,282 for the years ended December 31, 1997, 1996 and 1995 respectively.

13) OFFICER, DIRECTOR AND EMPLOYEE PLANS
     STOCK OPTION PLAN. The Company and its shareholders have adopted three stock option and incentive plans (the "1991 Stock Option and Incentive Plan", the "1995 Stock Option and Incentive Plan" and the "1997 Stock Option and Incentive Plan", respectively) reserving 133,687, 135,000 and 80,000 options on common shares, respectively, for issuance to directors, officers and key employees. The Plans provide that option prices will not be less than the fair market value of the stock at the grant date. The date on which the options are first exercisable is determined by the Stock Option Committee of the Board of Directors. The options expire no later than ten years from the grant date. The following is an analysis of the stock option activity for each of the years in the three year period ended December 31, 1997 and the stock options outstanding at the end of the respective periods.
------------------------------------------------------------

                             NUMBER          EXERCISE PRICE
         OPTIONS            OF SHARES    PER SHARE       TOTAL
-----------------------------------------------------------------
Outstanding at January 1,
  1995....................   110,859    $ 6.67-15.67   $  863,476
Granted...................    82,200     17.20-21.20    1,472,640
Exercised.................         0
Forfeited.................         0
                             -------    ------------   ----------
Outstanding at December
  31, 1995................   193,059      6.67-21.20    2,336,116
Granted...................    71,640     16.50-24.60    1,416,560
Exercised.................   (13,500)     6.67-17.20     (122,644)
Forfeited.................   (25,059)    17.20-21.20     (445,751)
                             -------    ------------   ----------
Outstanding at December
  31, 1996................   226,140      6.67-24.60    3,184,281
Granted...................    44,255     23.00-49.81    1,675,514
Exercised.................    (5,899)     6.67-20.50      (82,968)
Forfeited.................      (337)          21.20       (7,144)
                             -------    ------------   ----------
Outstanding at December
  31, 1997................   264,159    $ 6.67-49.81   $4,769,683
                             =======    ============   ==========
Exercisable at December
  31, 1997................   159,309    $ 6.67-49.81   $2,138,253
                             =======    ============   ==========
Options available for
  future grants at
  December 1997...........    50,152
                             =======
-----------------------------------------------------------------

     The Company has elected to follow Accounting Principles Board Opinion No. 25 "Accounting for Stock Issued to Employees" (APB 25) and related Interpretations in accounting for its employee stock options. Under APB 25, because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.
     The Company implemented SFAS No. 123 "Accounting for Stock-Based Compensation" during 1996. The Company will retain its current accounting method for its stock-based compensation plans. This statement will only result in additional disclosures for the Company, and as such, its adoption did not, nor is it expected to have, a material impact on the Company's financial condition or its results of operations.
     The following summarizes the pro forma net income as if the fair value method of accounting for stock-based compensation plans had been utilized:
------------------------------------------------------------

                                      YEARS ENDED DECEMBER 31,
                                    1997        1996        1995
-------------------------------------------------------------------
Net income (as reported).......  $2,790,316   1,052,097   1,818,447
Pro forma net income...........   2,522,427     976,800   1,779,340
Diluted earnings per share (as
  reported)....................       $2.08         .80        1.35
Pro forma diluted earnings per
  share........................        1.88         .75        1.34
-------------------------------------------------------------------

     The pro forma results presented above may not be representative of the effects reported in pro forma net income for future years.
     The fair value of the option grants for the years ended December 31, 1997, 1996 and 1995 was estimated on the date of grant using the Black Scholes option value model, with the following assumptions: dividend yield of approximately 1.5% for 1997 and approximately 2.0% for 1996 and 1995, expected volatility of 6.5% for all periods, risk free interest rate of 5.30%, 6.69% and 6.27% respectively, and an expected life of approximately 10 years during all periods.
     EMPLOYEE STOCK OWNERSHIP PLAN. In conjunction with the Conversion, the Bank formed an Employee Stock Ownership Plan ("ESOP"). The ESOP covers substantially all employees with more than one year of employment and who have attained the age of 21. The ESOP borrowed $623,870 from an unaffiliated third-party lender and purchased 93,580 common shares issued in the Conversion. During 1994, the Company refinanced this loan on essentially the same terms as the original lender. In accordance with generally accepted accounting principles, the unpaid balance of the ESOP loan, which is comparable to unearned compensation, is reported as a reduction of stockholders' equity. Total contributions to the ESOP which were used to fund principal and interest payments on the ESOP debt totaled $101,494, $109,251, and $118,931 for the years ended December 31, 1997, 1996 and
1995, respectively. The Bank has committed to make cash contributions to the ESOP sufficient to service the requirements of the loan.
     BANK INCENTIVE PLANS. In conjunction with the Conversion, the Company formed two Bank Incentive Plans ("BIPs"), which purchased in the aggregate, 40,107 shares or 3.0% of the shares of common stock issued in the Conversion. The shares

        SuburbFed Financial Corp. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
---------------------------------------------------------------------

were purchased for $283,830 with funds contributed to the BIP's from the Bank. As of December 31, 1997, all shares were awarded and vested. The $283,830 contributed to the BIPs was amortized to compensation expense as the plan participants became vested in those shares. As of December 31, 1997, the entire amount of deferred compensation expense has been recognized.

14) INCOME TAXES
     The Company has adopted SFAS No. 109 which requires a change from the deferred method to the liability method of accounting for income taxes. Under the liability method, deferred income taxes are recognized for the tax consequences of "temporary differences" by applying statutory tax rates applicable to future years to differences between the financial statement carrying amounts and tax bases of existing assets and liabilities.
     Among the provisions of SFAS 109 which impact the Bank is the tax treatment of bad debt reserves. SFAS 109 provides that a deferred tax asset is to be recognized for the bad debt reserves established for financial reporting purposes and requires a deferred tax liability to be recorded for increases in the tax bad debt reserve since January 1, 1988, the effective date of certain changes made by the Tax Reform Act of 1986 to the calculation of savings institutions' bad debt deduction. Accordingly, retained earnings at December 31, 1997 includes approximately $3,840,000 for which no deferred federal income tax liability has been recognized.
     The provision for income taxes consists of the following:
------------------------------------------------------------

                                    YEARS ENDED DECEMBER 31,
                                   1997       1996       1995
----------------------------------------------------------------
Current.......................  $1,445,240   108,470     780,390
Deferred......................      54,660   455,830     290,610
                                ----------   -------   ---------
                                $1,499,900   564,300   1,071,000
                                ==========   =======   =========
----------------------------------------------------------------

     A reconciliation of the statutory federal income tax rate to effective income tax rate is as follows:
------------------------------------------------------------

                                     YEARS ENDED DECEMBER 31,
                                    1997       1996       1995
------------------------------------------------------------------
Statutory federal income tax
  rate............................  34.0%      34.0%      34.0%
State income taxes................  4.5        4.7        4.7
Dividends received exclusion......  (2.1)      (3.8)      (1.6)
Other items.......................  (1.4)       --         --
                                    ----       ----       ----
Effective income tax rate.........  35.0%      34.9%      37.1%
                                    ====       ====       ====
------------------------------------------------------------------

     Deferred federal income tax expense consists of the following tax effects of timing differences:
------------------------------------------------------------

                                     YEARS ENDED DECEMBER 31,
                                     1997       1996      1995
----------------------------------------------------------------
Loan fees........................  $ 180,720   470,160   219,500
Depreciation.....................      8,700   (32,035)  (48,400)
Compensation related expenses....     (5,545)  (10,600)    9,100
Book loan loss provision (in
  excess of) less than tax
  deduction......................   (132,015)  (23,825)   45,700
Mortgage servicing rights........      2,800    36,880    15,200
Other............................         --    15,250    49,510
                                   ---------   -------   -------
                                   $  54,660   455,830   290,610
                                   =========   =======   =======
----------------------------------------------------------------

     The approximate tax effect of temporary differences that give rise to the Company's net deferred tax liability at December 31, 1997 and 1996 under SFAS 109 is as follows:
------------------------------------------------------------

DECEMBER 31, 1997                 ASSETS    LIABILITIES     NET
------------------------------------------------------------------
Loan fees deferred for
  financial reporting purposes,
  net of costs.................  $     --     (718,820)   (718,820)
Nondeductible incentive and
  retirement plan expense......    56,035           --      56,035
Nondeductible deferred
  directors fees...............    64,670           --      64,670
Accelerated book
  depreciation.................    52,505           --      52,505
Bad debt reserves established
  for financial reporting
  purposes.....................   269,200           --     269,200
Increases to tax bad debt
  reserves since January 1,
  1988.........................        --     (556,130)   (556,130)
Unrealized loss on securities
  available for sale...........        --     (102,273)   (102,273)
Other..........................        --      (39,680)    (39,680)
                                 --------   ----------    --------
  Total........................  $442,410   (1,416,903)   (974,493)
                                 ========   ==========    ========
------------------------------------------------------------------
Loan fees deferred for
  financial reporting purposes,
  net of costs.................  $     --     (538,100)   (538,100)
Nondeductible incentive and
  retirement plan expense......    73,705           --      73,705
Nondeductible deferred
  directors fees...............    41,457           --      41,457
Accelerated book
  depreciation.................    61,205           --      61,205
Bad debt reserves established
  for financial reporting
  purposes.....................   137,185           --     137,185
Increases to tax bad debt
  reserves since January 1,
  1988.........................        --     (556,130)   (556,130)
Unrealized loss on securities
  available for sale...........   208,562           --     208,562
Other..........................        --      (36,880)    (36,880)
                                 --------   ----------    --------
  Total........................  $522,114   (1,131,110)   (608,996)
                                 ========   ==========    ========
------------------------------------------------------------------

15) REGULATORY CAPITAL REQUIREMENTS
     Capital regulations require the Bank to have a minimum regulatory tangible capital ratio equal to 1.5% of total adjusted assets, a minimum 3.0% core capital ratio and an 8.0% risk-based capital ratio. For purposes of the regulation, the core and tangible capital of Suburban Federal Savings, A Federal Savings Bank is defined as stockholders' equity, adjusted for investments in non-includable subsidiaries, certain intangible assets, and net unrealized gains and losses on securities available for sale (other than unrealized losses in equity securities), net of taxes. Adjusted total assets are the Bank's total assets as determined under generally accepted accounting principles, adjusted for assets of non-includable subsidiaries, certain intangible assets, and net unrealized gains and losses on securities available for sale, net of taxes.
     In determining compliance with the risk-based capital requirement, the Bank is allowed to use both core capital and supplementary capital provided the amount of supplementary capital used does not exceed the Bank's core capital. Supplementary capital of Suburban Federal Savings, A Federal Savings Bank is defined to include all of the Bank's general loss allowances. The risk-based capital requirement is measured against risk-weighted assets which equals the sum of each asset and the credit-equivalent amount of each off-balance sheet item after being multiplied by an assigned risk weight.
     At December 31, 1997 and 1996, the Bank's regulatory equity capital was as follows:
------------------------------------------------------------

                            TANGIBLE        CORE      RISK-BASED
DECEMBER 31, 1997            CAPITAL      CAPITAL      CAPITAL
----------------------------------------------------------------
Stockholders' equity.....  $26,234,637   26,234,637   26,234,637
Investment in and
  advances to
  nonincludable
  subsidiary.............      (73,957)     (73,957)     (73,957)
Deposit base
  intangible.............      (87,448)     (72,858)     (72,858)
Unrealized loss on
  securities available
  for sale, net of
  taxes..................       24,264       24,264       24,264
General loss
  allowances.............           --           --      708,428
                           -----------   ----------   ----------
Regulatory capital
  computed...............   26,097,496   26,112,086   26,820,514
Minimum capital
  requirement............    6,530,220   13,060,440   15,715,360
                           -----------   ----------   ----------
  Regulatory capital
    excess...............  $19,567,276   13,051,646   11,105,154
                           ===========   ==========   ==========
Computed capital ratio...         5.99%        5.99%       13.65%
Minimum capital ratio....         1.50         3.00         8.00
                           -----------   ----------   ----------
  Regulatory capital
    excess...............         4.49%        2.99%        5.65%
                           ===========   ==========   ==========
----------------------------------------------------------------

     A reconciliation of the Bank's equity capital at December 31, 1997 is as follows:
------------------------------------------------------------

Stockholders' equity..............................  $29,507,113
Less Company stockholders' equity not available
  for regulatory capital..........................   (3,272,476)
                                                    -----------
Stockholders' equity of the Bank..................  $26,234,637
                                                    ===========
---------------------------------------------------------------

        SuburbFed Financial Corp. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
---------------------------------------------------------------------

------------------------------------------------------------

                            TANGIBLE        CORE      RISK-BASED
DECEMBER 31, 1996            CAPITAL      CAPITAL      CAPITAL
----------------------------------------------------------------
Stockholders' equity.....  $23,190,547   23,190,547   23,190,547
Investment in and
  advances to
  nonincludable
  subsidiary.............      (99,402)     (99,402)     (99,402)
Deposit base
  intangible.............     (126,263)     (78,847)     (78,847)
Unrealized loss on
  securities available
  for sale, net of
  taxes..................      355,646      355,646      355,646
General loss
  allowances.............           --           --      361,010
                           -----------   ----------   ----------
Regulatory capital
  computed...............   23,320,528   23,367,944   23,728,954
Minimum capital
  requirement............    6,026,745   12,054,900   15,457,040
                           -----------   ----------   ----------
  Regulatory capital
    excess...............  $17,293,783   11,313,044    8,271,914
                           ===========   ==========   ==========
Computed capital ratio...         5.80%        5.82%       12.28%
Minimum capital ratio....         1.50         3.00         8.00
                           -----------   ----------   ----------
  Regulatory capital
    excess...............         4.30%        2.82%        4.28%
                           ===========   ==========   ==========
----------------------------------------------------------------

     A reconciliation of the Bank's equity capital at December 31, 1996 is as follows:
------------------------------------------------------------

Stockholders' equity..............................  $26,253,682
Less Company stockholders' equity not available
  for regulatory capital..........................   (3,063,135)
                                                    -----------
Stockholders' equity of the Bank..................  $23,190,547
                                                    ===========
---------------------------------------------------------------

16) STOCKHOLDERS' EQUITY
     As part of the Conversion, the Bank established a liquidation account for the benefit of all eligible depositors who continue to maintain their deposit accounts in the Bank after conversion. In the unlikely event of a complete liquidation of the Bank, each eligible depositor will be entitled to receive a liquidation distribution from the liquidation account, in the proportionate amount of the then current adjusted balance for deposit accounts held, before distribution may be made with respect to the Bank's capital stock. The Bank may not declare or pay a cash dividend to the Company on, or repurchase any of, its capital stock if the effect thereof would cause the retained earnings of the Bank to be reduced below the amount required for the liquidation account. Except for such restrictions, the existence of the liquidation account does not restrict the use or application of retained earnings.
     In addition, the Bank may not declare or pay cash dividends on or repurchase any of its shares of common stock if the effect thereof would cause stockholders' equity to be reduced below applicable regulatory capital maintenance requirements or if such declaration and payment would otherwise violate regulatory requirements.
     On October 24, 1995, the Board of Directors of the Company authorized management to purchase up to 62,925 shares of its outstanding stock in a repurchase program. Under the authorization, repurchases are to be made from time to time through open market purchases or unsolicited negotiated transactions. Shares purchased under this authorization will be held in treasury and will be available for various corporate purposes. As of December 31, 1997, 39,500 shares were repurchased at an average price of $16.43 per share while 23,425 shares remain to be purchased.
     Unlike the Bank, the Company is not subject to these regulatory restrictions on the payment of dividends to its stockholders. However, the Company's source of funds for future dividends may depend upon dividends received by the Company from the Bank.

17) FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK
     The Bank is a party to various transactions with off-balance sheet risk in the normal course of business. These transactions are primarily commitments to originate loans and to purchase securities. These financial instruments carry varying degrees of credit and interest-rate risk in excess of amounts recorded in the consolidated financial statements.
     Commitments to originate mortgage loans of $7,723,000 and other loans of $21,000 at December 31, 1997 represent amounts which the Bank plans to fund within the normal commitment period of 60 to 90 days. Of this amount, $1,707,000 are in fixed rate commitments with rates ranging from 7.125% to 9.00%, and $6,037,000 are in adjustable rate commitments. Because the credit worthiness of each customer is reviewed prior to extension of the commitment, the Bank adequately controls their credit risk on these commitments, as it does for loans recorded on the balance sheet. The Bank conducts all of its originated lending activities in the greater Chicagoland area. Management believes the Bank has a diversified loan portfolio and the concentration of lending activities in these local communities does not result in an acute dependency upon economic conditions of the lending region.

     The Bank has approved, but unused, home equity lines of credit of approximately $8,300,000 at December 31, 1997. Approval of lines of credit is based upon underwriting standards that generally do not allow total borrowings, including the line of credit, to exceed 80% of the estimated market value of the customer's home. In addition, the Bank also has issued to two local mortgage brokers, warehouse lines of credit, that at December 31, 1997, had approved but unused lines of credit of approximately $5,000,000. The Bank also has approved but unused credit card lines of credit of approximately $9,100,000. The Bank is also committed to fund an additional investment of approximately $1,630,000, through the year 2000, in notes secured by adjustable rate mortgage loans issued by the Community Investment Corporation to fund multi-family properties in low income areas, if sufficient loans can be originated by CIC to support the notes.
     At December 31, 1997, the Bank had committed to sell mortgage loans to the Federal National Mortgage Association in the amount of $418,600. In addition, at December 31, 1997, the Bank had committed to sell participating interests in mortgage loans to private investors in the amount of $34,000.
     The Bank has issued outstanding letters of credit totaling approximately $334,000 to a municipality regarding an incomplete residential construction project on which the Bank has made a construction loan.

18) CONTINGENCIES
     The Bank is, from time to time, a party to certain lawsuits arising in the ordinary course of its business, wherein it enforces its security interest. Management, based upon discussions with legal counsel, believes that the Company and the Bank are not engaged in any legal proceedings of a material nature at the present time.

19) DISCLOSURES ABOUT THE FAIR VALUE OF FINANCIAL INSTRUMENTS
     The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:
     CASH AND CASH EQUIVALENTS: For cash and interest-bearing deposits, the carrying amount is a reasonable estimate of fair value.
     INVESTMENT SECURITIES: Fair values for securities held for investment, sale or trading account purposes are based on quoted market prices as published in financial publications or dealer quotes.
     MORTGAGE-BACKED SECURITIES: Fair values for mortgage-backed securities are based on the lower of quotes received from third-party brokers.
     LOANS RECEIVABLE: The Company determined that for both variable-rate and fixed rate loans, fair values are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms and collateral to borrowers of similar credit quality.
     DEPOSIT LIABILITIES: The fair value of demand deposits, savings accounts and money market deposits is the amount payable on demand at the reporting date. The fair value of fixed maturity certificates of deposit is estimated by discounting the future cash flows using the rates currently offered for deposits of similar remaining maturities.
     BORROWED MONEY: Rates currently available to the Company for debt with similar terms and remaining maturities are used to estimate fair value of existing debt.
     The estimated fair value of the Company's financial instruments at December 31, 1997 and 1996 are as follows:
------------------------------------------------------------

                                          DECEMBER 31, 1997
                                        CARRYING        FAIR
                                         AMOUNT         VALUE
----------------------------------------------------------------
Financial assets:
  Cash and cash equivalents.........  $  8,177,125     8,177,125
  Investment securities.............     3,988,542     3,994,688
  Investment securities available
    for sale........................     3,696,349     3,696,349
  Investment securities held for
    trade...........................     1,740,883     1,740,883
  Mortgage-backed securities........    77,161,513    77,201,169
  Mortgage-backed securities
    available for sale..............    37,426,637    37,426,637
  Loans receivable..................   293,631,549   294,428,000
Financial liabilities:
  Deposits..........................   316,655,755   316,580,000
  Borrowed money....................  $ 85,044,000    84,984,000
----------------------------------------------------------------

        SuburbFed Financial Corp. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
---------------------------------------------------------------------

                                          DECEMBER 31, 1996
                                        CARRYING        FAIR
                                         AMOUNT         VALUE
----------------------------------------------------------------
Financial assets:
  Cash and cash equivalents.........  $  8,852,236     8,852,236
  Investment securities.............     3,974,167     3,918,125
  Investment securities available
    for sale........................     3,430,277     3,430,277
  Investment securities held for
    trade...........................     1,361,638     1,361,638
  Mortgage-backed securities........    93,562,881    93,408,866
  Mortgage-backed securities
    available for sale..............    39,923,032    39,923,032
  Loans receivable..................   241,815,183   240,117,000
Financial liabilities:
  Deposits..........................   309,581,005   309,425,000
  Borrowed money....................  $ 62,938,000    62,942,000
----------------------------------------------------------------

20) SAIF SPECIAL ASSESSMENT AND ITS IMPACT ON SAIF INSURANCE PREMIUMS
     The deposits of Suburban Federal Savings, A Federal Savings Bank, are presently insured by the Savings Association Insurance Fund ("SAIF"), which together with the Bank Insurance Fund ("BIF"), are the two insurance funds administered by the Federal Deposit Insurance Corporation ("FDIC"). Financial institutions which are members of the BIF were experiencing substantially lower deposit insurance premiums because the BIF had achieved its required level of reserves while the SAIF had not yet achieved its required reserves. In order to help eliminate this disparity and any competitive disadvantage due to disparate deposit insurance premium schedules, legislation to recapitalize the SAIF was enacted in September 1996.
     The legislation required a special one-time assessment of 65.7 cents per $100 of SAIF insured deposits held by the Bank at March 31, 1995. The one-time special assessment has resulted in a charge to earnings of approximately $1,690,000 during the year ended December 31, 1996. The after-tax effect of this one-time charge to earnings totaled $1,035,000. The legislation was intended to fully recapitalize the SAIF fund so that commercial bank and thrift deposits would be charged the same FDIC premiums beginning January 1, 1997. As of such date, deposit insurance premiums for highly rated institutions, such as the Bank, have been substantially reduced.
     The Bank, however, will continue to be subject to an assessment to fund repayment of the Financing Corporation's ("FICO") obligations. The FICO assessment for SAIF insured institutions will be 6.48 cents per $100 of deposits while BIF insured institutions will pay 1.52 cents per $100 of deposits until the year 2000 when the assessment will be imposed at the same rate on all FDIC insured institutions.

21) PROPOSED MERGER
     On December 29, 1997, the Board of Directors announced the execution of a definitive agreement pursuant to which the Company will merge with and into Citizens Financial Services, FSB of Munster, Indiana. In connection with the merger, Citizens Financial will undertake to convert from a mutual to a stock institution and form a holding company. Under the terms of the agreement, each share of the Company will be exchanged for shares of Citizens' common stock with an initial conversion offering price equivalent to $36.00, based on the initial public offering price of Citizens' common stock. Consummation of the merger is subject to the approval of the Company's stockholders, the conversion of Citizens and all required regulatory approvals. The transaction is expected to close in the third quarter of 1998.

22) CONDENSED PARENT COMPANY ONLY FINANCIAL STATEMENTS
     The following condensed statement of financial condition, as of December 31, 1997 and 1996 and condensed statements of earnings and cash flows for the years ended December 31, 1997, 1996 and 1995 for SuburbFed Financial Corp. should be read in conjunction with the consolidated financial statements and the notes thereto.
------------------------------------------------------------

                                               DECEMBER 31,
   STATEMENTS OF FINANCIAL CONDITION        1997          1996
-----------------------------------------------------------------
ASSETS
Cash and cash equivalents..............  $   490,455      185,267
Investment securities available for
  sale.................................    1,125,273    1,299,473
Investment securities held for trade...    1,740,883    1,361,638
Loans receivable.......................      165,524      262,888
Equity investment in the Bank..........   26,245,454   23,687,529
Accrued interest receivable............       16,021       17,209
Prepaid expenses and other assets......       61,741       91,211
                                         -----------   ----------
                                          29,845,351   26,905,215
                                         ===========   ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES:
Accrued taxes and other liabilities....      327,421      154,552
                                         -----------   ----------
STOCKHOLDERS' EQUITY:
Common stock...........................       13,712       13,653
Additional paid-in capital.............    8,470,409    8,332,710
Retained earnings......................   22,407,548   20,021,403
Unrealized gain on securities available
  for sale.............................      231,446       64,459
Treasury stock.........................   (1,605,185)  (1,681,562)
                                         -----------   ----------
  Total stockholders' equity...........   29,517,930   26,750,663
                                         -----------   ----------
                                         $29,845,351   26,905,215
                                         ===========   ==========
-----------------------------------------------------------------

------------------------------------------------------------

                                            DECEMBER 31,
    STATEMENTS OF EARNINGS          1997        1996        1995
-------------------------------------------------------------------
Interest income................  $  128,036     158,148     212,204
Gain on sale of investment
  securities, net..............     325,743     108,343     130,778
Unrealized gain on investment
  securities held for trade....     459,972     197,292     230,310
Non-interest income............           7          --         953
Non-interest expense...........    (580,067)   (397,313)   (351,032)
                                 ----------   ---------   ---------
Net income before income taxes
  and equity in earnings of
  subsidiaries.................     333,691      66,470     223,213
Benefit from (provision for)
  income taxes.................    (101,300)      4,700     (56,000)
                                 ----------   ---------   ---------
Net income before equity in
  earnings of subsidiaries.....     232,391      71,170     167,213
Equity in earnings of
  subsidiaries.................   2,557,925     980,927   1,651,234
                                 ----------   ---------   ---------
  Net income...................  $2,790,316   1,052,097   1,818,447
                                 ==========   =========   =========
-------------------------------------------------------------------

        SuburbFed Financial Corp. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
---------------------------------------------------------------------

                                                                    YEARS ENDED DECEMBER 31,
STATEMENTS OF CASH FLOWS                                         1997         1996         1995
--------------------------------------------------------------------------------------------------
Operating activities:
  Net income................................................  $ 2,790,316   1,052,097    1,818,447
  Equity in earnings of the Bank............................   (2,557,925)   (980,927)  (1,651,234)
  Unrealized gain on investment securities held for trade...     (459,972)   (197,292)    (230,310)
  Gain on sale of investment and mortgage-backed
     securities.............................................      (16,978)         --       (6,994)
  Gain on sale of trading account securities................     (308,765)   (108,343)    (123,784)
  Proceeds from sales of trading account securities.........    1,375,345     756,646      752,934
  Purchase of trading account securities....................     (887,978)   (497,995)    (602,040)
  Decrease in accrued interest receivable...................        1,188       7,455       14,954
  (Increase) decrease in prepaid expenses and other
     assets.................................................       68,978     (19,465)     (26,925)
  Increase (decrease) in accrued taxes and other
     liabilities............................................       42,880      (3,384)      48,727
                                                              -----------   ---------   ----------
Net cash provided by (for) operating activities.............       47,089       8,792       (6,225)
                                                              -----------   ---------   ----------
Investing activities:
  Proceeds from sales of investment securities..............      693,249     200,000    1,110,538
  Proceeds from redemption of investment securities.........        4,388      10,418        2,016
  Purchase of investment securities.........................     (335,000)   (149,995)    (150,000)
  Proceeds from sales of mortgage-backed securities.........           --          --      188,582
  Purchase of mortgage-backed securities....................           --          --       (1,299)
  Loan repayments...........................................       97,364      96,705       96,118
                                                              -----------   ---------   ----------
Net cash provided by investing activities...................      460,001     157,128    1,245,955
                                                              -----------   ---------   ----------
Financing activities:
  Proceeds from sale of treasury stock......................      118,330          --           --
  Purchase of treasury stock................................           --    (648,937)  (1,032,625)
  Proceeds from exercise of stock options...................       82,968     122,644           --
  Payment in lieu of issuing fractional shares..............           --          --       (1,518)
  Dividends received from Bank..............................           --          --      600,000
  Dividends paid on common stock............................     (403,200)   (404,046)    (418,673)
                                                              -----------   ---------   ----------
Net cash provided for financing activities..................     (201,902)   (930,339)    (852,816)
                                                              -----------   ---------   ----------
Net change in cash and cash equivalents.....................      305,188    (764,419)     386,914
Cash and cash equivalents at beginning of year..............      185,267     949,686      562,772
                                                              -----------   ---------   ----------
Cash and cash equivalents at end of year....................  $   490,455     185,267      949,686
                                                              ===========   =========   ==========
--------------------------------------------------------------------------------------------------