Form 10-K405/A, Exhibit 13
period 1997-12-31
SUBURBFED FINANCIAL CORP
filed 1998-05-11
CIK 881397

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


PROVISION FOR LOSSES ON LOANS
     The provision for losses on loans decreased from $193,000 in the 1996 period to $180,000 in the 1997 period. The decrease reflects the resolution of a construction loan with a balance of $498,000 which resulted in a charge-off of $182,000. The remaining non-performing assets are primarily first mortgages on single family properties which historically have resulted in a lower level of charge-offs than construction loans. Net charge-offs for the 1997 period, primarily due to the resolution noted above, were $309,000, compared to $45,000 in 1996. In connection with its periodic loan reviews, the Company continued to add to the loan loss reserve during 1997 based on uncertainties in the national economic outlook, which may tend to inhibit economic activity and depress real estate and other values both nationally and in the Bank's market area, and on the overall increase in the Company's multi-family, construction and development loans and other non-mortgage loans. While the Company has not experienced any additional delinquencies to date, there can be no assurance that additional significant provisions will not have to be made in the future.


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


PROVISION FOR LOSSES ON LOANS
     The provision for losses on loans increased from $77,000 in the 1995 period to $193,000 in the 1996 period. The increase reflects the increase in loans receivable of $93.9 million. Net charge-offs for the 1996 period were $45,000, compared to $63,000 in 1995. In connection with its periodic loan reviews, the Company continued to add to the loan loss reserve during 1996 based on uncertainties in the national economic outlook, which may tend to inhibit economic activity and depress real estate and other values both nationally and in the Bank's market area, and on the overall increase in the Company's multi-family, construction and development loans and other non-mortgage loans. While the Company has not experienced any additional delinquencies to date, there can be no

            Management's Discussion and Analysis of
FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)
------------------------------------------------------------------------

assurance that additional significant provisions will not have to be made in the future.

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

COBITZ SIG

February 6, 1998
Palos Hills, Illinois

           SuburbFed Financial Corp. and Subsidiaries
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
-----------------------------------------------------------------


                                                                      DECEMBER 31,
                                                                   1997          1996
-----------------------------------------------------------------------------------------
ASSETS
-----------------------------------------------------------------------------------------
Cash and amounts due from depository institutions              $  4,265,615     3,545,166
-----------------------------------------------------------------------------------------
Interest-bearing deposits                                         3,911,510     5,307,070
-----------------------------------------------------------------------------------------
  Total cash and cash equivalents                                 8,177,125     8,852,236
-----------------------------------------------------------------------------------------
Investment securities, held to maturity (fair value:
  1997--$3,994,688; 1996--$3,918,125) (note 2)                    3,988,542     3,974,167
-----------------------------------------------------------------------------------------
Investment securities available for sale, at fair value
  (note 3)                                                        3,696,349     3,430,277
-----------------------------------------------------------------------------------------
Trading securities (note 4)                                       1,740,883     1,361,638
-----------------------------------------------------------------------------------------
Mortgage-backed securities, held to maturity (fair value:
  1997--$77,201,169; 1996--$93,408,866) (note 5)                 77,161,513    93,562,881
-----------------------------------------------------------------------------------------
Mortgage-backed securities available for sale, at fair value
  (note 6)                                                       37,426,637    39,923,032
-----------------------------------------------------------------------------------------
Loans receivable (net of allowance for loan losses:
  1997--$731,683; 1996--$859,922) (note 7)                      293,631,549   241,815,183
-----------------------------------------------------------------------------------------
Real estate owned--net                                              135,361        14,076
-----------------------------------------------------------------------------------------
Stock in Federal Home Loan Bank of Chicago                        3,845,000     3,300,000
-----------------------------------------------------------------------------------------
Office properties and equipment--net (note 8)                     5,043,797     4,699,195
-----------------------------------------------------------------------------------------
Accrued interest receivable (note 9)                              2,597,917     2,319,523
-----------------------------------------------------------------------------------------
Prepaid expenses and other assets                                   929,911       713,523
-----------------------------------------------------------------------------------------
Deposit base intangible                                              87,448       126,263
-----------------------------------------------------------------------------------------
     Total assets                                               438,462,032   404,091,994
-----------------------------------------------------------------------------------------
LIABILITIES AND STOCKHOLDERS' EQUITY
-----------------------------------------------------------------------------------------
Liabilities:
-----------------------------------------------------------------------------------------
  Deposits (note 10)                                            316,655,755   309,581,005
-----------------------------------------------------------------------------------------
  Borrowed money (note 11)                                       85,044,000    62,938,000
-----------------------------------------------------------------------------------------
  Advance payments by borrowers for taxes and insurance           3,052,895     2,799,782
-----------------------------------------------------------------------------------------
  Other liabilities                                               4,202,269     2,519,525
-----------------------------------------------------------------------------------------
     Total liabilities                                          408,954,919   377,838,312
-----------------------------------------------------------------------------------------
Stockholders' Equity:
-----------------------------------------------------------------------------------------
  Preferred stock, $.01 par value: authorized 500,000
     shares; none outstanding                                            --            --
-----------------------------------------------------------------------------------------
  Common stock, $.01 par value: authorized 2,000,000 shares;
     1,371,162 shares issued and 1,265,681 shares
     outstanding at December 31, 1997 and 1,365,263 shares
     issued and 1,254,763 shares outstanding at December 31,
     1996                                                            13,712        13,653
-----------------------------------------------------------------------------------------
  Additional paid-in capital                                      8,605,578     8,420,472
-----------------------------------------------------------------------------------------
  Retained earnings, substantially restricted                    22,407,548    20,021,403
-----------------------------------------------------------------------------------------
  Unrealized gain (loss) on securities available for sale,
     net of income taxes                                            166,865      (340,285)
-----------------------------------------------------------------------------------------
  Treasury stock, at cost (105,481 and 110,500 shares at
     December 31, 1997 and 1996)                                 (1,605,185)   (1,681,562)
-----------------------------------------------------------------------------------------
  Common stock acquired by Employee Stock Ownership Plan            (81,405)     (170,530)
-----------------------------------------------------------------------------------------
  Common stock awarded by Bank Incentive Plan                            --        (9,469)
-----------------------------------------------------------------------------------------
     Total stockholders' equity (notes 15 and 16)                29,507,113    26,253,682
-----------------------------------------------------------------------------------------
Commitments and contingencies (notes 17 and 18)
-----------------------------------------------------------------------------------------
     Total liabilities and stockholders' equity                $438,462,032   404,091,994
-----------------------------------------------------------------------------------------


See accompanying notes to consolidated financial statements.

   SuburbFed Financial Corp. and Subsidiaries
       CONSOLIDATED STATEMENTS OF EARNINGS
-------------------------------------------------


                                                                    YEARS ENDED DECEMBER 31,
                                                                 1997          1996         1995
---------------------------------------------------------------------------------------------------
Interest income:
---------------------------------------------------------------------------------------------------
  Interest on loans                                           $20,749,795   14,954,462    9,944,300
---------------------------------------------------------------------------------------------------
  Interest on mortgage-backed securities                        8,484,022   10,725,406   12,788,580
---------------------------------------------------------------------------------------------------
  Interest on investment securities                               536,353      482,379      583,461
---------------------------------------------------------------------------------------------------
  Interest on other financial assets                              116,427      124,955      101,031
---------------------------------------------------------------------------------------------------
  Dividends on FHLB stock                                         233,633      169,687      130,495
---------------------------------------------------------------------------------------------------
     Total interest income                                     30,120,230   26,456,889   23,547,867
---------------------------------------------------------------------------------------------------
Interest expense:
---------------------------------------------------------------------------------------------------
  Interest on deposits                                         14,290,172   13,286,399   11,002,531
---------------------------------------------------------------------------------------------------
  Interest on borrowed money                                    4,190,989    2,630,050    2,317,527
---------------------------------------------------------------------------------------------------
     Total interest expense                                    18,481,161   15,916,449   13,320,058
---------------------------------------------------------------------------------------------------
     Net interest income before provision for loan losses      11,639,069   10,540,440   10,227,809
---------------------------------------------------------------------------------------------------
Provision for loan losses                                         180,000      192,680       76,700
---------------------------------------------------------------------------------------------------
     Net interest income after provision for loan losses       11,459,069   10,347,760   10,151,109
---------------------------------------------------------------------------------------------------
Non-interest income:
---------------------------------------------------------------------------------------------------
  Loan fees and service charges                                   774,806      884,899      648,880
---------------------------------------------------------------------------------------------------
  Commission income                                               554,173      459,970      396,045
---------------------------------------------------------------------------------------------------
  Gain on sale of trading securities                              308,765      108,343      123,784
---------------------------------------------------------------------------------------------------
  Gain on sale of loans and securities--net                        50,648      112,158       82,554
---------------------------------------------------------------------------------------------------
  Unrealized gain on trading securities                           459,972      197,292      230,310
---------------------------------------------------------------------------------------------------
  Loss on sale of real estate owned                                (6,282)          --           --
---------------------------------------------------------------------------------------------------
  Deposit related fees and other income                         1,514,050    1,519,077    1,341,012
---------------------------------------------------------------------------------------------------
     Total non-interest income                                  3,656,132    3,281,739    2,822,585
---------------------------------------------------------------------------------------------------
Non-interest expense:
---------------------------------------------------------------------------------------------------
  General and administrative:
---------------------------------------------------------------------------------------------------
  Staffing costs (notes 12 and 13)                              6,282,357    5,590,311    5,120,646
---------------------------------------------------------------------------------------------------
  Advertising                                                     246,416      258,371      348,644
---------------------------------------------------------------------------------------------------
  Occupancy and equipment expenses (note 8)                     1,969,717    1,860,120    1,993,398
---------------------------------------------------------------------------------------------------
  Data processing                                                 336,182      306,663      291,016
---------------------------------------------------------------------------------------------------
  Federal deposit insurance premiums                              199,402      631,790      598,155
---------------------------------------------------------------------------------------------------
  SAIF special assessment (note 20)                                    --    1,690,863    1,690,863
---------------------------------------------------------------------------------------------------
  Other                                                         1,752,096    1,627,963    1,676,107
---------------------------------------------------------------------------------------------------
     Total general and administrative expense                  10,786,170   11,966,081   10,027,966
---------------------------------------------------------------------------------------------------
  Amortization of deposit base intangible                          38,815       47,021       56,281
---------------------------------------------------------------------------------------------------
     Total non-interest expense                                10,824,985   12,013,102   10,084,247
---------------------------------------------------------------------------------------------------
Income before income taxes                                      4,290,216    1,616,397    2,889,447
---------------------------------------------------------------------------------------------------
  Federal and state income taxes (note 14)                      1,499,900      564,300    1,071,000
---------------------------------------------------------------------------------------------------
     Net income                                               $ 2,790,316    1,052,097    1,818,447
---------------------------------------------------------------------------------------------------
Earnings per share--
---------------------------------------------------------------------------------------------------
  Basic                                                             $2.21         $.84        $1.40
---------------------------------------------------------------------------------------------------
  Diluted                                                           $2.08         $.80        $1.35
---------------------------------------------------------------------------------------------------
Dividends declared per common share                                  $.32         $.32         $.32
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

     SuburbFed Financial Corp. and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS
-----------------------------------------------------


                                                                        YEARS ENDED DECEMBER 31,
                                                                  1997             1996            1995
-----------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
-----------------------------------------------------------------------------------------------------------
  Net income                                                  $   2,790,316       1,052,097       1,818,447
-----------------------------------------------------------------------------------------------------------
  Adjustments to reconcile net income to net cash from
    operating activities:
-----------------------------------------------------------------------------------------------------------
    Depreciation                                                    687,051         667,979         705,785
-----------------------------------------------------------------------------------------------------------
    Amortization of premiums and discounts                          325,015         667,078         669,749
-----------------------------------------------------------------------------------------------------------
    Amortization of intangible                                       38,815          47,021          56,281
-----------------------------------------------------------------------------------------------------------
    Amortization of cost of stock benefit plans                      98,594         145,941         145,940
-----------------------------------------------------------------------------------------------------------
    Provision for loan losses                                       180,000         192,680          76,700
-----------------------------------------------------------------------------------------------------------
    Proceeds from sale of loans held for sale                     5,011,874       8,487,647       5,988,885
-----------------------------------------------------------------------------------------------------------
    Origination of loans held for sale                           (5,171,874)     (8,010,647)     (6,725,885)
-----------------------------------------------------------------------------------------------------------
    Gain on sale of trading securities                             (308,765)       (108,343)       (123,784)
-----------------------------------------------------------------------------------------------------------
    Net gain on sale of loans and securities                        (50,648)       (112,158)        (82,554)
-----------------------------------------------------------------------------------------------------------
    Unrealized gain on trading securities                          (459,972)       (197,292)       (230,310)
-----------------------------------------------------------------------------------------------------------
    Proceeds from sales of trading account securities             1,375,345         756,646         752,934
-----------------------------------------------------------------------------------------------------------
    Purchase of trading account securities                         (887,978)       (497,995)       (602,040)
-----------------------------------------------------------------------------------------------------------
    Federal Home Loan Bank stock dividend                                --              --         (29,100)
-----------------------------------------------------------------------------------------------------------
    Net changes in:
-----------------------------------------------------------------------------------------------------------
      Accrued interest receivable                                  (278,394)       (204,560)       (347,563)
-----------------------------------------------------------------------------------------------------------
      Accrued interest payable                                       98,917          70,002          82,044
-----------------------------------------------------------------------------------------------------------
      Deferred income on loans                                     (414,983)     (1,036,521)       (560,320)
-----------------------------------------------------------------------------------------------------------
      Deferred and accrued federal and state income taxes           479,541         189,069         226,945
-----------------------------------------------------------------------------------------------------------
      Other, net                                                    677,837         (59,434)       (144,893)
-----------------------------------------------------------------------------------------------------------
        Net cash flows provided by operating activities           4,190,691       2,049,210       1,677,261
-----------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES:
-----------------------------------------------------------------------------------------------------------
  Proceeds from sale of investment securities,
    available for sale                                            1,293,249         200,000       1,162,527
-----------------------------------------------------------------------------------------------------------
  Proceeds from maturities of investment securities:
-----------------------------------------------------------------------------------------------------------
    Held to maturity                                              1,000,000       2,000,000       1,000,000
-----------------------------------------------------------------------------------------------------------
    Available for sale                                                4,388          10,418           2,016
-----------------------------------------------------------------------------------------------------------
  Purchase of investment securities:
-----------------------------------------------------------------------------------------------------------
    Held to maturity                                             (1,000,000)           -         (1,000,000)
-----------------------------------------------------------------------------------------------------------
    Available for sale                                           (1,335,312)     (1,374,995)       (150,000)
-----------------------------------------------------------------------------------------------------------
  Proceeds from sales of mortgage-backed securities, available
    for sale                                                      3,991,671      44,311,609       3,097,490
-----------------------------------------------------------------------------------------------------------
  Proceeds from repayments of mortgage-backed securities:
-----------------------------------------------------------------------------------------------------------
    Held to maturity                                             16,171,550      16,108,474      12,362,696
-----------------------------------------------------------------------------------------------------------
    Available for sale                                            5,917,884       6,105,202       2,081,680
-----------------------------------------------------------------------------------------------------------
  Purchase of mortgage-backed securities:
-----------------------------------------------------------------------------------------------------------
    Held to maturity                                                   -         (1,722,484)     (6,534,278)
-----------------------------------------------------------------------------------------------------------
    Available for sale                                           (7,021,872)    (12,162,564)     (4,880,138)
-----------------------------------------------------------------------------------------------------------
  Purchase of Federal Home Loan Bank stock                         (545,000)     (1,255,000)       (127,100)
-----------------------------------------------------------------------------------------------------------
  Proceeds from sale of loans                                     5,011,874       8,487,647       5,988,885
-----------------------------------------------------------------------------------------------------------
  Disbursements for loans                                      (111,178,464)   (164,804,074)    (92,163,780)
-----------------------------------------------------------------------------------------------------------
  Loan repayments                                                59,635,796      69,780,479      51,137,360
-----------------------------------------------------------------------------------------------------------
  Property and equipment expenditures                            (1,031,653)       (531,727)     (1,322,875)
-----------------------------------------------------------------------------------------------------------
        Net cash flows provided for investing activities        (34,097,763)    (43,334,662)    (35,334,402)
-----------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES:
-----------------------------------------------------------------------------------------------------------
  Proceeds from exercise of stock options                            82,968         122,644              --
-----------------------------------------------------------------------------------------------------------
  Dividends paid on common stock                                   (403,200)       (404,046)       (418,673)
-----------------------------------------------------------------------------------------------------------
  Proceeds from issuance of treasury stock                          118,330              --              --
-----------------------------------------------------------------------------------------------------------
  Purchase of treasury stock                                             --        (648,937)     (1,032,625)
-----------------------------------------------------------------------------------------------------------
  Net increase in deposits                                        7,074,750      20,625,539      32,286,795
-----------------------------------------------------------------------------------------------------------
  Proceeds from borrowed money                                  266,368,000     247,748,000     235,076,155
-----------------------------------------------------------------------------------------------------------
  Repayment of borrowed money                                  (244,262,000)   (228,237,000)   (231,272,155)
-----------------------------------------------------------------------------------------------------------
  Net increase in advance payments by borrowers for taxes
    and insurance                                                   253,113         412,024          89,522
-----------------------------------------------------------------------------------------------------------
        Net cash flow provided by financing activities           29,231,961      39,618,224      34,729,019
-----------------------------------------------------------------------------------------------------------
Increase (decrease) in cash and cash equivalents                   (675,111)     (1,667,228)      1,071,878
-----------------------------------------------------------------------------------------------------------
Cash and cash equivalents at beginning of year                    8,852,236      10,519,464       9,447,586
-----------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year                      $   8,177,125       8,852,236      10,519,464
-----------------------------------------------------------------------------------------------------------
  Cash paid during period for:
-----------------------------------------------------------------------------------------------------------
    Interest                                                  $  18,382,244      15,846,447      13,238,014
-----------------------------------------------------------------------------------------------------------
    Income taxes                                                  1,211,600         375,204         823,846
-----------------------------------------------------------------------------------------------------------
  NON CASH INVESTING ACTIVITIES:
-----------------------------------------------------------------------------------------------------------
    Transfer of loans to real estate owned                          152,361          18,926          13,597
-----------------------------------------------------------------------------------------------------------
    Loans securitized into mortgage-backed securities         $          --       1,596,500              --
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


INVESTMENT SECURITIES AND MORTGAGE-BACKED SECURITIES, HELD TO MATURITY
     These securities are carried at cost, and adjusted for amortization of premiums and accretion of discounts. Premiums and discounts are amortized and accreted into income over the remaining life of the security using the level-yield method. These securities are not carried at fair value because the Company has both the ability and intent to hold them to maturity.



TRADING SECURITIES
     Trading account securities are carried at fair value, and net unrealized gains and losses are reflected in the consolidated statements of earnings. Recognized but unrealized net gains at December 31, 1997 amounted to $902,200.


LOANS RECEIVABLE AND RELATED FEES
     Loans are stated at the principal amount outstanding, net of loans in process, net deferred yield adjustments and the allowance for losses. Interest on loans is credited to income as earned and accrued only if deemed collectible. Loans are placed on nonaccrual status when, in the opinion of management, the full timely collection of principal or interest is in doubt. As a general rule, the accrual of interest is discontinued when principal or interest

        SuburbFed Financial Corp. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
---------------------------------------------------------------------


payments become 90 days past due or earlier if conditions warrant. When a loan is placed on nonaccrual status, previously accrued but unpaid interest is charged against current income.
     Loan origination fees are being deferred in accordance with SFAS No. 91. "Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases". This statement requires that loan origination fees and direct loan origination costs for a completed loan be netted and then deferred and amortized into interest income as an adjustment of yield over the contractual life of the loan.
     The Bank has adopted the provisions of SFAS No. 114 "Accounting by Creditors for Impairment of a Loan" and SFAS No. 118 "Accounting by Creditors for Impairment of a Loan--Income Recognition and Disclosures" which impose certain requirements on the measurement of impaired loans. These statements apply to all loans that are identified for evaluation except for large groups of smaller-balance homogeneous loans that are collectively evaluated for impairment. These loans include, but are not limited to, credit card, residential mortgage and consumer installment loans. Substantially all of the Bank's lending is excluded from the provisions of SFAS 114 and SFAS 118.
     Under these statements, of the remaining loans which are evaluated for impairment (a loan is considered impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement), there were no material amounts of loans which met the definition of an impaired loan during the year ended December 31, 1997 and no loans to be evaluated for impairment at December 31, 1997.


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


DEPRECIATION
     Depreciation of office properties and equipment are accumulated on the straight line basis over estimated lives of the various assets. Estimated lives are 25 to 40 years for office buildings, 5 to 10 years for parking lot improvements, and 3 to 10 years for furniture, fixtures and equipment. The cost of Leasehold improvements is being amortized using the straight-line method over the Lesser of the life of the Leasehold improvement or the term of the related Lease.


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

        SuburbFed Financial Corp. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
---------------------------------------------------------------------


2) INVESTMENT SECURITIES HELD TO MATURITY
     Investment securities, held to maturity, are summarized as follows:


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


4) TRADING SECURITIES
     Investment securities held for trade at December 31, 1997 consists of common stock equity securities with a carrying value of $1,740,883. The investment securities held for trade at December 31, 1996 consisted of equity securities (convertible preferred stock with a carrying value of $250,115 and common stock with a carrying value of $1,111,523).
     The adjustment of these securities to their current fair values has resulted in a net unrealized gain of $902,200 as of December 31, 1997 and a net unrealized gain of $442,228 as of December 31, 1996. Proceeds from sales of investment securities held for trade during the years ended December 31, 1997, 1996 and 1995 were $1,375,345, $756,646 and $752,934 with gross gains of
$308,765, $108,343 and $123,784 realized on those sales.






5) MORTGAGE-BACKED SECURITIES HELD TO MATURITY
     Mortgage-backed securities, held to maturity, are summarized as follows:


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

7) LOANS RECEIVABLE
     Loans receivable are summarized as follows:
------------------------------------------------------------


                                            DECEMBER 31,
                                         1997          1996
---------------------------------------------------------------
Mortgage loans:
  One- to four-family..............  $251,223,467   201,110,161
  Multi-family.....................    13,595,803    13,462,720
  Commercial.......................     3,499,322     3,559,006
  Construction and development.....    10,298,859     8,987,778
                                     ------------   -----------
Total mortgage loans...............   278,617,451   227,119,665
                                     ------------   -----------
Other loans:
  Commercial warehouse line of
    credit.........................        17,269     1,229,234
  Credit card......................     1,711,537     1,917,809
  Second mortgages and home equity
    lines of credit................    14,211,633    12,110,511
  Other............................     1,144,608     1,167,323
                                     ------------   -----------
Total other loans..................    17,085,047    16,242,877
                                     ------------   -----------
Total loans receivable.............   295,702,498   243,544,542
                                     ------------   -----------
Less:
  Loans in process.................     3,042,566     2,157,754
  Net deferred yield adjustments...    (1,703,300)   (1,288,317)
  Allowance for loan losses........       731,683       859,922
                                     ------------   -----------
Loans receivable, net..............  $293,631,549   241,815,183
                                     ============   ===========
Weighted average interest rate.....          7.88%         7.93%
                                     ============   ===========
---------------------------------------------------------------


     During the current year, the Company sold mortgage loans to the Federal National Mortgage Association, while retaining servicing, realizing proceeds of $4,269,793, gross gains of $18,982 and gross losses of $8,427. The Company recorded an additional gain of $30,946 on these sales, from the establishment of a mortgage servicing right asset in accordance with SFAS No. 122. During the years ended December 31, 1997, 1996 and 1995, the Company amortized $23,577, $14,925 and $3,324 of mortgage servicing rights against current servicing fee income. In addition, the Company sold a participating interest in mortgage loans to third party investors, realizing proceeds of $742,081 at no gain or loss.
     At December 31, 1997, 1996 and 1995, loans serviced for others amounted to $43,988,489, $41,269,040 and $36,935,216 respectively.
     Activity in the allowance for loan losses is summarized as follows:
------------------------------------------------------------


                                       YEARS ENDED DECEMBER 31,
                                       1997       1996      1995
------------------------------------------------------------------
Balance, beginning of year.........  $ 859,922   711,787   697,519
Provision for loan losses..........    180,000   192,680    76,700
Charge-offs........................   (319,418) (115,199)  (62,744)
Recoveries.........................     11,179    70,654       312
                                     ---------   -------   -------
Balance, end of year...............  $ 731,683   859,922   711,787
                                     =========   =======   =======
------------------------------------------------------------------



     During the year ended December 31, 1997, the Bank was able to resolve an ongoing matter relating to a bankruptcy filing on a construction loan with a balance of $498,000. Net proceeds received from the bankruptcy trustee amounted to $316,000 resulting in a charge-off of $182,000 during the current year. The amount charged-off had been specifically reserved by the Bank in preceding periods and the loan balance had been carried as a nonaccrual loan. The remaining balance of charge-offs for the year ended December 31, 1997, as well as the prior two year periods, resulted primarily from credit card loans.
     The balance of nonaccrual loans at December 31, 1997 and 1996 was approximately $1,345,000 and $890,000 respectively.
     For the years ended December 31, 1997 and 1996, gross interest income which would have been recorded had the non-accruing loans been current in accordance with their original terms amounted to approximately $118,500 and $75,200 respectively.
     Loans to directors and executive officers aggregated $1,489,000 at December 31, 1997 and $1,132,000 at December 31, 1996. Such loans are made on the same terms as those for other loan customers.



Activity in loans to directors and executive officers for the year ended December 31, 1997 is summarized as follows:



Balance, beginning of year                                   $ 1,132,000

Loans disbursed                                                  708,000

Principal repayments                                            (351,000)
                                                             -----------

Balance, end of year                                         $ 1,489,000
                                                             ===========

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

11) BORROWED MONEY
     Borrowed money is summarized as follows:
------------------------------------------------------------


                                    DECEMBER 31, 1997        DECEMBER 31, 1996
                                  WEIGHTED                 WEIGHTED
                                  AVERAGE                  AVERAGE
                                    RATE       AMOUNT        RATE       AMOUNT
---------------------------------------------------------------------------------
Secured advances from the
 FHLB--Chicago:
 Open line--variable rate........   5.83%    $ 3,500,000       --%    $        --
 Maturing in 1997--fixed rate....     --              --     5.67      27,500,000
 Maturing in 1998--fixed rate....   5.92      18,000,000     5.87      15,000,000
 Maturing in 1999--fixed rate....   6.04      12,000,000     6.28       7,000,000
 Maturing in 2000--fixed rate....   6.28      16,000,000       --              --
 Maturing in 2001--fixed rate....   6.40      11,000,000     6.65       6,000,000
 Maturing in 2002--fixed rate....   5.80      15,700,000       --              --
Secured advance from American
 National Bank:
 Line of credit..................   5.65       5,000,000       --              --
Securities sold under agreements
 to repurchase:
 Maturing in January, 1997.......   5.80              --     5.80       7,438,000
 Maturing in January, 1998.......   6.05       3,844,000       --              --
                                             -----------              -----------
                                             $85,044,000              $62,938,000
                                             ===========              ===========
Weighted average interest rate...                   6.03%                    5.89%
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
                             =======
-----------------------------------------------------------------



     The weighted average fair value of options granted during the years ended December 31, 1997, 1996 and 1995 was $37.86, $19.77 and $17.92, respectively.
As of December 31, 1997, the weighted average exercise price for options outstanding was $18.06 with a weighted average remaining contractual life of 6.7 years.


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
                                   =========   =======   =======
----------------------------------------------------------------

     The approximate tax effect of temporary differences that give rise to the Company's net deferred tax liability at December 31, 1997 and 1996 under SFAS 109 is as follows:
------------------------------------------------------------


DECEMBER 31, 1997                 ASSETS    LIABILITIES     NET
------------------------------------------------------------------
Loan fees deferred for
  financial reporting purposes,
  net of costs.................  $     --     (718,820)   (718,820)
Nondeductible incentive and
  retirement plan expense......    56,035           --      56,035
Nondeductible deferred
  directors fees...............    64,670           --      64,670
Accelerated book
  depreciation.................    52,505           --      52,505
Bad debt reserves established
  for financial reporting
  purposes.....................   269,200           --     269,200
Increases to tax bad debt
  reserves since January 1,
  1988.........................        --     (556,130)   (556,130)
Unrealized gain on securities
  available for sale...........        --     (102,273)   (102,273)
Other..........................        --      (39,680)    (39,680)
                                 --------   ----------    --------
  Total........................  $442,410   (1,416,903)   (974,493)
                                 ========   ==========    ========
------------------------------------------------------------------
Loan fees deferred for
  financial reporting purposes,
  net of costs.................  $     --     (538,100)   (538,100)
Nondeductible incentive and
  retirement plan expense......    73,705           --      73,705
Nondeductible deferred
  directors fees...............    41,457           --      41,457
Accelerated book
  depreciation.................    61,205           --      61,205
Bad debt reserves established
  for financial reporting
  purposes.....................   137,185           --     137,185
Increases to tax bad debt
  reserves since January 1,
  1988.........................        --     (556,130)   (556,130)
Unrealized loss on securities
  available for sale...........   208,562           --     208,562
Other..........................        --      (36,880)    (36,880)
                                 --------   ----------    --------
  Total........................  $522,114   (1,131,110)   (608,996)
                                 ========   ==========    ========
------------------------------------------------------------------

 15) REGULATORY CAPITAL REQUIREMENTS


     The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum total requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices.



     To be categorized as adequately capitalized, the Bank must maintain a minimum regulatory tangible capital ratio equal to 1.5% of total adjusted assets, a minimum 3.0% core capital ratio and an 8.0% risk-based capital ratio. For purposes of the regulation, the core and tangible capital of Suburban Federal Savings, A Federal Savings Bank is defined as stockholders' equity, adjusted for investments in non-includable subsidiaries, certain intangible assets, and net unrealized gains and losses on securities available for sale (other than unrealized losses in equity securities), net of taxes. Adjusted total assets are the Bank's total assets as determined under generally accepted accounting principles, adjusted for assets of non-includable subsidiaries, certain intangible assets, and net unrealized gains and losses on securities available for sale, net of taxes.



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


     The Bank, according to federal regulatory standards, is well-capitalized under the regulatory framework for prompt corrective action.


     At December 31, 1997 and 1996, the Bank's regulatory equity capital was as follows:
------------------------------------------------------------

                            TANGIBLE        CORE      RISK-BASED
DECEMBER 31, 1997            CAPITAL           CAPITAL
----------------------------------------------------------------
Stockholders' equity.....  $26,234,637   26,234,637   26,234,637
Investment in and
  advances to
  nonincludable
  subsidiary.............      (73,957)     (73,957)     (73,957)
Deposit base
  intangible.............      (87,448)     (72,858)     (72,858)
Unrealized loss on
  securities available
  for sale, net of
  taxes..................       24,264       24,264       24,264
General loss
  allowances.............           --           --      708,428
                           -----------   ----------   ----------
Regulatory capital
  computed...............   26,097,496   26,112,086   26,820,514

Minimum capital
  requirement for capital
  adequacy purposes......    6,530,220   13,060,440   15,715,360
                           -----------   ----------   ----------

Minimum capital
  requirement to be well-
  capitalized under prompt
  corrective action
  provisions.............  10,883,700    21,767,400   19,644,200
                           ===========   ==========   ==========


Computed capital ratio...         5.99%        5.99%       13.65%
Minimum capital ratio
  for capital adequacy
  purposes...............         1.50%        3.00%        8.00%
                           -----------   ----------   ----------
Minimum capital ratio
  to be well-capitalized
  under prompt corrective
  action provisions......         2.50%        5.00%       10.00%
                           ===========   ==========   ==========



At December 31, 1997, adjusted total assets were $435,300,000 and risk-weighted assets were $196,442,000.
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
                                                    ===========
---------------------------------------------------------------

        SuburbFed Financial Corp. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
---------------------------------------------------------------------

------------------------------------------------------------


                            TANGIBLE        CORE      RISK-BASED
DECEMBER 31, 1996            CAPITAL      CAPITAL      CAPITAL
----------------------------------------------------------------
Stockholders' equity.....  $23,190,547   23,190,547   23,190,547
Investment in and
  advances to
  nonincludable
  subsidiary.............      (99,402)     (99,402)     (99,402)
Deposit base
  intangible.............     (126,263)     (78,847)     (78,847)
Unrealized loss on
  securities available
  for sale, net of
  taxes..................      355,646      355,646      355,646
General loss
  allowances.............           --           --      361,010
                           -----------   ----------   ----------
Regulatory capital
  computed...............   23,320,528   23,367,944   23,728,954
Minimum capital
  requirement for capital
  adequacy purposes......    6,026,745   12,054,900   15,457,040
                           ===========   ==========   ==========
Minimum capital requirement
  to be well-capitalized
  under prompt corrective
  action provisions......   10,044,575   20,091,500   19,321,300
                           ===========   ==========   ==========
Computed capital ratio...         5.80%        5.82%       12.28%
Minimum capital for capital
  adequacy purposes......         1.50         3.00         8.00
                           -----------   ----------   ----------
Minimum capital ratio
  to be well-capitalized
  under prompt corrective
  action provisions               2.50%        5.00%       10.00%
                           ===========   ==========   ==========



At December 31, 1996, adjusted total assets were $401,800,000 and risk-weighted assets were $193,213,000.
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

     The fair value of the Company's off-balance-sheet is nominal. The estimated fair value of the Company's financial instruments at December 31, 1997 and 1996 are as follows:

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
------------------------------------------------------------


                                               DECEMBER 31,
   STATEMENTS OF FINANCIAL CONDITION        1997          1996
-----------------------------------------------------------------
ASSETS
Cash and cash equivalents..............  $   490,455      185,267
Investment securities available for
  sale.................................    1,125,273    1,299,473
Trading securities.....................    1,740,883    1,361,638
Loans receivable.......................      165,524      262,888
Equity investment in the Bank..........   26,245,454   23,687,529
Accrued interest receivable............       16,021       17,209
Prepaid expenses and other assets......       61,741       91,211
                                         -----------   ----------
                                          29,845,351   26,905,215
                                         ===========   ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES:
Accrued taxes and other liabilities....      327,421      154,552
                                         -----------   ----------
STOCKHOLDERS' EQUITY:
Common stock...........................       13,712       13,653
Additional paid-in capital.............    8,470,409    8,332,710
Retained earnings......................   22,407,548   20,021,403
Unrealized gain on securities available
  for sale.............................      231,446       64,459
Treasury stock.........................   (1,605,185)  (1,681,562)
                                         -----------   ----------
  Total stockholders' equity...........   29,517,930   26,750,663
                                         -----------   ----------
                                         $29,845,351   26,905,215
                                         ===========   ==========
-----------------------------------------------------------------


------------------------------------------------------------


                                            DECEMBER 31,
    STATEMENTS OF EARNINGS          1997        1996        1995
-------------------------------------------------------------------
Interest income................  $  128,036     158,148     212,204
Gain on sale of investment
  securities, net..............     325,743     108,343     130,778
Unrealized gain on trading
  securities...................     459,972     197,292     230,310
Non-interest income............           7          --         953
Non-interest expense...........    (580,067)   (397,313)   (351,032)
                                 ----------   ---------   ---------
Net income before income taxes
  and equity in earnings of
  subsidiaries.................     333,691      66,470     223,213
Benefit from (provision for)
  income taxes.................    (101,300)      4,700     (56,000)
                                 ----------   ---------   ---------
Net income before equity in
  earnings of subsidiaries.....     232,391      71,170     167,213
Equity in earnings of
  subsidiaries.................   2,557,925     980,927   1,651,234
                                 ----------   ---------   ---------
  Net income...................  $2,790,316   1,052,097   1,818,447
                                 ==========   =========   =========
-------------------------------------------------------------------

        SuburbFed Financial Corp. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
---------------------------------------------------------------------

                                                                    YEARS ENDED DECEMBER 31,
STATEMENTS OF CASH FLOWS                                         1997         1996         1995
--------------------------------------------------------------------------------------------------
Operating activities:
  Net income................................................  $ 2,790,316   1,052,097    1,818,447
  Equity in earnings of the Bank............................   (2,557,925)   (980,927)  (1,651,234)
  Unrealized gain on trading securities.....................     (459,972)   (197,292)    (230,310)
  Gain on sale of investment and mortgage-backed
     securities.............................................      (16,978)         --       (6,994)
  Gain on sale of trading securities........................     (308,765)   (108,343)    (123,784)
  Proceeds from sales of trading account securities.........    1,375,345     756,646      752,934
  Purchase of trading account securities....................     (887,978)   (497,995)    (602,040)
  Decrease in accrued interest receivable...................        1,188       7,455       14,954
  (Increase) decrease in prepaid expenses and other
     assets.................................................       68,978     (19,465)     (26,925)
  Increase (decrease) in accrued taxes and other
     liabilities............................................       42,880      (3,384)      48,727
                                                              -----------   ---------   ----------
Net cash provided by (for) operating activities.............       47,089       8,792       (6,225)
                                                              -----------   ---------   ----------
Investing activities:
  Proceeds from sales of investment securities,
   available for sale.......................................      693,249     200,000    1,110,538
  Proceeds from redemption of investment securities,
   available for sale.......................................        4,388      10,418        2,016
  Purchase of investment securities, available for sale.....     (335,000)   (149,995)    (150,000)
  Proceeds from sales of mortgage-backed securities,
   available for sale.......................................           --          --      188,582
  Purchase of mortgage-backed securities,
   available for sale.......................................           --          --       (1,299)
  Loan repayments...........................................       97,364      96,705       96,118
                                                              -----------   ---------   ----------
Net cash provided by investing activities...................      460,001     157,128    1,245,955
                                                              -----------   ---------   ----------
Financing activities:
  Proceeds from sale of treasury stock......................      118,330          --           --
  Purchase of treasury stock................................           --    (648,937)  (1,032,625)
  Proceeds from exercise of stock options...................       82,968     122,644           --
  Payment in lieu of issuing fractional shares..............           --          --       (1,518)
  Dividends received from Bank..............................           --          --      600,000
  Dividends paid on common stock............................     (403,200)   (404,046)    (418,673)
                                                              -----------   ---------   ----------
Net cash provided for financing activities..................     (201,902)   (930,339)    (852,816)
                                                              -----------   ---------   ----------
Net change in cash and cash equivalents.....................      305,188    (764,419)     386,914
Cash and cash equivalents at beginning of year..............      185,267     949,686      562,772
                                                              -----------   ---------   ----------
Cash and cash equivalents at end of year....................  $   490,455     185,267      949,686
                                                              ===========   =========   ==========
--------------------------------------------------------------------------------------------------